An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

As filed with the Securities and Exchange Commission on May 6, 2021.

PART II - INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular dated May 6, 2021

ReAlpha Asset Management, Inc.

7,500,000 shares of Common Stock

Address:

6515 Longshore Loop, Suite 100

Dublin, OH 43017

ReAlpha Asset Management, Inc. (“we” or the “Company”), a Delaware corporation (together with its affiliates, “ReAlpha”), is offering up to 7,500,000 shares of our common stock (the “Offering”). The Company’s sole current stockholder will not sell any shares of common stock in this Offering. There is no required minimum number of securities or amount of proceeds that must be sold as a condition to completion of the Offering. The common stock is being offered on a “best-efforts maximum” basis.

We are selling our common stock priced in U.S. dollars. We intend to make our stock in order to purchase shares of our common stock, a new potential purchaser must first create an account on the website of our VStock Transfer Agent. This can be done directly on the website of the VStock Transfer Agent, or it can be done through a link to the VStock Transfer Agent’s website from within the ReAlpha Asset Management Platform. Purchasers must also pay any applicable transaction fee. All proceeds for the sale of our common stock will be held in escrow until the Company decided to use the proceeds. We will use North Capital Trust as an escrow agent in connection with this Offering. Upon the closing of the Offering, our VStock Transfer Agent will record the issuance of each share of common stock to the relevant purchasers, and we will release the escrowed proceeds to us. If the Offering is terminated or expires prior to the closing of the Offering and no shares of our common stock have been issued, we will release the escrowed proceeds back to the relevant purchasers. Escrowed proceeds will be released back in the amount and form of payment that was made on the original date of payment. If the Offering is terminated or expires for any reason or if we reject a purchaser’s subscription for any reason, and no shares of our common stock have been issued to such purchaser, we will not have any obligation to such purchaser except to return such purchaser’s subscription payment in the form of payment that was used by the participant on the original payment date.

The Offering will commence within two calendar days following the qualification of the Offering. The Offering will terminate at the date which is one year after this Offering is qualified by the U.S. Securities and Exchange Commission (which we refer to as the “SEC” or the “Commission”), or the date on which this Offering is earlier terminated by the Company in its sole discretion (which we refer to as the “Termination Date”).

See the section titled “Risk Factors” beginning on page 3 to read about factors you should consider before buying shares of our Class A common stock.

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this offering circular is accurate or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Initial offering price	$10.00	$75,000,000
Proceeds to ReAlpha Asset Management, Inc., before expenses	$9.8873	$74,155,000

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the Offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

For more information concerning the procedures of the Offering, please refer to “Plan of Distribution” beginning on page 55.

We are following the “Offering Circular” disclosure format under Regulation A.

The date of this offering circular is May 6, 2021.

TABLE OF CONTENTS

Page
OFFERING SUMMARY	1
RISK FACTORS	3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	25
BUSINESS
MANAGEMENT	28
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	30
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PRINCIPAL AND SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION	55
LEGAL MATTERS	60
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION	60
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

We have not authorized anyone to provide any information or to make any representations other than those contained in this offering circular or in any “testing the waters” materials we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

To the extent the information in this offering circular, without regard to any “testing the waters” materials, conflicts with, or differs from, the information provided in any “testing the waters” materials, the information in this offering circular, again without regard to any “testing the waters” materials, supersedes and replaces any such conflicting or differing information.

We and the selling stockholders are offering to sell shares of our common stock, and are seeking offers to buy shares of our common stock, only in jurisdictions where such offers and sales are permitted. The information contained in this offering circular is current only as of its date.

i

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this offering circular and any accompanying offering circular supplements, which we refer to collectively as the “offering circular.” You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with different information. This offering circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this offering circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This offering circular is part of an offering statement that we filed with the SEC, using a continuous offering process. Periodically, as we make material developments, we will provide an offering circular supplement that may add, update or change information contained in this offering circular. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Where You Can Find Additional Information” on page 60 for more details.

The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov.

We will be permitted to make a determination that the purchasers of stock in this offering are “qualified purchasers” in reliance on the information and representations provided by the purchaser regarding the purchaser’s financial situation. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

ii

STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Our common stock is being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act of 1933, as amended (“Securities Act”)). As a Tier 2 Offering pursuant to Regulation A under the Securities Act, also known as “Reg A+”, this Offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our common stock offered hereby is offered and sold only to “qualified purchasers” or at a time when our common stock is listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D; and (ii) all other investors so long as their investment in our common stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). However, our common stock is being offered and sold only to those investors that are within the latter category (i.e., investors whose investment in our common stock does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor.” Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1.	an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or
2.	earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

iii

OFFERING SUMMARY

This offering summary highlights material information regarding our common stock, our business and this offering. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire offering circular carefully, in particular the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes relating to those consolidated financial statements included elsewhere in this offering circular before making a decision to invest in our common stock.

Unless the context requires otherwise, in this offering circular, the terms “we,” “us,” “our,” and “ReAlpha” to include the Company, together with its affiliates, and “Company” refer to ReAlpha Management, Inc.,

Securities being offered:

The Company is offering up to 7,500,000 shares of Common Stock during the 12 months after the SEC approval of this filing.

Broker:

We will enter into an agreement with The Dalmore Group, which is acting as our soliciting agent and executing broker in connection with our Common Stock Offerings. The Dalmore Group is a broker-dealer registered with the Commission and which will be registered in each state where our Common Stock Offerings will be made prior to the launch of each such Offering and with such other regulators as may be required to execute the sale transactions and provide related services in connection with our Common Stock Offerings. The Dalmore Group is a member of the Financial Industry Regulatory Authority, Inc., or FINRA, and the Securities Investor Protection Corporation, or SIPC.

Broker fees:

We will pay The Dalmore Group a brokerage fee equal to 1% of the amount raised through this Offering Circular. Notwithstanding the foregoing, The Dalmore Group will not receive any fee on funds raised from the sale of any interests to the Manager, its affiliates or the sellers of any Common Stock.

Restrictions on investment:

Each investor must be a “qualified purchaser.” The Manager may, in its sole discretion, decline to admit any prospective investor, or accept only a portion of such investor’s subscription, regardless of whether such person is a “qualified purchaser.” Furthermore, the Manager anticipates only accepting subscriptions from prospective investors located in states where The Dalmore Group is registered.

Generally, no sale may be made to you in any of our Common Stock Offerings if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Escrow account:

The subscription funds advanced by prospective investors as part of the subscription process will be held in a non-interest-bearing escrow account with North Capital Private Securities Corporation, acting as the Escrow Agent.

If and when the Escrow Agent has received instructions from the Manager that an Offering will close and the investor’s subscription is to be accepted (either in whole or part), the Escrow Agent will disburse such investor’s subscription proceeds in its possession to the account of AMI.

If any Offering is terminated without a closing, or if a prospective investor’s subscription is not accepted or is cut back due to oversubscription or otherwise, such amounts placed into escrow by prospective investors will be returned promptly to them without interest. Any costs and expenses associated with a terminated Offering will be borne by our Manager.

Offering period:

There will be a separate closing, or closings, with respect to each Offering. An initial closing of an Offering will occur on the earliest to occur of (i) the date subscriptions for the maximum number of shares have been accepted or (ii) a date determined by the Manager in its sole discretion. If a closing has not occurred, an Offering will be terminated upon (i) the date which is one year from the date this Offering Circular is qualified by the Commission, which period may be extended by an additional six months by the Manager in its sole discretion, or (ii) any date on which the Manager elects to terminate the Offering in its sole discretion, such date not to exceed the date which is 12 months from the date such Offering Circular or amendment thereof, as applicable, is qualified by the Commission.

Use of proceeds to issuer:

The proceeds received in the Offering will be applied in the following order of priority of payment:

●	Brokerage Fee: A brokerage fee equal to 1% of the amount raised through an Offering. Notwithstanding the foregoing, The Dalmore Group will not receive any fee on funds raised from the sale of Common Stock to the Manager, and its affiliates;
●	Offering Expenses: We will reimburse the Manager for Offering expenses actually incurred in connection with this Offering Circular in an amount up to 6% of gross Offering proceeds. In general, these costs include legal, accounting, escrow, filing and compliance costs, as applicable;
●	Acquisition Expenses: In general, these expenses include all fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, appraisal, development and acquisition of the properties;
●	Acquisition Cost of the Underlying Properties: Actual cost of the underlying property paid to property seller;
●	Renovation Cost: The expense to renovate acquired properties to a STR standard; and
●	STR Listing Costs: Furniture cost, Airbnb’s marketing cost
●	Towards general management and administrative expenses of the AMI and its Manager.

The Manager will be responsible for all Offering expenses related to this Offering Circular and will be reimbursed by the Company through the proceeds of this Offering for expenses actually incurred in an amount up to 6% of gross Offering proceeds.

RISK FACTORS

An investment in our shares involves risks. You should carefully consider the following information about these risks, together with the other information contained in this Circular, before investing in our shares.

We have a limited operating history and may not be able to operate our business successfully or generate sufficient cash flows to make or sustain distributions to our stockholders.

We have a limited operating history. As a result, an investment in our Common Stock may entail more risk than an investment in the common stock of a real estate company with a substantial operating history. If we are unable to operate our business successfully, we would not be able to generate sufficient cash flow to make or sustain distributions to our stockholders, and you could lose all or a portion of the value of your ownership in our Common Stock. Our ability to successfully operate our business and implement our operating policies and investment strategy depends on many factors, including:

●	our ability to effectively manage renovation, maintenance, marketing and other operating costs for our properties;
●	economic conditions in our markets, including changes in employment and household earnings and expenses, as well as the condition of the financial and real estate markets and the economy, in general;
●	our ability to maintain high occupancy rates and target rent levels;
●	the availability of, and our ability to identify, attractive acquisition opportunities consistent with our investment strategy;
●	our ability to compete with other investors entering the sector for short-term single-family properties;
●	costs that are beyond our control, including title litigation, litigation with Guests, legal compliance, real estate taxes, HOA fees and insurance;
●	judicial and regulatory developments affecting landlord-Guest relations that may affect or delay our ability increase rental rates;
●	reversal of population, employment or homeownership trends in our markets; and
●	interest rate levels and volatility, such as the accessibility of short-term and long-term financing on desirable terms.

In addition, we face significant competition in acquiring attractive properties on advantageous terms, and the value of the properties that we acquire may decline substantially after we purchase them.

Our business, results of operations, financial condition, and cash flows may be adversely affected by pandemics and outbreaks of infectious disease, particularly the ongoing COVID-19 pandemic.

Pandemics, such as the current COVID-19 pandemic, and outbreaks of infectious disease may adversely impact our business, results of operations, financial condition, and cash flows. The ongoing COVID-19 outbreak in the United States has led entities directed by, or notionally affiliated with, the Federal government as well as certain states and cities, including those in which we own properties and where our principal places of business are located, to impose and continue to implement measures intended to control the spread of COVID-19, including instituting quarantines, restrictions on travel, “shelter in place” rules, and restrictions on types of business that may continue to operate. We depend on rental revenues and other property income from residents for substantially all of our revenues. The COVID-19 outbreak, as well as continuing measures taken by governmental authorities and private actors to limit the spread of this virus or mitigate its impact, are interfering with the ability of some of our residents to meet their lease obligations and make their rent payments on time or at all.

In addition, entities directed by, or notionally affiliated with, the Federal government as well as some state and local jurisdictions across the United States, have imposed temporary eviction moratoriums if certain criteria are met by residents, are allowing residents to defer missed rent payments without incurring late fees, and are prohibiting rent increases. Jurisdictions and other local and national authorities may expand or extend measures imposing restrictions on our ability to enforce residents’ contractual rental obligations and limiting our ability to increase rents. While such measures are likely to enable residents to stay in their homes despite an inability to pay because of financial or other hardship stemming from the pandemic, they are likely to continue to result in loss of rental income and other property income. We cannot predict if states, municipalities, local, and/or national authorities will expand existing restrictions, if additional states or municipalities will implement similar restrictions, or when restrictions currently in place will expire.

Additionally, COVID-19 and related containment measures may also continue to interfere with the ability of our associates, suppliers, and other business partners to carry out their assigned tasks or supply materials, services, or funding (in the case of our Revolving Facility (see definition in Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources”)) at ordinary levels of performance relative to the conduct of our business.

Business continuity and disaster recovery issues which may result from the current COVID-19 pandemic or any future pandemic could materially interrupt our business operations. In accordance with phased re-opening guidelines and the ongoing spread of COVID-19 cases in certain states where we operate, the majority of our associates based at our headquarters and local offices continue working remotely. An extended period of remote work arrangements could strain our business continuity plans, introduce operational risk, including, but not limited to cybersecurity risks, and impair our ability to manage our business.

A significant outbreak of infectious disease in the human population or pandemic may result, and the COVID-19 pandemic has resulted, in a widespread health crisis adversely affecting the economies and financial markets of many countries, resulting in an economic downturn that could negatively affect our business, results of operations, and financial condition.

The COVID-19 pandemic, or a future pandemic, could also have material and adverse effects on our ability to successfully operate our business and on our financial condition, results of operations and cash flows due to, among other factors:

●	demand for single-family rental properties decreasing substantially and/or occupancy decreasing materially;
●	inability of residents of our investment properties to meet their lease obligations has reduced and may continue to reduce our cash flows, and the resulting impact on rental and other property income could impact our ability to make all required debt service payments and to continue paying dividends to our stockholders at expected levels or at all. For example, our securitized financings require that monthly cash collections from their respective property collateral pools be controlled by the servicer until monthly debt service payments and property management fees are paid and escrow reserves are funded. So long as we remain in compliance with certain covenants contained in the underlying loan agreements, after such monthly payments are made the servicer releases all residual net cash flow to us. This residual net cash flow represents a material portion of our cash flows. If the property collateral pools experience higher rates of resident defaults or delinquencies, these covenants may not be achieved. This would result in the servicer holding all residual net cash flow from any collateral pool that does not meet the covenant requirements, net of a monthly funding to us for budgeted operating expenses, in blocked collateral accounts for the benefit of the securitized lender rather than being made available to us. Our lack of access to the net cash flow from securitized collateral pools could have a material adverse effect on our business, results of operations and financial condition;
●	a general decline in business activity and demand for real estate transactions could adversely affect (1) our ability to acquire or dispose of single-family homes on terms that are attractive or at all and (2) the value of our homes and our business such that we may recognize impairment on the carrying value of our investments in single-family residential properties and other assets subject to impairment review, including, but not limited to, goodwill;
●	difficulty accessing debt and equity capital on attractive terms, or at all, impacts to our credit ratings, and a severe disruption of, and/or instability in, the global financial markets or deteriorations in credit and financing conditions may affect our access to capital necessary to fund business operations, including acquisitions, or address maturing liabilities on a timely basis;
●	the financial impact of the COVID-19 pandemic could negatively impact our future compliance with financial covenants of our Credit Facility (see definition in Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources”) and other debt agreements and result in a default and potentially an acceleration of indebtedness, which non-compliance could negatively impact our ability to make additional borrowings under our Revolving Facility or to exercise extension options on our mortgage loans and our Credit Facility;

●	a deterioration in our ability to operate in affected areas or delays in the supply of products or services by vendors that are needed for our efficient operations; and
●	the potential negative consequences for the health of our associates, particularly if a significant number of them are impacted, could result in a deterioration in our ability to ensure business continuity during this disruption.

The extent to which the COVID-19 pandemic ultimately impacts our operations depends on ongoing developments, which remain highly uncertain and cannot be predicted with confidence, including the scope, severity, and duration of the pandemic, the extent and duration of actions taken to contain the pandemic or mitigate its impact, the availability of an effective vaccine and therapeutic drugs and the effectiveness of the distribution of any such vaccines and therapeutic drugs, and the direct and indirect economic effects of the pandemic, containment measures, monetary and/or fiscal policies implemented to provide support or relief to businesses and/or residents, and other government, regulatory, and/or legislative changes precipitated by the COVID-19 pandemic, among others.

The ongoing development and fluidity of this situation precludes any prediction as to the full adverse impact of the COVID-19 pandemic. Nevertheless, the COVID-19 pandemic presents material uncertainty and risk with respect to our financial condition, results of operations, cash flows and performance. While we have taken steps to mitigate the impact of the pandemic on our results of operations, there can be no assurance that these efforts will be successful.

Risks Related to an Investment in our Company

Because we are limited in the amount of funds we can raise, we will be limited in the number and type of investments we make and the value of your investment in us will fluctuate with the performance of the specific assets we acquire.

This Offering is being made on a “best efforts maximum” basis and we may begin to invest net proceeds from this Offering only upon raising at least $1,000,000 in the first 12 months.

Further, under Regulation A, we are only allowed to raise up to $75,000,000 in any 12-month period (although we may raise capital in other ways). The amount of proceeds we raise in this Offering may be substantially less than the amount we would need to achieve a diversified portfolio of investments, even if we are successful in raising the maximum Offering amount.

If we are unable to raise substantial funds, we will make fewer investments resulting in less diversification in terms of the type, number, and size of investments that we make. In that case, the likelihood that any single asset’s performance would adversely affect our profitability will increase. Your investment in shares of our Common Stock will be subject to greater risk to the extent that we lack a diversified portfolio of investments. Further, we will have certain fixed operating expenses, including certain expenses as a public reporting company, regardless of whether we are able to raise substantial funds in this Offering.

Our Manager’s liability is limited under the management agreement, and we have agreed to indemnify our Manager against certain liabilities. As a result, we could experience poor performance or losses for which our Manager would not be liable.

Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our Board of Directors in following or declining to follow its advice or recommendations. Under the terms of the management agreement, our Manager, its officers, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing services to our Manager will not be liable to us, any subsidiary of ours, our stockholders or partners or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement pursuant to a final unappealable judgment.

Risks Related to this Offering and Our Corporate Structure

Investors in this Offering may purchase shares at a higher price than the price of shares at the time of closing and will not have the right to withdraw their subscription, even if the price decreases.

We set our initial Offering price at $10.00 per share of Common Stock, which is the purchase price of our Common Stock as of the date of this Offering Circular is qualified by the SEC and for the next 12 months. Thereafter, the per share purchase price in this Offering will be adjusted every fiscal quarter as of January 1, April 1, July 1 and October 1 of each year (or as soon as commercially reasonable and announced by us thereafter). Because we base the purchase price for the shares of our Common Stock on the date on which the investor’s subscription is initially submitted, it is possible that the applicable purchase price is higher than the price of the shares at the Closing Date.

Subscriptions in this Offering may be postponed for up to 12months and investors will not have a right during that time to withdraw their commitment or receive a return of their subscription payment from the Company prior to the acceptance of their subscription agreement or prior to the Closing Date.

During the 12-month period from the date the investor submits its subscription payment, if the Company decides to postpone an investor’s subscription, the investors will not have the right to withdraw their commitment or receive a return of their subscription payment from the Company prior to the acceptance of their subscription agreement or prior to the Closing Date, subject to the Company’s discretion. Additionally, the investors will have no rights as stockholders of the Company, including voting and dividend rights, until their subscription agreements have been accepted by the Company.

No public trading market for our shares currently exists, so it may be difficult for you to sell your shares and, if you are able to sell your shares, you may have to sell them at a substantial discount to the Offering price.

We are not required to effectuate a liquidity event by any specific date. In addition, our bylaws do not require us to list our shares for trading on a securities exchange by a specified date or at all. There is currently no public market for our shares and there may never be. Any subsequent sale of shares of our Common Stock must comply with applicable state and federal securities laws. In addition, our bylaws contain certain restrictions on the beneficial ownership of shares in order to avoid being deemed “plan assets” under Title I of ERISA. If you are able to sell your shares, you may have to sell them at a discount to their Offering price. It is also likely that your shares will not be accepted as the primary collateral for a loan. You should purchase our shares only as a long-term investment because of the illiquid nature of the shares.

We may offer an incentive of free stays during vacant days for the investors.

Our Manager nor this Company will guarantee the availability of the free-stays given through the incentive plan. The free-stays are being made available, on a “best efforts” basis, which means that the Company is only required to use its good faith efforts and reasonable diligence to offer the free-stays and has no firm commitment or obligation to fulfil the incentives given to investors. The Company, and our Manager, acknowledge that there is currently no supply of vacant days in our properties to satisfy the investors and the incentives. The Company is currently intending on having the needed supply of properties available by 2025. The Company intends to build a reservation system for booking with clear demarcation of black-out dates. During those black-out dates the free-stay will not be able to be used.

Our stockholders’ interest in us will be diluted if we issue additional shares, which could reduce the overall value of their investment.

Potential investors in this Offering will not have preemptive rights to any shares we issue in the future. We may only issue up to $75,000,000 in shares of Common Stock pursuant to this Offering in any 12-month period (although we may raise capital in other ways). Our Board of Directors may increase the number of authorized shares of capital stock or other securities without stockholder approval. After your purchase in this Offering, our Board of Directors may elect to (i) sell additional shares in this or future Offerings; (ii) issue equity interests in private Offerings; or (iii) otherwise issue additional shares of our capital stock. To the extent we may issue additional equity interests after your purchase in this Offering, your percentage ownership interest in us would be diluted. In addition, depending upon the terms and pricing of any additional Offerings, the use of the proceeds and the value of our real estate investments, you may also experience dilution in the value of your shares and in the earnings and dividends per share.

Although we will not currently be afforded the protection of the Delaware General Corporation Law relating to deterring or defending hostile takeovers, our Board of Directors could opt into these provisions of Delaware law in the future, which may discourage others from trying to acquire control of us and may prevent our stockholders from receiving a premium price for their shares in connection with a business combination.

Under Delaware law, “business combinations” between a Delaware corporation and certain interested stockholders or affiliates of interested stockholders are prohibited for three years after the most recent date on which the interested stockholder, becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Also, under Delaware law, control shares of a Delaware corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation, or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. Should our Board of Directors opt into these provisions of Delaware law, it may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. Similarly, provisions of Title 8, Section 203 of the Delaware General Corporation Law could provide similar anti-takeover protection.

Risks Related to Our Business and Industry

Our operating results are subject to general economic conditions and risks associated with the LLCs’ real estate assets.

Our operating results are subject to risks generally incident to the ownership and rental of residential real estate, many of which are beyond our control, including, without limitation:

●	changes in national, regional or local economic, demographic or real estate market conditions;
●	changes in job markets and employment levels on a national, regional and local basis;
●	declines in the value of residential real estate;
●	overall conditions in the housing market, including:
●	macroeconomic shifts in demand for rental homes;
●	inability to short-term rent homes to Guests on a timely basis, on attractive terms, or at all;
●	failure of Guests to pay rent when due or otherwise perform their short-term rental obligations;
●	unanticipated repairs, capital expenditures, weather events and possible damages from them, or other costs;
●	uninsured damages;
●	increases in property taxes, homeowners’ association (HOA) fees and insurance costs;
●	level of competition for suitable short-term rental homes;
●	terms and conditions of purchase contracts;
●	costs and time period required to convert acquisitions to short-term rental homes;
●	changes in interest rates and availability of financing that may render the acquisition of any homes difficult or unattractive;
●	the illiquidity of real estate investments, generally;
●	the short-term nature of most or all Guest stays and the costs and potential delays in re-renting;
●	changes in laws, including those that increase operating expenses or limit our ability to increase short-term rental rates;
●	the impact of potential reforms relating to government-sponsored enterprises involved in the home finance and mortgage markets;
●	rules, regulations and/or policy initiatives by government and private actors, including HOAs, to discourage or deter the purchase of single-family properties by entities owned or controlled by institutional investors;
●	disputes and potential negative publicity in connection with Guest stays;
●	costs resulting from the clean-up of, and liability to third parties for damages resulting from, environmental problems, such as indoor mold;
●	casualty or condemnation losses;
●	the geographic mix of our properties
●	the cost, quality and condition of the properties we are able to acquire; and
●	our ability to provide adequate management, maintenance and insurance.

Any one or more of these factors could adversely affect our business, financial condition and results of operations.

We are employing a business model with a limited track record, which may make our business difficult to evaluate.

Until recently, the single-family short-term rental business consisted primarily of private and individual investors in local markets and was managed individually or by small, non-institutional owners and property managers. Our business strategy involves purchasing, renovating, maintaining and managing a large number of residential properties and short-term renting them to Guests. Entry into this market by large, well-capitalized investors is a relatively recent trend, so few peer companies exist and none have yet established long-term track records that might assist us in predicting whether our business model and investment strategy can be implemented and sustained over an extended period of time. It may be difficult for you to evaluate our potential future performance without the benefit of established long-term track records from companies implementing a similar business model. We may encounter unanticipated problems as we continue to refine our business model, which may adversely affect our results of operations and ability to make distributions to our stockholders and cause our share price to decline significantly.

The inflation or deflation of commodity prices could affect our prices, demand for our products, our sales and our profit margins.

Prices of certain commodity products, including lumber and other raw materials, are historically volatile and are subject to fluctuations arising from changes in domestic and international supply and demand, labor costs, competition, market speculation, government regulations and periodic delays in delivery. Rapid and significant changes in commodity prices may affect the demand for our services, our sales and our profit margins.

We may not be able to effectively manage our growth, and any failure to do so may have an adverse effect on our business and operating results.

Our future operating results may depend on our ability to effectively manage our potential growth, which is dependent, in part, upon our ability to:

●	stabilize and manage an increasing number of properties and Guest relationships across a geographically dispersed portfolio while maintaining a high level of Guest satisfaction, and building and enhancing our brand;
●	identify and supervise a number of suitable third parties on which we rely to provide certain services outside of property management to our properties;
●	attract, integrate and retain new management and operations personnel; and
●	continue to improve our operational and financial controls and reporting procedures and systems.

We can provide no assurance that we will be able to manage our properties or grow our business efficiently or effectively, or without incurring significant additional expenses. Any failure to do so may have an adverse effect on our business and operating results.

A significant portion of our costs and expenses are fixed and we may not be able to adapt our cost structure to offset declines in our revenue.

Many of the expenses associated with our business, such as real estate taxes, HOA fees, personal and property taxes, insurance, utilities, acquisition, renovation and maintenance costs, and other general corporate expenses are relatively inflexible and will not necessarily decrease with a reduction in revenue from our business. Some components of our fixed assets depreciate more rapidly and require ongoing capital expenditures. Our expenses and ongoing capital expenditures are also affected by inflationary increases and certain of our cost increases may exceed the rate of inflation in any given period or market. By contrast, our short-term rental income is affected by many factors beyond our control, such as the availability of alternative short-term rental housing and economic conditions in our markets. In addition, state and local regulations may require us to maintain properties that we own, even if the cost of maintenance is greater than the value of the property or any potential benefit from renting the property, or pass regulations that limit our ability to increase short-term rental rates. As a result, we may not be able to fully offset rising costs and capital spending by increasing short-term rental rates, which could have a material adverse effect on our results of operations and cash available for distribution.

Increasing property taxes, HOA fees and insurance costs may negatively affect our financial results.

As a result of our substantial real estate holdings, the cost of property taxes and insuring our properties is a significant component of our expenses. Our properties are subject to real and personal property taxes that may increase as tax rates change and as the real properties are assessed or reassessed by taxing authorities. As the owner of our properties, we are ultimately responsible for payment of the taxes to the applicable government authorities. If real property taxes increase, our expenses will increase. If we fail to pay any such taxes, the applicable taxing authority may place a lien on the real property and the real property may be subject to a tax sale.

In addition, a significant portion of our properties may be located within HOAs and we are subject to HOA rules and regulations. HOAs have the power to increase monthly charges and make assessments for capital improvements and common area repairs and maintenance. Property taxes, HOA fees, and insurance premiums are subject to significant increases, which can be outside of our control. If the costs associated with property taxes, HOA fees and assessments or insurance rise significantly and we are unable to increase rental rates due to rent control laws or other regulations to offset such increases, our results of operations would be negatively affected.

We have recorded net losses in the past and we may experience net losses in the future.

We expect non-cash charges to be significant in future periods and, as a result, we may continue to record net losses in future periods, and it is possible we may never record a net profit.

We are dependent on our executive officers and dedicated personnel, and the departure of any of our key personnel could materially and adversely affect us. We also face intense competition for the employment of highly skilled managerial, investment, financial and operational personnel.

We rely on a small number of persons to carry out our business and investment strategies, and the loss of the services of any of our key management personnel, or our inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results.

In addition, the implementation of our business plan may require that we employ additional qualified personnel. Competition for highly skilled managerial, investment, financial and operational personnel is intense. As additional large real estate investors enter into and expand their scale within the single-family short-term rental business, we may face increased challenges in hiring and retaining personnel, and we cannot assure our stockholders that we will be successful in attracting and retaining such skilled personnel. If we are unable to hire and retain qualified personnel as required, our growth and operating results could be adversely affected.

Our investments are and will continue to be concentrated in our markets and in the single-family properties sector of the real estate industry, which exposes us to seasonal fluctuations in short-term rental demand and downturns in our markets or in the single-family properties sector.

Our investments in real estate assets are and will continue to be concentrated in our markets and in the single-family properties sector of the real estate industry. A downturn or slowdown in the short-term rental demand for single-family housing caused by adverse economic, regulatory or environmental conditions, or other events, in our markets may have a greater impact on the value of our properties or our operating results than if we had more fully diversified our investments. We believe that there are seasonal fluctuations in short-term rental demand. Such fluctuations may impact our operating results.

In addition to general, regional, national and international economic conditions, our operating performance will be impacted by the economic conditions in our markets. We base a substantial part of our business plan on our belief that property values and operating fundamentals for single-family properties in our markets will continue to improve over the near to intermediate term. However, these markets have experienced substantial economic downturns in recent years and could experience similar or worse economic downturns in the future. We can provide no assurance as to the extent property values and operating fundamentals in these markets will improve, if at all. If the recent economic downturn in these markets returns or if we fail to accurately predict the timing of economic improvement in these markets, the value of our properties could decline and our ability to execute our business plan may be adversely affected to a greater extent than if we owned a real estate portfolio that was more geographically diversified, which could adversely affect our financial condition, operating results and ability to make distributions to our stockholders.

We may not be able to effectively control the timing and costs relating to the renovation and maintenance of our properties, which may adversely affect our operating results and ability to make distributions to our stockholders.

Nearly all of our properties require some level of renovation either immediately upon their acquisition or in the future. We may acquire properties that we plan to extensively renovate. We may also acquire properties that we expect to be in good condition only to discover unforeseen defects and problems that require extensive renovation and capital expenditures. In addition, from time to time, we may perform ongoing maintenance or make ongoing capital improvements and replacements and perform significant renovations and repairs that insurance may not cover. Because our portfolio may consist of geographically dispersed properties, our ability to adequately monitor or manage any such renovations or maintenance may be more limited or subject to greater inefficiencies than if our properties were more geographically concentrated.

Our properties may have infrastructure and appliances of varying ages and conditions. Consequently, we routinely retain independent contractors and trade professionals to perform physical repair work and are exposed to all of the risks inherent in property renovation and maintenance, including potential cost overruns, increases in labor and materials costs, delays by contractors in completing work, delays in the timing of receiving necessary work permits, and poor workmanship. If our assumptions regarding the costs or timing of renovation and maintenance across our properties prove to be materially inaccurate, our operating results and ability to make distributions to our stockholders may be adversely affected.

We face significant competition in the short-term rental market for Guests, which may limit our ability to short-term rent our single-family homes on favorable terms.

We believe that our competitors include:

●	Pacaso, Invitation Homes, real estate developers with short-term rentals, mom-and-pop hosts;
●	Hotel chains, such as Marriott, Hilton, Accor, Wyndham, InterContinental, and Huazhu, as well as boutique hotel chains and independent hotels.

We depend on short-term rental income from Guests to cover our operating costs. As a result, our success depends in large part upon our ability to attract Guests for our properties. We face competition for Guests from other lessors of single-family properties, apartment buildings and condominium units. Competing properties may be newer, better located and more attractive to residents. Potential competitors may have lower rates of occupancy than we do or may have superior access to capital and other resources, which may result in competing owners more easily locating residents and leasing available housing at lower rental rates than we might offer at our homes. Many of these competitors may successfully attract residents with better incentives and amenities, which could adversely affect our ability to obtain quality residents and lease our single-family properties on favorable terms. This competition may affect our ability to attract and retain Guests and may reduce the short-term rental rates we are able to charge.

In addition, we could also be adversely affected by high vacancy rates of short-term rentals in our markets, which could result in an excess supply of short-term rental homes and reduce occupancy and rental rates.

No assurance can be given that we will be able to attract Guests. If we are unable to short-term rent our homes to suitable Guests, we would be adversely affected and the value of our common stock could decline.

We intend to continue to acquire properties from time to time consistent with our investment strategy even if the short-term rental and housing markets are not as favorable as they have been in the recent past, which could adversely impact anticipated yields.

We intend to continue to acquire properties from time to time consistent with our investment strategy, even if the rental and housing markets are not as favorable as they have been in the recent past. Future acquisitions of properties may be more costly than those we have acquired previously. The following factors, among others, may make acquisitions more expensive:

●	improvements in the overall economy and employment levels;
●	greater availability of consumer credit;
●	improvements in the pricing and terms of mortgages;
●	the emergence of increased competition for single-family properties from private investors and entities with similar investment objectives to ours; and
●	tax or other government incentives that encourage homeownership.

We plan to continue acquiring properties as long as we believe such properties offer an attractive total return opportunity. Accordingly, future acquisitions may have lower yield characteristics than recent past and present opportunities and, if such future acquisitions are funded through equity issuances, the yield and distributable cash per share will be reduced, and the value of our common stock may decline.

Competition in identifying and acquiring our properties could adversely affect our ability to implement our business and growth strategies, which could materially and adversely affect us.

In acquiring our properties, we compete with a variety of institutional investors, including REITs, specialty finance companies, public and private funds, savings and loan associations, banks, mortgage bankers, insurance companies, institutional investors, investment banking firms, financial institutions, governmental bodies and other entities. We also compete with individual private home buyers and small-scale investors. Certain of our competitors may be larger in certain of our markets and may have greater financial or other resources than we do. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us. In addition, any potential competitor may have higher risk tolerances or different risk, which could allow them to consider a wider variety of investments. Competition may result in fewer investments, higher prices, a broadly dispersed portfolio of properties that does not lend itself to efficiencies of concentration, acceptance of greater risk, lower yields and a narrower spread of yields over our financing costs. In addition, competition for desirable investments could delay the investment of our capital, which could adversely affect our results of operations and cash flows. As a result, there can be no assurance that we will be able to identify and finance investments that are consistent with our investment objectives or to achieve positive investment results, and our failure to accomplish any of the foregoing could have a material adverse effect on us and cause the value of our common stock to decline.

Compliance with governmental laws, regulations and covenants that are applicable to our properties or that may be passed in the future, including permit, license and zoning requirements, may adversely affect our ability to make future acquisitions or renovations, result in significant costs or delays, and adversely affect our growth strategy.

Short-term rental homes are subject to various covenants and local laws and regulatory requirements, including permitting, licensing and zoning requirements. Local regulations, including municipal or local ordinances, restrictions and restrictive covenants imposed by community developers may restrict our use of our properties and may require us to obtain approval from local officials or community standards organizations at any time with respect to our properties, including prior to acquiring any of our properties or when undertaking renovations of any of our existing properties. Among other things, these restrictions may relate to fire and safety, seismic, asbestos-cleanup or hazardous material abatement requirements. Additionally, such local regulations may cause us to incur additional costs to renovate or maintain our properties in accordance with the particular rules and regulations. We cannot assure you that existing regulatory policies will not adversely affect us or the timing or cost of any future acquisitions or renovations, or that additional regulations will not be adopted that would increase such delays or result in additional costs. Our business and growth strategies may be materially and adversely affected by our ability to obtain permits, licenses and approvals. Our failure to obtain such permits, licenses and approvals could have a material adverse effect on us and cause the value of our common stock to decline.

We may become a target of legal demands, litigation (including class actions) and negative publicity by Guests, which could directly limit and constrain our operations and may result in significant litigation expenses and reputational harm.

While we intend to conduct our business lawfully and in compliance with applicable landlord-short-term renter and consumer laws, such organizations might work in conjunction with trial and pro bono lawyers in one or multiple states to attempt to bring claims against us on a class action basis for damages or injunctive relief and to seek to publicize our activities in a negative light. We cannot anticipate what form such legal actions might take, or what remedies they may seek.

Additionally, such organizations may lobby local county and municipal attorneys or state attorneys general to pursue enforcement or litigation against us, may lobby state and local legislatures to pass new laws and regulations to constrain or limit our business operations, adversely impact our business or may generate negative publicity for our business and harm our reputation. If they are successful in any such endeavors, they could directly limit and constrain our operations and may impose on us significant litigation expenses, including settlements to avoid continued litigation or judgments for damages or injunctions.

We may become a target of legal demands, litigation (including class actions), and negative publicity by tenant and consumer rights organizations, which could directly limit and constrain our operations and may result in significant litigation expenses and reputational harm.

Numerous tenant rights and consumer rights organizations exist throughout the country and operate in our markets, and we may attract attention from some of these organizations and become a target of legal demands, litigation, and negative publicity. Many such consumer organizations have become more active and better funded in connection with mortgage foreclosure-related issues; and with the increased market for homes arising from displaced homeownership, some of these organizations may shift their litigation, lobbying, fundraising, and grass roots organizing activities to focus on landlord-resident issues. While we intend to conduct our business lawfully and in compliance with applicable landlord-tenant and consumer laws, such organizations might work in conjunction with trial and pro bono lawyers in one or multiple states to attempt to bring claims against us on a class action basis for damages or injunctive relief and to seek to publicize our activities in a negative light. We cannot anticipate what form such legal actions might take or what remedies they may seek.

Additionally, such organizations may lobby local county and municipal attorneys or state attorneys general to pursue enforcement or litigation against us, may lobby state and local legislatures to pass new laws and regulations to constrain or limit our business operations, adversely impact our business, or may generate negative publicity for our business and harm our reputation. If they are successful in any such endeavors, they could directly limit and constrain our operations and may impose on us significant litigation expenses, including settlements to avoid continued litigation or judgments for damages or injunctions.

Our business is subject to laws and regulations regarding privacy, data protection, consumer protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, or otherwise harm our business.

We are subject to a variety of laws and regulations that involve matters such as: privacy; data protection; personal information; rights of publicity; content; marketing; distribution; data security; data retention and deletion; electronic contracts and other communications; consumer protection; and online payment services. These laws and regulations are constantly evolving and can be subject to significant change. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain and may be interpreted and applied inconsistently. Additionally, as we depend on third parties for key services (see “- Our dependence upon third parties for key services may have an adverse effect on our operating results or reputation if the third parties fail to perform”), we rely on such third-party service providers’ compliance with laws and regulations regarding privacy, data protection, consumer protection, and other matters relating to our customers.

There are a number of legislative proposals at both the federal and state level, as well as other jurisdictions that could impose new obligations in areas affecting our business. We are subject to numerous, complex, and frequently changing laws, regulations, and contractual obligations designed to protect personal information. Various federal and state privacy and data security laws and regulatory standards create data privacy rights for users, including more ability to control how their data is shared with third parties. These laws and regulations, as well as any associated inquiries or investigations or any other government actions, may be costly to comply with, result in negative publicity, require significant management time and attention, and subject us to remedies that may harm our business, including fines or demands or orders that we modify or cease existing business practices.

We may not successfully detect and prevent fraud, misconduct, incompetence or theft by our third-party service providers. In addition, any removal or termination of third-party service providers would require us to seek new vendors or providers, which would create delays and adversely affect our operations. Poor performance by such third-party service providers will reflect poorly on us and could significantly damage our reputation among Guests. In the event of fraud or misconduct by a third party, we could also be exposed to material liability and be held responsible for damages, fines or penalties and our reputation may suffer.

We may from time to time in the future acquire some of our homes through the auction process, which could subject us to significant risks that could adversely affect us.

We may from time to time in the future acquire some of our homes through the auction process, including auctions of homes that have been foreclosed upon by third party lenders. Such auctions may occur simultaneously in a number of markets, including monthly auctions on the same day of the month in certain markets. As a result, we may only be able to visually inspect properties from the street and will purchase these homes without a contingency period and in “as is” condition with the risk that unknown defects in the property may exist. Upon acquiring a new home, we may have to evict residents who are in unlawful possession before we can secure possession and control of the home. The holdover occupants may be the former owners or residents of a property, or they may be squatters or others who are illegally in possession. Securing control and possession from these occupants can be both costly and time-consuming or generate negative publicity for our business and harm our reputation.

Title defects could lead to material losses on our investments in our properties.

Our title to a property may be challenged for a variety of reasons, and in such instances title insurance may not prove adequate. We may from time to time in the future, acquire a number of our properties on an “as is” basis, at auctions or otherwise. When acquiring properties on an “as is” basis, title commitments are often not available prior to purchase and title reports or title information may not reflect all senior liens, which may increase the possibility of acquiring houses outside predetermined acquisition and price parameters, purchasing residences with title defects and deed restrictions, HOA restrictions on short-term renting, or purchasing the wrong residence without the benefit of title insurance prior to closing. This could lead to a material if not complete loss on our investment in such properties.

For properties we acquire at auction, we similarly do not obtain title insurance prior to purchase, and we are not able to perform the type of title review that is customary in acquisitions of real property. As a result, our knowledge of potential title issues will be limited, and no title insurance protection will be in place. This lack of title knowledge and insurance protection may result in third parties having claims against our title to such properties that may materially and adversely affect the values of the properties or call into question the validity of our title to such properties. Without title insurance, we are fully exposed to, and would have to defend ourselves against, such claims. Further, if any such claims are superior to our title to the property we acquired, we risk loss of the property purchased.

Increased scrutiny of title matters could lead to legal challenges with respect to the validity of the sale. In the absence of title insurance, the sale may be rescinded and we may be unable to recover our purchase price, resulting in a complete loss. Title insurance obtained subsequent to purchase offers little protection against discoverable defects because they are typically excluded from such policies. In addition, any title insurance on a property, even if acquired, may not cover all defects or the significant legal costs associated with obtaining clear title.

Any of these risks could adversely affect our operating results, cash flows, and ability to make distributions to our stockholders.

We are subject to certain risks associated with bulk portfolio acquisitions and dispositions.

We may acquire and dispose of properties we acquire or sell in bulk from or to other owners of single-family homes, banks and loan servicers. When we purchase properties in this manner, we may not have the opportunity to conduct interior inspections or conduct more than cursory exterior inspections on a portion of the properties. Such inspection processes may fail to reveal major defects associated with such properties, which may cause the amount of time and cost required to renovate and/or maintain such properties to substantially exceed our estimates. Moreover, to the extent the management and short-term renting of such properties has not been consistent with our property management and leasing standards, we may be subject to a variety of risks, including risks relating to the condition of the properties, the credit quality and employment stability of the residents and compliance with applicable laws, among others. In addition, financial and other information provided to us regarding such portfolios during our due diligence may be inaccurate and we may not discover such inaccuracies until it is too late to seek remedies against such sellers. To the extent we pursue such remedies, we may not be able to successfully prevail against the seller in an action seeking damages for such inaccuracies. If we conclude that certain individual properties purchased in bulk portfolio sales do not fit our target investment criteria, we may decide to sell, rather than renovate and rent, such properties, which could take an extended period of time and may not result in a sale at an attractive price.

Contingent or unknown liabilities could adversely affect our financial condition, cash flows and operating results.

Assets and entities that we have acquired or may acquire in the future may be subject to unknown or contingent liabilities for which we may have limited or no recourse against the sellers. Unknown or contingent liabilities might include liabilities for or with respect to liens attached to properties, unpaid real estate tax, utilities, or HOA charges for which a subsequent owner remains liable, clean-up or remediation of environmental conditions or code violations, claims of customers, vendors, or other persons dealing with the acquired entities, and tax liabilities. Purchases of single-family properties acquired at auction, in short sales, from lenders, or in portfolio purchases typically involve few or no representations or warranties with respect to the properties and may allow us limited or no recourse against the sellers. Such properties also often have unpaid tax, utility, and HOA liabilities for which we may be obligated but fail to anticipate. As a result, the total amount of costs and expenses that we may incur with respect to liabilities associated with acquired properties and entities may exceed our expectations, which may adversely affect our operating results and financial condition. Additionally, such properties may be subject to covenants, conditions, or restrictions that restrict the use or ownership of such properties, including prohibitions on short-term renting. We may not discover such restrictions during the acquisition process and such restrictions may adversely affect our ability to operate such properties as we intend.

Environmentally hazardous conditions may adversely affect us.

Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Even if more than one person may have been responsible for the contamination, each person covered by applicable environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages based on personal injury, natural resources or property damage or other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of hazardous or toxic substances on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination or otherwise adversely affect our ability to sell or short-term rent the property or borrow using the property as collateral. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated. A property owner who violates environmental laws may be subject to sanctions which may be enforced by governmental agencies or, in certain circumstances, private parties. In connection with the acquisition and ownership of our properties, we may be exposed to such costs. The cost of defending against environmental claims, of compliance with environmental regulatory requirements or of remediating any contaminated property could materially and adversely affect us.

Compliance with new or more stringent environmental laws or regulations or stricter interpretation of existing laws may require material expenditures by us. We may be subject to environmental laws or regulations relating to our properties, such as those concerning lead-based paint, mold, asbestos, proximity to power lines or other issues. We cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability or that the current environmental condition of our properties will not be affected by the activities of residents, existing conditions of the land, operations in the vicinity of the properties or the activities of unrelated third parties. In addition, we may be required to comply with various local, state and federal fire, health, life-safety and similar regulations. Failure to comply with applicable laws and regulations could result in fines and/or damages, suspension of personnel, civil liability or other sanctions.

If we fail to attract Guests, or if we fail to provide high-quality stays and experiences, our business, results of operations, and financial condition would be materially adversely affected.

Our business depends on our ability to maintain our properties and engage in practices that encourage Guests to book those properties, including increasing the number of nights that are available to book, providing timely responses to inquiries from Guests, offering a variety of desirable and differentiated listings at competitive prices that meet the expectations of Guests, and offering hospitality, services, and experiences that satisfy Guests and which prospective Guests view as valuable. If we do not establish or maintain a sufficient number of listings and availability for listings, or if the number of nights booked declines for a particular period, or the prices we are able to charge declines, our revenue would decline and our business, results of operations, and financial condition would be materially adversely affected.

Additional reasons for our financial performance may be affected by economic, social, and political factors; perceptions of trust and safety in our properties; negative experiences with Guests, including Guests who damage our property, throw unauthorized parties, or engage in violent and unlawful acts; and our decision to remove Guests from our platform for not adhering to our Guest standards or other factors we deem detrimental to our community. Our business, results of operations, and financial condition could be materially adversely affected if our Guests are unable to return to normal travel in the near to immediate term.

If we fail to retain Guests or add new Guests, our business, results of operations, and financial condition would be materially adversely affected.

Our success depends significantly on existing Guests continuing to book and attracting new Guests to book our properties. Our ability to attract and retain Guests could be materially adversely affected by a number of factors discussed elsewhere in these “Risk Factors,” including:

●	events beyond our control, such as the COVID-19 pandemic, other pandemics and health concerns, increased or continuing restrictions on travel, immigration, trade disputes, economic downturns, and the impact of climate change on travel, including fires, floods, severe weather and other natural disasters, and the impact of climate change on seasonal destinations;
●	failing to meet Guests’ expectations, including increased expectations for cleanliness in light of the COVID-19 pandemic;
●	increased competition and use of our competitors’ properties;
●	failing to provide differentiated, high-quality, and an adequate supply of stays or experiences at competitive prices;
●	Guests not receiving timely and adequate support from us;
●	our failure to provide new or enhanced Offerings, tiers, or features that Guests value;
●	declines or inefficiencies in our marketing efforts;
●	negative associations with, or reduced awareness of, our brand;
●	negative perceptions of the trust and safety in our properties; and
●	macroeconomic and other conditions outside of our control affecting travel and hospitality industries generally.

In addition, our listings and other content provided are not displayed effectively to Guests, we are not effective in engaging Guests across our various Offerings, we fail to provide an experience in a manner that meets rapidly changing demand, or Guests have unsatisfactory search, booking, or payment experiences, we could fail to convert first-time Guests and fail to engage with existing Guests, which would materially adversely affect our business, results of operations, and financial condition.

Properties could be difficult to short-term rent, which could adversely affect our revenues.

The properties we acquire are vacant at the time of closing and we may not be successful in attracting Guests to short-term rent the individual properties that we acquire as quickly as we had expected or at all. Rental revenues may be affected by declines in market rental rates more quickly than if our leases were for longer terms. Even if we are able to find Guests as quickly as we had expected, we may incur vacancies and may not be able to re-short-term rent those properties without longer-than-assumed delays, which may result in increased renovation and maintenance costs. In addition, the value of a vacant property could be substantially impaired. Vacant homes may also be at risk for fraudulent activity which could impact our ability to lease a home. As a result, if vacancies continue for a longer period of time than we expect or indefinitely, we may suffer reduced revenues, which may have a material adverse effect on us.

Declining real estate valuations and impairment charges could adversely affect our financial condition and operating results.

We may review the value of our properties to determine whether their value, based on market factors, projected income and generally accepted accounting principles, has permanently decreased such that it is necessary or appropriate to take an impairment loss in the relevant accounting period. Such a loss would cause an immediate reduction of net income in the applicable accounting period and would be reflected in a decrease in our balance sheet assets. The reduction of net income from impairment losses could lead to a reduction in our dividends, both in the relevant accounting period and in future periods. Even if we do not determine that it is necessary or appropriate to record an impairment loss, a reduction in the intrinsic value of a property would become manifest over time through reduced income from the property and would therefore affect our earnings and financial condition.

We are highly dependent on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively affect us and the value of our common stock.

Our operations are dependent upon our internal operating systems, and property management platforms, as well as external short-term rental platforms like Airbnb, which include certain automated processes that require access to telecommunications or the internet, each of which is subject to system security risks. Certain critical components are dependent upon third party service providers and a significant portion of our business operations are conducted over the internet. As a result, we could be severely impacted by a catastrophic occurrence, such as a natural disaster or a terrorist attack, or a circumstance that disrupted access to telecommunications, the internet or operations at our third-party service providers, including viruses or experienced computer programmers that could penetrate network security defenses and cause system failures and disruptions of operations. Even though we believe we utilize appropriate duplication and back-up procedures, a significant outage in telecommunications, the internet or at our third-party service providers could negatively impact our operations.

Security breaches and other disruptions could compromise our information systems and expose us to liability, which would cause our business and reputation to suffer.

Information security risks have generally increased in recent years due to the rise in new technologies and the increased sophistication and activities of perpetrators of cyberattacks. In the ordinary course of our business, we acquire and store sensitive data, including intellectual property, our proprietary business information and personally identifiable information of our prospective and current residents, employees and third-party service providers. The secure processing and maintenance of such information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored therein could be accessed, publicly disclosed, misused, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disruption to our operations and the services we provide to customers or damage our reputation, any of which could adversely affect our results of operations, reputation and competitive position.

We rely upon Amazon Web Services to operate certain aspects of our service and any disruption of or interference with our use of the Amazon Web Services operation would impact our operations and our business would be adversely impacted.

Amazon Web Services (“AWS”) provides a distributed computing infrastructure platform for business operations, or what is commonly referred to as a “cloud” computing service. We have architected our software and computer systems so as to utilize data processing, storage capabilities and other services provided by AWS. Currently, we run the vast majority of our computing on AWS. Given this, along with the fact that we cannot easily switch our AWS operations to another cloud provider, any disruption of or interference with our use of AWS would impact our operations and our business would be adversely impacted. While the retail side of Amazon competes with us, we do not believe that Amazon will use the AWS operation in such a manner as to gain competitive advantage against our service.

We may be involved in a variety of litigation.

We may be involved in a range of legal actions in the ordinary course of business. These actions may include, among others, challenges to title and ownership rights, disputes arising over potential violations of HOA rules and regulations, issues with local housing officials arising from the condition or maintenance of the property, outside vendor disputes and trademark infringement and other intellectual property claims. These actions can be time-consuming and expensive, and may adversely affect our reputation. Although we are not involved in any legal or regulatory proceedings that we expect would have a material adverse effect on our business, results of operations or financial condition and such proceedings may arise in the future.

We may suffer losses that are not covered by insurance.

We attempt to ensure that our properties are adequately insured to cover casualty losses. However, there are certain losses, including losses from floods, fires, earthquakes, wind, pollution, acts of war, acts of terrorism or riots, for which we may self-insure or which may not always or generally be insured against because it may not be deemed economically feasible or prudent to do so. Changes in the cost or availability of insurance could expose us to uninsured casualty losses. In particular, a number of our properties may be located in areas that are known to be subject to increased earthquake activity, fires, or wind and/or flood risk. While we may have policies for earthquakes and hurricane and/or flood risk, our properties may nonetheless incur a casualty loss that is not fully covered by insurance. In such an event, the value of the affected properties would be reduced by the amount of any such uninsured loss, and we could experience a significant loss of capital invested and potential revenues in such properties and could potentially remain obligated under any recourse debt associated with such properties. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a particular property after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed property. Any such losses could adversely affect us and cause the value of our common stock to decline. In addition, we may have no source of funding to repair or reconstruct the damaged home, and we cannot assure that any such sources of funding will be available to us for such purposes in the future.

We are subject to risks from natural disasters such as earthquakes and severe weather.

Natural disasters and severe weather such as earthquakes, tornadoes, hurricanes or floods may result in significant damage to our properties. The extent of our casualty losses and loss in operating income in connection with such events is a function of the severity of the event and the total amount of exposure in the affected area. When we have geographic concentration of exposures, a single catastrophe (such as an earthquake, especially in California) or destructive weather event (such as a hurricane) affecting a region may have a significant negative effect on our financial condition and results of operations. As a result, our operating and financial results may vary significantly from one period to the next. Our financial results may be adversely affected by our exposure to losses arising from natural disasters or severe weather.

Climate change may adversely affect our business.

To the extent that significant changes in the climate occur in areas where our properties are located, we may experience extreme weather and/or changes in precipitation and temperature, all of which may result in physical damage to, or a decrease in demand for, properties located in these areas or affected by these conditions. Should the impact of climate change be material in nature, including significant property damage to or destruction of our properties, or occur for lengthy periods of time, our financial condition or results of operations may be adversely affected. In addition, changes in federal, state, and local legislation and regulation based on concerns about climate change could result in increased capital expenditures on our existing properties (for example, to improve their energy efficiency and/or resistance to inclement weather) without a corresponding increase in revenue, resulting in adverse impacts to our results of operations.

Eminent domain could lead to material losses on our investments in our properties.

Governmental authorities may exercise eminent domain to acquire the land on which our properties are built in order to build roads and other infrastructure. Any such exercise of eminent domain would allow us to recover only the fair value of the affected properties. In addition, “fair value” could be substantially less than the real market value of the property for a number of years, and we could effectively have no profit potential from properties acquired by the government through eminent domain.

We may have difficulty selling our real estate investments and our ability to distribute all or a portion of the net proceeds from any such sale to our stockholders may be limited

Real estate investments are relatively illiquid and, as a result, we may have a limited ability to sell our properties. When we sell any of our properties, we may recognize a loss on such sale. We may elect not to distribute any proceeds from the sale of properties to our stockholders. Instead, we may use such proceeds for other purposes, including:

●	purchasing additional properties;
●	repaying debt or buying back shares;
●	creating working capital reserves; or
●	making repairs, maintenance or other capital improvements or expenditures to our remaining properties.

Syndicate Members may not be able to receive their initial investments and incur a loss. However, if the property is completely damaged or losses value the Syndicate Member should not lose more than their initial investment.

Risks Related to Our Indebtedness

Our cash flows and operating results could be adversely affected by required payments of debt or related interest and other risks of our debt financing.

We are generally subject to risks associated with debt financing. These risks include: (1) our cash flow may not be sufficient to satisfy required payments of principal and interest; (2) we may not be able to refinance existing indebtedness or the terms of the refinancing may be less favorable to us than the terms of existing debt; (3) required debt payments are not reduced if the economic performance of any property declines; (4) debt service obligations could reduce funds available for distribution to our stockholders and funds available for capital investment; (5) any default on our indebtedness could result in acceleration of those obligations and possible loss of property to foreclosure; and (6) the risk that necessary capital expenditures cannot be financed on favorable terms. If a property is pledged to secure payment of indebtedness and we cannot make the applicable debt payments, we may have to surrender the property to the lender with a consequent loss of any prospective income and equity value from such property. Any of these risks could place strains on our cash flows, reduce our ability to grow and adversely affect our results of operations.

We utilize a significant amount of indebtedness in the operation of our business.

Our leverage could have important consequences to us. For example, it could: (1) result in the acceleration of a significant amount of debt for non-compliance with the terms of such debt or, if such debt contains cross default or cross-acceleration provisions, other debt; (2) result in the loss of assets, including individual properties or portfolios, due to foreclosure or sale on unfavorable terms, which could create taxable income without accompanying cash proceeds; (3) materially impair our ability to borrow unused amounts under existing financing arrangements or to obtain additional financing or refinancing on favorable terms or at all; (4) require us to dedicate a substantial portion of our cash flow to paying principal and interest on our indebtedness, reducing the cash flow available to fund our business, to pay dividends, or to use for other purposes; (5) increase our vulnerability to an economic downturn; (6) limit our ability to withstand competitive pressures; or (7) reduce our flexibility to respond to changing business and economic conditions.

If any of the foregoing occurs, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected, and the trading price of our common stock could decline significantly.

We may be unable to obtain financing through the debt and equity markets, which would have a material adverse effect on our growth strategy and our financial condition and results of operations.

We cannot assure you that we will be able to access the capital and credit markets to obtain additional debt or equity financing or that we will be able to obtain financing on terms favorable to us. Our inability to obtain financing could have negative effects on our business. Among other things, we could have great difficulty acquiring, re-developing or maintaining our properties, which would materially and adversely affect our business strategy and portfolio, and may result in our: (1) liquidity being adversely affected; (2) inability to repay or refinance our indebtedness on or before its maturity; (3) making higher interest and principal payments or selling some of our assets on terms unfavorable to us to service our indebtedness; or (4) issuing additional capital stock, which could further dilute the ownership of our existing stockholders.

Secured indebtedness exposes us to the possibility of foreclosure on our ownership interests in our short-term rental homes.

Incurring mortgage and other secured indebtedness increases our risk of loss of our ownership interests in our rental homes because defaults thereunder, and the inability to refinance such indebtedness, may result in foreclosure action initiated by lenders. For tax purposes, a foreclosure of any of our short-term rental homes would be treated as a sale of the home for a purchase price equal to the outstanding balance of the indebtedness secured by such rental home. If the outstanding balance of the indebtedness secured by such short-term rental home exceeds our tax basis in the short-term rental home, we would recognize taxable income on foreclosure without receiving any cash proceeds.

Covenants in our debt agreements may restrict our operating activities and adversely affect our financial condition.

Our future debt agreements may contain, the credit facility that our Company expects to enter into concurrently with or prior to the completion of this Offering will contain and future debt agreements may contain, financial and/or operating covenants, including, among other things, certain coverage ratios, as well as limitations on the ability to incur secured and unsecured debt. These covenants may limit our operational flexibility and acquisition and disposition activities. Moreover, if any of the covenants in these debt agreements are breached and not cured within the applicable cure period, we could be required to repay the debt immediately, even in the absence of a payment default. As a result, a default under applicable debt covenants could have an adverse effect on our financial condition or results of operations.

Offerings of additional equity securities that rank senior to our common stock may adversely affect the market price of our common stock.

If we decide to issue additional equity securities that rank senior to our common stock in the future, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Any additional debt or equity securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and, if such securities are convertible or exchangeable, the issuance of such securities may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future Offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future Offerings. Thus, holders of our common stock will bear the risk of our future Offerings reducing the market price of our common stock and diluting the value of their stockholdings in us.

Risks Related to Our Organization and Structure

Our board of directors may approve the issuance of stock, including preferred stock, with terms that may discourage a third party from acquiring us.

ReAlpha will permit our board of directors, without any action by our stockholders, to authorize the issuance of stock in one or more classes. Our board of directors may also classify or reclassify any unissued stock and set or change the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of any such stock, which rights may be superior to those of our common stock. Thus, our board of directors could authorize the issuance of shares of a class of stock with terms and conditions which could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our outstanding common stock might receive a premium for their shares over the then current market price of our common stock.

Our board of directors may change significant corporate policies without stockholder approval.

Our investment, financing, borrowing and dividend policies and our policies with respect to all other activities, including growth, debt, capitalization and operations, will be determined by our board of directors. These policies may be amended or revised at any time and from time to time at the discretion of our board of directors without a vote of our stockholders. In addition, our board of directors may change our policies with respect to conflicts of interest provided that such changes are consistent with applicable legal requirements.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Our bylaws will eliminate the liability of our directors and officers to us and our stockholders for money damages to the maximum extent permitted under Delaware law. Under current Delaware law our directors and officers will not have any liability to us or our stockholders for money damages other than liability resulting from:

●	actual receipt of an improper benefit or profit in money, property or services; or
●	active and deliberate dishonesty by the director or officer that was established by a final judgment and is material to the cause of action adjudicated.

Our bylaws will obligate us to indemnify each of our directors or officers who is or is threatened to be made a party to or witness in a proceeding by reason of his or her service in those or certain other capacities, to the maximum extent permitted by Delaware law, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of us or serving in such other capacities. In addition, we may be obligated to pay or reimburse the expenses incurred by our present and former directors and officers without requiring a preliminary determination of their ultimate entitlement to indemnification. As a result, we and our stockholders may have more limited rights to recover money damages from our directors and officers than might otherwise exist absent these provisions in our bylaws or that might exist with other companies, which could limit your recourse in the event of actions that are not in our best interests.

Laws, regulations, and rules that affect the short-term rental may limit our ability to offer short-term rentals and could expose us to significant penalties, which could have a material adverse effect on our business, results of operations, and financial condition.

Hotels and groups affiliated with hotels, neighborhoods, and communities have engaged and will likely continue to engage in various lobbying and political efforts for stricter regulations governing short-term rentals with both local and national jurisdictions. These groups and others cite concerns around affordable housing and over-tourism in major cities, and some state and local governments have implemented or considered implementing rules, ordinances, or regulations governing the short-term rental of properties and/or home sharing. Such regulations include ordinances that restrict or ban short-term rentals, set annual caps on the number of days we can rent our homes for short-term rental, require us to register with the municipality or city, or require us to obtain permission before Offering short-term rentals. In addition, some jurisdictions regard short-term rental as “hotel use” and claim that such use constitutes a conversion of a residential property to a commercial property requiring a permitting process. Macroeconomic pressures and public policy concerns could continue to lead to new laws and regulations, or interpretations of existing laws and regulations, which limit the ability of hosts to share their spaces. If laws, regulations, rules, or agreements significantly restrict or discourage short-term rentals in certain jurisdictions, it would have a material adverse effect on our business, results of operations, and financial condition.

Guest, or third-party actions that are criminal, violent, inappropriate, or dangerous, or fraudulent activity, may undermine the safety or the perception of safety of our properties and our ability to attract and retain Guests and materially adversely affect our reputation, business, results of operations, and financial condition.

We have no control over or ability to predict the actions of our Guests and other third parties, such as neighbors or invitees, either during the Guest’s stay, experience, or otherwise, and therefore, we cannot guarantee the safety of our Guests, and third parties. The actions of Guests and other third parties can result in fatalities, injuries, other bodily harm, fraud, invasion of privacy, property damage, discrimination, brand and reputational damage, which could create potential legal or other substantial liabilities for us. ReAlpha does not verify the identity of our Guests nor do we verify or screen third parties who may be present during a reservation. We rely on the booking sites’ ability to validate the Guests’ information. The verification processes used by the booking sites are beneficial but not exhaustive and have limitations due to a variety of factors, including laws and regulations that prohibit or limit their ability to conduct effective background checks in some jurisdictions, the unavailability of information, and the inability of their systems to detect all suspicious activity. There can be no assurances that these measures will significantly reduce criminal or fraudulent activity.

If Guests, or third parties engage in criminal activity, misconduct, fraudulent, negligent, or inappropriate conduct or use our properties as a conduit for criminal activity, consumers may not consider our listings safe, and we may receive negative media coverage, or be subject to involvement in a government investigation concerning such activity, which could adversely impact our brand and reputation, and lower the adoption rate of our platform – thereby impacting member returns.

The methods used by perpetrators of fraud and other misconduct are complex and constantly evolving, and our trust and security measures may currently or in the future be insufficient to detect and help prevent all fraudulent activity and other misconduct.

In addition, certain regions where we are planning to operate have higher rates of violent crime or more relaxed safety standards, which can lead to more safety and security incidents, and may adversely impact the bookings of our properties in those regions and elsewhere.

If criminal, inappropriate, fraudulent, or other negative incidents occur due to the conduct of Guests or third parties, our ability to attract and retain Guests would be harmed, and our business, results of operations, and financial condition would be materially adversely affected – thereby impacting Syndicate Members and other Guests. Such incidents may in the future prompt stricter home short-term rental regulations or regulatory inquiries into our policies and business practices.

Measures that we are planning to take to ensure the trust and safety of our properties may cause us to incur significant expenditures and may not be successful.

We are planning to take measures to ensure the trust and safety of our properties, to combat fraudulent activities and other misconduct and improve trust, such as using SMART locks, noise monitoring systems, and potentially use identity scanners at each property. These measures are long-term investments in our business to promote the trust and safety of our properties; however, some of these measures increase friction by increasing the number of steps required to be able to rent one of our properties, which could reduce Guest activity, and could materially and adversely affect our business, results of operations, and financial condition. The timing and implementation of these measures will vary across geographies. There can be no assurances that our plans to invest in the trust and safety of our properties will be successful, significantly reduce criminal or fraudulent activity on or off our properties, or be sufficient to protect our reputation in the event of such activity.

In the future, we may have operations in countries known to experience high levels of corruption and any violation of anti-corruption laws could subject us to penalties and other adverse consequences.

We are subject to the U.S. Foreign Corrupt Practices Act (“FCPA”) and other laws in the United States and elsewhere that prohibit improper payments or offers of payments to foreign governments and their officials, political parties, state-owned or controlled enterprises, and/or private entities and individuals for the purpose of obtaining or retaining business. We may have operations in, and that otherwise deal with countries known to experience corruption. Our activities in these countries create the risk of unauthorized payments or offers of payments by one of our employees, contractors, agents, or users that could be in violation of various laws, including the FCPA and anti-bribery laws in these countries. Failure to comply with any of these laws and regulations may result in extensive internal or external investigations as well as significant financial penalties and reputational harm, which could materially adversely affect our business, results of operations, and financial condition.

Risks Related to Compliance and Regulation

We are Offering shares of our common stock pursuant to recent amendments to Regulation A promulgated pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to Tier 2 issuers will make shares of our common stock less attractive to investors as compared to a traditional initial public Offering.

As a Tier 2 issuer, we will be subject to scaled disclosure and reporting requirements, which may make shares of our common stock less attractive to investors as compared to a traditional initial public Offering, which may make an investment in shares of our common stock less attractive to investors who are accustomed to enhanced disclosure and more frequent financial reporting. In addition, given the relative lack of regulatory precedence regarding the recent amendments to Regulation A, there is a significant amount of regulatory uncertainty in regards to how the SEC or the individual state securities regulators will regulate both the offer and sale of our securities, as well as any ongoing compliance that we may be subject to. If our scaled disclosure and reporting requirements or regulatory uncertainty regarding Regulation A reduces the attractiveness of shares of our common stock, we may be unable to raise the necessary funds necessary to develop a diversified portfolio of real estate investments, which could severely affect the value of shares of our common stock.

Because of the exemptions from various reporting requirements provided to us under Regulation A and because we are only permitted to raise up to $75,000,000 in any 12-month period under Regulation A (although we may raise capital in other ways), we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We may intend to use the extended transition period for complying with new or revised accounting standards under part F/S of Regulation A.

We may intend to elect to use the extended transition period for complying with new or revised accounting standards under part F/S of Regulation A, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Relaxed Ongoing Reporting Requirements

Under Regulation A, we expect, as a Tier-2 issuer, we would be required to publicly report on an ongoing basis according to requirements that are more relaxed than those for reporting companies that qualify as “emerging growth companies” under the Securities Exchange Act of 1934, or the “Exchange Act.” The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. As long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;
●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of June 30 or before that time, we would cease to be an “emerging growth company” as of the following December 31.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our stockholders could receive less information than they might expect to receive from more mature public companies.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions.

As a Tier 2 issuer, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are a Tier 2 issuer. We are in the process of evaluating whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations.

Laws intended to prohibit money laundering may require our Manager to disclose investor information to regulatory authorities.

The Uniting and Strengthening America By Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 requires that financial institutions establish and maintain compliance programs to guard against money laundering activities, and requires the Secretary of the U.S. Treasury (“Treasury”) to prescribe regulations in connection with anti-money laundering policies of financial institutions. The Financial Crimes Enforcement Network (“FinCEN”), an agency of the Treasury, has announced that it is likely that such regulations would subject certain pooled investment vehicles to enact anti-money laundering policies. It is possible that there could be promulgated legislation or regulations that would require our Manager or its service providers to share information with governmental authorities with respect to prospective investors in connection with the establishment of anti-money laundering procedures. Such legislation and/or regulations could require us to implement additional restrictions on the transfer of shares of our common stock to comply with such legislation and/or regulations. We reserve the right to request such information as is necessary to verify the identity of prospective stockholders and the source of the payment of subscription monies, or as is necessary to comply with any customer identification programs required by FinCEN and/or the SEC. In the event of delay or failure by a prospective stockholder to produce any information required for verification purposes, an application for, or transfer of, shares of our common stock may be refused.

Our focus on the long-term best interests of our Company and our consideration of all of our stakeholders, including our shareholders, Guests, members, employees, the communities in which we operate, and other stakeholders that we may identify from time to time, may conflict with short- or medium-term financial interests and business performance, which may negatively impact the value of our common stock.

We believe that focusing on the long-term best interests of our Company and our consideration of all of our stakeholders, including our shareholders, Guests, members, employees, the communities in which we operate, and other stakeholders we may identify from time to time, is essential to the long-term success of our Company and to long-term shareholder value. Therefore, we may make decisions that we believe are in the long-term best interests of our Company and our shareholders, even if such decisions may negatively impact the short- or medium-term performance of our business, results of operations, and financial condition or the short- or medium-term performance of our common stock. Our commitment to pursuing long-term value for the company and its shareholders, potentially at the expense of short- or medium-term performance, may materially adversely affect the value of our common stock, including by making owning our common stock less appealing to investors who are focused on returns over a shorter time horizon. Our decisions and actions in pursuit of long-term success and long-term shareholder value, which may include changes to our platform to enhance the experience of our Syndicate Members, changes to properties to enhance the experience of our Guests, and the communities in which we operate, including by improving the trust and safety of our business, changes in the manner in which we deliver community support, investing in our relationships with our Syndicate Members, Guests, and employees, investing in and introducing new products and services, or changes in our approach to working with local or national jurisdictions on laws and regulations governing our business, may not result in the long-term benefits that we expect, in which case our business, results of operations, and financial condition, as well as the trading price of our common stock, could be materially adversely affected.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. Some of the statements in the sections of this Offering Circular captioned “Offering Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” and elsewhere in this Offering Circular contain forward-looking statements. These forward-looking statements include information about possible or assumed future events, including, among other things, discussion and analysis of our future financial condition, results of operations and funds from operations, our strategic plans and objectives, cost management, occupancy and leasing rates and trends, liquidity and ability to refinance our indebtedness as it matures, anticipated capital expenditures (and access to capital) required to complete projects, amounts of anticipated cash distributions to our stockholders in the future and other matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “could,” “would,” “should,” “anticipates,” “predicts,” “projects,” “potential,” “continue,” “ongoing,” and the correlative negatives and other variations of these words and similar expressions are intended to identify forward-looking statements. These statements do not guarantee of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control. Furthermore, these statements are difficult to predict and/or could cause actual results to differ materially from those expressed or forecast in the forward-looking statements.

These statements involve risks, uncertainties, assumptions and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this Offering Circular, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this Offering Circular include, but are not limited to, statements about:

●	Risks and uncertainties related to the Company and our business model;
●	Risks and uncertainties related to the national and local economies and the real estate industry in general and in our specific markets;
●	Volatility in the capital markets;
●	Rising interest and insurance rates;
●	Availability and terms of capital and financing, both to fund our operations and to refinance our indebtedness as it matures;
●	Legislative or regulatory changes, including changes to laws governing Short-Term Rental businesses;
●	Our dependence upon our business partners and their key personnel whose continued service is not guaranteed;
●	Our business partners’ ability to identify, hire and retain highly qualified executives in the future;
●	Availability of appropriate property acquisition targets;
●	Failure to integrate any acquisitions successfully;
●	The financial condition and liquidity of, or disputes with, any business partners;
●	Impact of ad valorem, property and income taxes;
●	Repair or renovation delays, increasing costs or exceeding completion time estimates;
●	Changes in our credit ratings;
●	Potential liability for uninsured losses and environmental liabilities;
●	Potential need to fund improvements or other capital expenditures out of operating cash flow;
●	Our failure to obtain necessary outside financing;
●	Decreased occupancy rates in our Short-Term Rentals;
●	Exposure to liability relating to environmental and health and safety matters;
●	Changes in real estate and zoning laws and increases in real property tax rates;
●	Failure of acquisitions to yield anticipated results;
●	Risks associated with breaches of our data security;
●	Our ability to retain our executive officers and other key personnel of our advisors and their affiliates;
●	The ability of our managers and their affiliates to source and service our real estate assets, and the quality and performance of these assets;
●	Our ability to retain and hire competent employees and appropriately staff our operations;
●	Our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Investment Company Act and other laws; and
●	Changes to generally accepted accounting principles, or GAAP.

This list of risks and uncertainties, however, is only a summary of some of the most important factors and is not intended to be exhaustive. You should carefully review the “Risk Factors” section of this Offering Circular below. New factors may also emerge from time to time that could materially and adversely affect us.

ESTIMATED USE OF PROCEEDS

The table below sets forth our estimated use of proceeds from this Offering, assuming we sell $75,000,000 in shares of our common stock in this Offering. Shares of our common stock will be offered at $10.00 per share for 12 months from the date of qualification of this Offering. The use of funds from this Offering may vary reasonably based on changing market, business conditions and needs of the Company as determined by the business judgment of our management. The following is the current planned use of proceeds from the Offering.

We expect to use substantially all of the net proceeds from this Offering (after paying or reimbursing organization and Offering expenses) to invest in the acquisition of short-term rental properties and single-family homes, as well as, the expansion of our ReAlpha member platform.

Our management team will have broad discretion in the application of the net proceeds we receive from the Offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds.

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Shares Sold	1,875,000	3,250,000	5,625,00	7,500,000
Gross Proceeds	$18,750,000	$32,500,000	$56,250,000	$75,000,000
Selling Commissions	0	0	0	0
Dealer Manager Fee	187,500	325,000	562,500	750,000
Net Proceeds Before Expenses	$18,562,500	$32,175,000	$55,687,500	$74,250,000
Offering Expenses
Dealer Manager Expenses	0	0	0	0
Legal & Accounting	$75,000	$75,000	$75,000	$75,000
Publishing/EDGAR	$1,200	$1,200	$1,200	$1,200
Marketing and Sales Commission	$1,125,000	$1,950,000	$3,375,000	$4,500,000
Total Offering Expenses	$1,201,200	$2,026,200	$3,451,200	$4,576,200
Amount of Offering Proceeds Available for Use	$17,361,300	$30,148,800	$52,236,300	$69,673,800
Uses
Acquisition, Renovation, and Managing of Properties within the U.S.	$17,361,300	$30,148,800	$52,236,300	$69,673,800
Total Expenditures	$17,361,300	$30,148,800	$52,236,300	$69,673,800
Net Remaining Proceeds	$0	$0	$0	$0

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial condition and results of operations provides information that management believes is relevant to an assessment and understanding of our plans and financial condition. The following selected financial information is derived from our historical financial statements and should be read in conjunction with such financial statements and notes thereto set forth elsewhere herein and the “Cautionary Note Regarding Forward-Looking Statements” explanation included herein.

Overview

As of April 30, 2021, we owned and operated seven single family residences in the Dallas, Texas area and are building a pipeline for acquiring additional properties to be listed on Airbnb.

Recent Developments

Impact of Coronavirus Pandemic

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China. The virus has since spread to over 150 countries and every state in the United States. On March 11, 2020, the World Health Organization declared the outbreak a pandemic, and on March 13, 2020, the United States declared a national emergency.

The extent to which the pandemic may impact our results will depend on future developments which are highly uncertain and cannot be predicted as of the date of this Offering Circular, including new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among other things. Nevertheless, the pandemic and the current financial, economic and capital markets environment present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows.

Refinancing

The management of the Company is contemplating a streamlined approach towards the refinancing of acquired properties with multiple financing partners. These refinancing arrangements shall benefit our shareholders and Syndicate Members to assist in the growth of their property portfolio managed by ReAlpha.

Results of Operations

We are a newly formed company, and even though we have purchased seven properties from our parent company, our revenues are limited to a portion of the month of April 2021. However, the first property which we onboarded onto Airbnb generated 70% more revenue than the long-term rental potential of such properties. In April, the same property generated $1,880.

Promissory Notes

We have issued promissory notes payable to lenders related to the acquisition of our properties. These promissory notes range from 8.49% to 12.0%, with 6 months to 1 year principal amortization, as detailed below.

1.	Our Property at 825 Austrian Road, Grand Prairie, Texas, 75050, is secured for $152,136 by a promissory note issued in favor of LendingOne, LLC for a period of 1 year. This carries an interest of 8.49% per annum and is Guaranteed by Giri Devanur, CEO of ReAlpha.
2.	Our Property at 1011 Gallagher Street, Dallas, Texas, 75212, is secured for $160,000 by a promissory note issued in favor of LendingOne, LLC for a period of 1 year. This carries an interest of 8.49% per annum and is Guaranteed by Giri Devanur, CEO of ReAlpha.
3.	Our Property at 4107 Ladale Drive, Dallas, Texas, 75212, is secured for $126,000 by a promissory note issued in favor of SCF Jake, LP for a period of 6 months. This carries an interest of 12.00% per annum and is Guaranteed by Giri Devanur, CEO of ReAlpha.
4.	Our Property at 503 North Patton Avenue, Dallas, Texas, 75203, is secured for $177,974 by a promissory note issued in favor of LendingOne, LLC for a period of 1 year. This carries an interest of 8.49% per annum and is Guaranteed by Giri Devanur, CEO of ReAlpha.
5.	Our Property at 606 W Acheson Street, Denison, Texas, 75020, is secured for $98,000 by a promissory note issued in favor of SCF Jake, LP for a period of 6 months. This carries an interest of 12.00% per annum and is Guaranteed by Giri Devanur, CEO of ReAlpha.
6.	Our Property at 10337 Joaquin Drive, Dallas, Texas, 75228, is secured for $226,737 by a promissory note issued in favor of LendingOne, LLC for a period of 1 year. This carries an interest of 8.49% per annum and is Guaranteed by Giri Devanur, CEO of ReAlpha.

7.	Our Property at 506 West Parnell Street, Denison, Texas, 75020, is secured for $98,000 by a promissory note issued in favor of LendingOne, LLC for a period of 1 year. This carries an interest of 8.49% per annum and is Guaranteed by Giri Devanur, CEO of ReAlpha.

Off-Balance Sheet Arrangements

As of April 30, 2021, we had no off-balance sheet arrangements.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our consolidated financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are defined as those that involve significant judgment and potentially could result in materially different results under different assumptions and conditions. Management believes the following critical accounting policies are affected by our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition: Our revenues primarily consist of short-term rental revenues and through capital gains generated by the sale of our properties and other revenues. Additionally, we receive 20% of the gross revenues from the short-term rental properties as property management fees. We have the following revenue sources and revenue recognition policies:

●	Short-term rental revenues include revenues from the rental of our properties via Airbnb and such digital hospitality platforms; and
●	For every property which generates revenue through short-term rental ReAlpha charges 20% of the gross revenues as property management fees for the cost of up-keep, maintenance, upgrade, and related operating costs.

Investment Property and Equipment and Depreciation. Property and equipment are carried at cost. Depreciation for sites and buildings is computed principally on the straight-line method over the estimated useful lives of the assets (ranging from 15 to 25 years). Depreciation of improvements to sites and buildings, rental homes and equipment and vehicles is computed principally on the straight-line method over the estimated useful lives of the assets (ranging from 3 to 25 years). Land development costs are not depreciated until they are put in use, at which time they are capitalized as sites and land improvements. Interest expenses pertaining to acquired properties costs are capitalized. Maintenance and repairs are charged to expenses as incurred and improvements are capitalized. The costs and related accumulated depreciation of property sold or otherwise disposed of are removed from the financial statements and any gain or loss is reflected in the current year’s results of operations.

Impairment Policy. The Company applies FASB ASC 360-10, “Property, Plant & Equipment,” to measure impairment in real estate investments. Rental properties are individually evaluated for impairment when conditions exist which may indicate that it is probable that the sum of expected future cash flows (on an undiscounted basis without interest) from a rental property is less than the carrying value under its historical net cost basis. These calculations of expected future cash flows consider factors such as future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. Upon determination that a permanent impairment has occurred, rental properties are reduced to their fair value. For properties to be disposed of, an impairment loss is recognized when the fair value of the property (less the estimated cost to sell) is less than the carrying amount of the property measured at the time there is a commitment to sell the property and/or it is actively being marketed for sale. A property to be disposed will be reported at the lower end of the carrying amount or its estimated fair value, less its cost to sell. Subsequent to the date that a property is held for disposition, depreciation expense is not recorded.

Income Taxes. We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes. We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon the ultimate settlement with the related tax authority. We recognize interest and penalties, if any, with income tax expense in the accompanying consolidated statement of operations.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 requires that entities use a new forward looking “expected loss” model that generally will result in the earlier recognition of allowance for credit losses. The measurement of expected credit losses is based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. ASU No. 2016-13 is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2022. We adopted this standard on January 1, 2020. The adoption of this standard had no impact on our unaudited condensed consolidated financial statements.

In March 2019, the FASB issued ASU No. 2019-01, “Leases (Topic 842): Codification Improvements.” ASU 2019-01 aligns the guidance for fair value of the underlying asset by lessors with existing guidance in Topic 842. The ASU requires that the fair value of the underlying asset at lease commencement is its cost reflecting in volume or trade discounts that may apply. However, if there has been a significant lapse of time between the date the asset was acquired and the lease commencement date, the definition of fair value as outlined in Topic 820 should be applied. In addition, the ASU exempts both lessees and lessors from having to provide certain interim disclosures in the fiscal year in which a company adopts the new lease’s standard. The update is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. We have evaluated the impact this standard had on our consolidated financial statements and determined that it had no impact on our consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06 “Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity,” which simplifies the guidance for certain convertible debt instruments by removing the separation models for convertible debt with a cash conversion feature or convertible instruments with a beneficial conversion feature. As a result, convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. Additionally, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share and the treasury stock method will be no longer available. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2023, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. We are currently evaluating the potential impact this standard may have on our consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on our condensed consolidated financial statements.

OUR CORPORATE HISTORY AND STRUCTURE

We originally incorporated ReAlpha Tech Corp, the parent entity of the company, as a technology company in the State of Delaware on November 30, 2020. Since then, we have built technologies and platforms to identify, select, and acquire properties for short-term rental on Airbnb and other digital hospitality platforms. After the completion of development of such technologies, we incorporated ReAlpha Asset Management Inc. as a Delaware C-Corp on April 22, 2021 to benefit from the technologies developed by ReAlpha Tech Corp. We have signed a Master Services Agreement with ReAlpha Tech Corp to provide access to those technologies to scale our business operation, including acquisition of properties. Additionally, we will also be leveraging future technologies developed by ReAlpha Tech Corp for the benefit of investors, Syndicate Members, and Guests.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers, significant employees and directors as of April 22, 2021.

Name	Age	Position	Term of Office
Board Members
Brent Crawford	49	Chairman	Since Inception
Dr. Arthur Langer	67	Independent Director	Since Inception
Brian Cole	41	Independent Director	Since Inception
Giri Devanur	51	Chief Executive Officer	Since Inception
Executive Officers
Giri Devanur	51	Chief Executive Officer	Since Inception
Monaz Karkaria	47	Chief Operating Officer	Since Inception
Mike Logozzo	49	Chief Financial Officer	Since Inception
Tony Natoli	48	Chief Growth Officer	May 3, 2021
Christie Currie	24	Chief Marketing Officer	Since Inception

Brent Crawford is Principal and Founder of Crawford Hoying since 1994, in which he has grown a single investment property into one of the largest real estate firms in Columbus, Ohio. He personally oversees many aspects of the business, including raising private equity for specific investment into income producing properties, securing debt financing, managing relationships with equity investors, monitoring new acquisitions, ground-up development and debt placement for all projects, and guiding all new developments for the Company. Brent has spoken at many events as a Guest speaker covering topics such as current real estate trends, multi-family markets and development growth in central Ohio. In addition, he taught property management and real estate trends at the Fisher College of Business at The Ohio State University. He serves on the boards of Sophisticated Systems and The Ohio State Sports Medicine Center, and is the current President of the Center for Real Estate at The Ohio State University. He also is a current member of the Columbus Partnership. He is a 1995 graduate of The Ohio State University holding a bachelor’s degree in communications.

Dr. Arthur M. Langer is the Director of the Center for Technology Management, Vice-Chair of Faculty and Academic Director of the Executive Master of Science in Technology Management Program at the School of Professional Studies at Columbia University. Dr. Langer serves on the faculty of the Department of Organization and Leadership at the Graduate School of Education (Teachers College). He is also an elected member of the Columbia University Faculty Senate. Dr. Langer joined the faculty at Columbia University in 1984. Dr. Langer is the author of Strategic IT: Best Practices for Managers and Executives (2013), with Lyle Yorks, Guide to Software Development: Designing & Managing the Life Cycle (2012), Information Technology and Organizational Learning (2011), Analysis and Design of Information Systems (2007), Applied Ecommerce (2002), and The Art of Analysis (1997), and has numerous published articles and papers relating to service learning for underserved populations, IT organizational integration, mentoring and staff development. Dr. Langer consults with corporations and universities on information technology, staff development, management transformation, and curriculum development around the globe. Dr. Langer is also the Chairman and Founder of Workforce Opportunity Services, a non-profit social venture that provides scholarships and careers to underserved populations around the world. Prior to joining the faculty at Columbia University, Dr. Langer was Executive Director of Computer Support Services at Coopers & Lybrand, General Manager and Partner of Software Plus, and President of Macco Software more than five years ago. Dr. Langer holds a Bachelor of Arts in Computer Science, a Master of Business Administration in accounting and finance, and a Doctorate of Education from Columbia University.

Brian Cole is a member of Baird’s Technology and Services Investment Banking Group. In his role, Brian leads M&A and capital raising transactions, advising premier tech-enabled outsourcing companies. Prior to joining Baird, Brian was a manager in PricewaterhouseCoopers’ Transaction Services practice where he led mergers and acquisitions advisory and financial due diligence engagements for private equity and corporate clients including leveraged buyouts, mergers, carve-out divestitures, take-privates, and joint ventures. In the community, Mr. Cole serves on the advisory board of the United Performing Arts Foundation, an umbrella charitable organization and the largest donor to the state’s performing arts organizations. Brian received his M.B.A. from Indiana University’s Kelley School of Business and a B.S. in business from the same institution with honors.

Giri Devanur is our President, Chief Executive Officer, and became a member of our Board in April 2021. Giri Devanur is a representative of ReAlpha Tech Corp on the Board. He is a seasoned chief executive officer who has raised seed capital, venture capital, and private equity from global institutions. He has successfully executed acquisitions, mergers, and corporate investments. He has more than 25 years of experience in the information technology industry. Earlier, he was the CEO of Ameri 100 Inc., a global SAP consulting company that was listed on Nasdaq in November 2017. Previously, he founded WinHire Inc. in 2010, an innovative company building software products through technology and human capital management experts and combining them with professional services. He co-founded Ivega Corporation in 1997, an international niche IT consulting company with a special focus on financial services which merged with TCG in 2004, creating a 1,000+ person-focused differentiator in the IT consulting space. Giri Devanur has a master’s degree in technology management from Columbia University and a bachelor’s degree in computer engineering from the University of Mysore, India. He has attended executive education programs at the Massachusetts Institute of Technology and Harvard Law School.

Monaz Karkaria is the Chief Operating Officer of ReAlpha Tech Corp and has vast knowledge and experience in real estate investing. She has been investing in rental properties since 1999 and has been a part of over 100 real-estate transactions. Monaz has been President and founder of Ben Zen Investments LLC and Ben Zen Properties LLC since 2013. She is passionate about teaching and helping other real estate investors generate wealth and learn to invest in real estate the right way. Monaz was social director at ZANT a non-profit organization from 2015-2017. Monaz was a part of Citibank’s Retail operations team in 2012. She was a business consultant in Brazil from 2006-2008 and was also part of a sales team at Smith and Nephew FZE from 1997-2006.

Mike Logozzo is the CFO of ReAlpha Tech Corp. Prior to his current role at ReAlpha, Mike was Managing Director of the Americas Region for L Marks, covering the U.S., Canada, and Latin America from May 2019 to February 2021. He is a specialist in corporate innovation with expertise in leveraging the entrepreneurial ideas of young companies to solve business challenges. He was also a strategic and transformation leader at BMW Financial Services from 2001 to 2019. During his 18-year tenure, Mike was responsible for finance operations, innovation, and best practices integration at the automotive company’s Americas Regional Services Center in Columbus, Ohio and the headquarters in Munich, Germany. With his vast experience implementing innovation strategies and solutions in complex business environments, Mike was behind the first BMW Financial Services Collaboration Lab, Region Americas. Mike has a proven record of identifying and delivering value-added solutions, including with disruptive technology, in an effort to future proof businesses operating in a rapidly changing external environment.

Tony Natoli, prior to his position at ReAlpha Tony worked with one of the nation’s largest real estate education organizations as a trainer and speaker. He has traveled the world delivering thousands of educational real estate seminars to beginner investors on the hurdles and pitfalls of investing in real estate. Being the first Preview Speaker that they hired, he had the opportunity to help develop the company from just a handful of employees to over 500 employees in just 8 short years, having played a key role in the recruitment of talented individuals for the organization. His specialty is not only speaking and training but also leading sales teams to achieve their sales goals and targets. Tony also created Growth Opportunity, Inc. which is a business development and consulting organization helping organizations either launch or grow their existing infrastructure. In addition to being a speaker, leader and entrepreneur, Tony is a certified Master Coach in NLP helping people and organizations reach their goals. His breadth of experience in sales leadership, educational speaking and live event planning is essential to reaching new and seasoned investors from all over the world.

Christie Currie is the CMO of ReAlpha Tech Corp. She studied at Miami University and the Altman Institute for Entrepreneurship. During her college career Christie launched her own business in the MedTech space, winning multiple venture pitch competitions. Currie graduated summa cum laude at the top of the entrepreneurship class and was named Top Marketing Student in the Farmer School of Business. In 2019, Currie was named to Cincinnati 25 Under 25. Currie grew her MedTech venture Zandaland LLC and worked closely with large enterprises and healthcare systems. Currie and successfully partnered with a national non-profit to further build out the platform. Currie’s work in the startup community led her to the London-based corporate innovation firm, L Marks, where she led corporate organizations to identify strategic areas of need and successfully engage industry disrupting startups. Currie has mentored hundreds of these startups, coaching them on strategies to align their entrepreneurial solutions and technologies with the needs of specific corporate goals.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Upon closing the current financing transaction, we may establish a compensation committee of the Board that will meet and decide the salary and compensation structure of the board members and the executive team. This salary and other compensations will be calculated based on the average compatibility of other companies of that size and valuation.

The compensation committee shall decide the size and allocation methodology for the employee stock option plan in line with industry standards.

●	MARKET AND OTHER INDUSTRY DATA

This Offering Circular includes market and other industry data and estimates that are based on our management’s knowledge and experience in the real estate, financial services, and artificial intelligence markets in which we operate. The sources of such data generally state that the information they provide has been obtained from sources they believe to be reliable, but we have not investigated or verified the accuracy and completeness of such information. Our own estimates are based on information obtained from our and our affiliates experience in the markets in which we operate and from other contacts in these markets. We are responsible for all of the disclosure in this Offering Circular, and we believe our estimates to be accurate as of the date of this Offering Circular or such other date stated in this Offering Circular. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market and other industry data included in this Offering Circular, and estimates and beliefs based on that data, may not be reliable.

ReAlpha Asset Management Inc.’s business model is based on a digital marketplace with design and functions incorporating elements of multiple growing markets more fully described below:

The Airbnb Effect

Airbnb is an online community marketplace for people to list, discover, book and rent accommodations through easy-to-use technology. Platforms like Airbnb have increased traveler accommodation by enabling “home-sharing” on a global scale. Because of its scale and brand recognition, Airbnb has been chosen as the platform to market and operate ReAlpha Asset Management’s Short-Term Rental properties.

AMI intends to offer standardized and personalized experiences like those provided by individual hosts within the Airbnb system but at the scale and efficiency of professional hosts. Airbnb continues to grow its host community in size and quality though consistent investment. According to Airbnb’s S-1 filing, about 90% of Airbnb’s hosts are individual hosts with the majority having just a single listing. Professional hosts, such as property management companies, serviced apartment providers, and boutique hotels comprise only 10% of the host community.

Our belief is supported by the fact that multi-listing hosts have grown cumulatively faster when compared to single-listing hosts on Airbnb.

According to industry data, over 80% of Airbnb’s revenue comes from whole-unit rentals where the owner is not present during the Guest’s stay. Revenue growth for whole-unit rentals has increased by an average of 76% each year in most markets.

Airbnb’s focus on the broader, long-term stay market through its network of serviced apartments is a positive indicator for our business. Per the graph below, in 2019, 14% of nights booked on Airbnb were for stays 28 days or longer. This number went up to 24% in 2020. This demonstrates the growing demand for long-term stays on Airbnb and reinforces our investment thesis.

Menze, Jill. “People Are Staying Longer in Airbnbs - for Now.” PhocusWire, PhocusWire, 20 May 2020, www.phocuswire.com/airbnb-long-term-stays-on-rise.

The Robinhood Effect

According to the Wall Street Journal, retail investors have become more active than ever in the history of the United States making up nearly 20% of US equity trading (August, 31, 2020; Individual-Investor Boom Reshapes U.S. Stock Market). The barrier-to-entry for brokerage applications has decreased, which in turn, has created easier access to the market. Simultaneously, the emerging demographic of first-time investors is typically young people. Evidence has shown that approximately 78% of Robinhood users are under the age of 35, according to Fast & Company (August, 14, 2017; How Brokerage App Robinhood Got Millennials to Love the Market). Furthermore, due to the COVID-19 pandemic, there has been a substantial increase of 3 million retail investors on Robinhood in Q1 2020. A remarkable 83% of those who received stimulus checks in May 2020 invested half into the market, according to Mirae Assets (October, 15, 2020; The Renewed Rise of The Retail Investor). These macro trends are important to note because they signify the rapidly expanding growth of Millennial and Fintech investing.

We are expanding the democratization of inaccessible markets, which will revolutionize personal finances through the adoption of fractionalized ownership. A Company like ours will allow individuals with less capital and less direct involvement to invest in real estate projects.

The Stripe Effect

Integration of disconnected technology ecosystems refers to disruption created by companies like Stripe, which is a provider of payments infrastructure for the internet. Millions of businesses use Stripe’s software and APIs to accept payments, send payouts, and manage their businesses online. Stripe took a fragmented industry and created a fully integrated suite of payments products that bring together everything that’s required to build websites and apps that accept payments and send payouts globally. There is an opportunity to utilize ReAlpha’s core technological capabilities to unite the fragmented ecosystem currently serving markets like Airbnb.

INVH Effect

The consolidation of single-family homes backed by institutional capital is a relatively recent phenomenon that has become standard in the industry today. The single-family rental market was previously composed of a small percentage of institutionally owned rental homes. Companies like Invitation Homes entered the market and stepped in front of non-permanent capital investors that were looking to liquidate their portfolios.

This paved the way for longer-term, permanent capital entities with more established operating scale, providing growth opportunities beyond the underlying market growth. With increasing scale brought about by companies like Invitation Homes, the single-family rental sector has been able to deliver better operating efficiency.

COVID-19 Impact

The impacts of COVID-19 on the real estate markets have been unprecedented. Massive shutdowns due to the ongoing health crisis have dramatically altered the economy, which leads us to believe there will be an acute demand for structured financing and investments. Since the beginning of March 2020, the Federal Reserve launched an exceptional monetary stimulus, including lowering Federal Reserve benchmark rates to a range of zero to 0.25% and expanding its balance sheet to $6.6 trillion.

COVID-19 Impact on Travel

Resurgence of the travel market is expected to happen by Autumn 2021 based on early indicators which this will likely increase the demand for hosts’ multi-fold. In an interview aired by CNBC “TechCheck”, Airbnb CEO, Brian Chesky expects that more Guests will flock to Airbnb than the platform’s four million hosts can accommodate due to a resurging travel not seen in recent times.

According to a survey of a census-balanced sample of 1,994 U.S. adults conducted by the payments and commerce content platform, PYMNTS.com, about 65% of surveyed consumers want to re-engage in the physical world for fun and leisure activities, such as seeing friends and family and attending sporting events and concerts. According to the survey, about 60% of surveyed consumers said they want to be able to travel within the U.S. again. Also, about 56% of surveyed consumers wanted to eat out at restaurants again. Below is a breakdown of select activities that the surveyed consumers would like to engage with:

COVID-19 Impact on Real Estate

New home sales continue to be buoyant. Sales of new single-family housing in February 2021 was at a seasonally adjusted annual rate of 775,000 units, according to estimates released jointly by the U.S. Census Bureau and the Department of Housing and Urban Development.

Ref: https://www.census.gov/construction/nrs/pdf/newressales.pdf

According to the National Association of Home Builders (NAHB) estimates, the total count of second homes, vacation homes, and investment properties was 7.5 million, accounting for 5.5% of the total housing stock. These second homes account for 15% of new single-family home sales. Nearly 50% of those second homes are rented out using professional management companies.

Down payments for home buyers have not yet been simplified or reduced with one-fifth of home buyers putting down more than 20% as down payment. Fannie Mae has set the minimum credit score of 620 for a primary home and a minimum of 640 for a second home as long as there is a down payment of 25% or more. A typical requirement for borrowers seeking a mortgage is to have a maximum debt-to-income level of about 43%. However, individuals with primary home mortgages among other debts struggle to meet these requirements. The number of prospective home-buyers seeking support on down payments has reached exponential heights in the last four years.

Over the past 5 years, housing has become less affordable making home ownership more difficult to achieve. Macro-economically, the two-year median sales price of homes has increased at the fastest rate over the past five years.

U.S. Census Bureau and U.S. Department of Housing and Urban Development, Median Sales Price of Houses Sold for the United States [MSPUS], retrieved from FRED, Federal Reserve Bank of St. Louis; https://fred.stlouisfed.org/series/MSPUS, April 24, 2021.

Furthermore, the data of the U.S. Census Bureau, U.S. Department of Housing and Urban Development suggests that as the prices have increased, the supply has dropped over the same 5-year period. Since Q1 2020 at the start of the COVID-19 pandemic the monthly supply of houses has dropped to 3.5:1 (ratio) and has yet to re-stabilize. Monthly supply of houses has also been on a consistent downward trend since July 2018.

U.S. Census Bureau and U.S. Department of Housing and Urban Development, Monthly Supply of Houses in the United States MSACSR, retrieved from FRED, Federal Reserve Bank of St. Louis; https://fred.stlouisfed.org/series/MSACSR, April 24, 2021.

FRED data shows houses have gotten more expensive and supply has dropped since Q1 2021. Based on this, we expect consumer affordability to continue to decrease. Our platform is intended to provide access to new investors in real estate by empowering retail investor participation in short-term rental properties through previously inaccessible channels such as wholesale.

Social Proof

We believe that the effects of mass media networks such as HGTV™ have had a substantial impact on property investments and retail investor participation.

Today’s media has created a super-fan effect in the business of flipping and home renovation. Popular shows like The Property Brothers™ show eager viewers the power of value creation through real estate and renovation. Networks and programs like these have had an indisputable impact on the house flipping market in the U.S. today.

This show takes eager viewers through the journey of how the twin duo scouts run-down houses, negotiates their purchases, and then remodels them. The popularity of such shows has driven both positive and negative effects. On the positive side, they have opened the eyes of consumers to the concept of real estate as a wealth creation tool and asset class. Conversely, this has also led consumers to have a misconstrued perception that their own experiences could be alike to those they see on HGTV™. We believe this phenomenon has led to the romanticization of the real estate renovation process and has set unattainable expectations for the average individual.

Realistically, most people do not have access to the knowledge, networks and economies of scale it takes to pull off such quick and grandiose renovations. This can lead many astray in their perception of the hard work and financial risk in successfully pulling off a true “flip” and is especially concerning for the instant gratification generations of millennials and Gen Z. This also places huge pressure on renovation companies, contractors and service providers to meet this romanticized expectation. ReAlpha’s aim is to facilitate this process brought forth by emergent media content and social trends in a realistic and attainable manner to a new audience of potential consumers.

SUMMARY OF BUSINESS OPERATIONS

This summary highlights some of the information in this Offering Circular. It does not contain all of the information that you should consider before investing in our interests. You should read carefully the detailed information set forth under “Risk Factors” and the other information included in this Offering Circular. Except where the context suggests otherwise, the terms “ReAlpha” “ReAlpha AMI” “AMI” “our Company,” “we,” “us” and “our” refer to ReAlpha Asset Management Inc., a Delaware corporation; references in this Offering Circular to “Manager” refer to our parent organization, ReAlpha Tech Corporation, a Delaware corporation. All references in this Offering Circular to “$” or “dollars” are to United States dollars.

DESCRIPTION OF BUSINESS

Company Overview – Our Mission

ReAlpha Asset Management Inc. is a Delaware corporation, formed in April 2021. Our mission statement is to empower retail investor participation in short-term rental properties. We were founded on the belief that every person should have the access and freedom to pursue wealth creation through real estate. However, there are significant barriers to entry for the average individual and lucrative returns are currently mainly realized by the “big guys”: Private Equity firms and larger-scale developers. We intend to leverage technology to democratize access to short term rental investments. To support this idea, we intend to build what we believe would be a new model for property ownership and real estate investment. We believe in simplified wealth creation, access to new markets, diversification, exceptional Guest experiences and community building network effects.

ReAlpha is a digital marketplace that enables our Syndicate Members to simplify wealth creation through investments in short-term rental properties while delivering an exceptional Guest experience. We acquire single-family homes at discounts, renovate them to optimize after-repair value if needed, list them on short-term rental sites and manage them for our Syndicate Members who purchased home equity on our platform. In addition to managing the property operations, we are also managing the financial performance of the asset. We are integrating the power of multiple proven models across syndication, investment and property management.

The average person does not:	Proposed solution:
Have access to wholesale real-estate market prices.	As a bulk buyer, we have access to the wholesale real estate market, which most people do not even know exists. We are able to buy at a discount.
Have the cash for a 25% down payment.	ReAlpha has strategic partnerships with lending institutions, allowing us to put down as little as 10%.
Have the time to buy, renovate and manage an investment property.	ReAlpha handles everything. Syndicate Members never have to answer a Guest or pick up a paintbrush.
Want to deal with a complex mortgage process (personal guarantee, negotiation with lenders, personal credit checks).	ReAlpha eliminates the entire process for Syndicate Members. Syndicate Members will never need to give a personal guarantee and their credit will never be checked when financing directly through ReAlpha.
Qualification + lending Restrictions for mortgage - Income determines how much an individual can leverage/borrow.	ReAlpha Syndicate Members do not have to go through a personal qualification process. With as little as $2,500 Syndicate Members can own 12.25% of a property.
Short term rental risk perception by financial institutions. Very few banks will lend on the basis of short-term rental income or let you refinance in a timely manner.	ReAlpha has strategic partnerships with financial institutions that will provide long-term funding for short-term rentals because of our scale.
The average individual may not have the financial knowledge for creative financial engineering.	ReAlpha has streamlined complex financial matters that works behind the scenes to optimize Syndicate Member returns.

ReAlpha’s solution for wealth creation through short-term rental investments:

Step 1: Our Investment Sourcing Process

Our investment process leverages our network of wholesale properties, artificial intelligence, experienced team members, and data analysis to make our investment decisions:

ReAlpha has adapted the success of the BRRRRTM method to the short-term rental market. ReAlpha BRAINTM stands for “Buy, Rehab, Airbnb, reInvest, Next Property.” It is the ReAlpha investment cycle that buys homes quickly, adds value through rehab, builds cash flow by renting on Airbnb, refinances and invests the equity into the next property.

Simplify and Finance Homes

Sourcing - Wholesale market: ReAlpha’s in-house acquisition team uses analysis and screening tools and works in collaboration with local real estate professionals to find and source investment opportunities. The opportunities may include individual homes listed on the multiple listing service, bulk home portfolios, and off-market deals sourced by our staff and from leads generated from our member network.

Our Property Screening Process

1.	BRAINTM and the ReAlpha Score: ReAlpha Tech Corp’s patent pending algorithm, the ReAlpha Score, analyzes properties based on more than 25 different factors (e.g., proximity to airport, neighborhood, crime rates, and more) and gives a numerical score indicating how viable that property is for the short-term rental market. We believe the ReAlpha Score helps us to buy properties based on evaluations with a level of accuracy that competitors cannot easily emulate.
2.	ReAlpha HUMINTTM App: Properties that are sent through the ReAlpha Score are also simultaneously posted on our gamified appraisal app, HUMINTTM. Freelancing appraisers of real estate can offer their own scores for the properties. Those scores are compared against the ReAlpha Score.
3.	ReAlpha Analyst: Properties scoring high enough are then pushed to ReAlpha’s analyst team. This team is responsible for doing due diligence as well in-depth property level analysis will look at standard risk factors including condition of title, structural defects in the home, environmental issues, and other hazards such as floods & earthquakes.
4.	Asset Acquisition Team (AAT): Once our analyst team recommends a home purchase, the investment committee will convene to review due diligence materials and issue a decision on whether to purchase the property.

Step 2: Simplified Financing and Syndicate formation

Individuals who wish to become ReAlpha Syndicate Members may sign up on the ReAlpha M3 TM Platform (Member Money Management). Once signed up, they are presented with properties that made it through our 4-step sourcing process (as defined above).

●	Syndicate Members enter their investment criteria and amount
●	Select properties they are interested in
●	ReAlpha M3 TM platform uses AI (Artificial Intelligence) to match up to four Syndicate Members who have complementary criteria to form syndicates
●	Syndicate Members will be responsible for financing their portion of the initial cost

It is ReAlpha’s strategy to maintain at least 51% ownership of the property; if Syndicate Members are interested in investing a greater amount, we will encourage them to spread such investment amounts across a portfolio of homes.

At present, we allow four Syndicate Members per property. However, ReAlpha may change this number in the future.

MANAGE

Step 3: Renovate to optimize ARV

Once the property is acquired, AMI renovates the property to optimize the ARV. The average ARV of our first seven (7) properties is in excess of 20% of the purchase price of the property.

AMI integrates property management platforms and partners with national renovation organizations to ensure we have consistent delivery of projects. These partnerships also allow us to achieve economies of scale with various property inputs and materials.

Step 4: List on short-term rental site such as Airbnb

Once a property is renovated, ReAlpha lists the property on short-term rental sites such as Airbnb. As the property is added to the Syndicate Members’ portfolio and listed on short-term rental (STR) sites like Airbnb, they will receive quarterly dividends from the net revenue in correlation with their % of ownership.

We are building and integrating multiple technologies intended to make the Guest experience more consistent, differentiated and positive. In addition, consumers are very responsive to differentiation in the STR industry. AMI properties are designed to have value-add features designed to promote optimization of presentation and selection of our properties on Airbnb.

MULTIPLY

Step 5: Asset Management; Reinvesting Gains from Refinance and Sale

AMI’s strategy is to streamline financial milestones and use financial engineering tools to generate returns. In the short term, Syndicate Members realize the quarterly returns (dividends) from the short-term rental income. AMI expects that the long-term value of the investment will be with refinancing and sale of the property based on the ARV.

Syndicate Member Commitment:

When we refinance and sell, any gains are not intended to be immediately distributed. Instead, ReAlpha intends to continue compounding the Syndicate Members’ investment into equity in more properties. After three years, Syndicate Members will have the option to liquidate their ownership through the ReAlpha M3 TM platform.

If a Syndicate Member wishes to exit before the three years is up, they will generally be required to pay an early termination fee and be responsible for selling their membership interests to others on the platform.

Refinance: ReAlpha’s strategic partnerships with financial institutions allow us to refinance adequately based on the ARV.

Sale: When a 30% internal rate of return (IRR) is achieved, AMI may consider selling the property to avoid any future erosion of value in the asset or any potential market turbulence. Property buying and selling decisions have to be systematic and objective. Just as the ReAlpha Score allows us to make strategic buying decisions, we will also use this AI to prompt sell decisions (optimum profit level has been reached based on the short-term rental revenue, ARV and appreciating market conditions, etc.).

Through Refinance and Sale, AMI reinvests gains into additional properties for the same Syndicate Members. If needed, Syndicate Members may be required to invest an additional minimal amount.

Community

We intend to establish strong relationships within these communities. As we grow into new markets and their local communities, we expect to increase our access to investment and property opportunities. We want to continue to cater to the experience for which Airbnb has made the short-term rental market known. AMI intends to find ways to collaborate with local businesses in the communities that we have properties in. Through these partnerships we intend to identify and explore means to enhance the Guest experience and AMI brand identity.

Carbon Footprint

In an effort to do our part as an organization to combat climate change, AMI plans to operate in an environmentally friendly manner by exploring options such as:

●	modern utility management platform technologies to optimize the heat and cooling systems in each property
●	solar panels on top of our single-family homes
●	water preservation tools in showers
●	sustainable usage of furniture and materials
●	recycling bins at our properties (if possible, by city)

In addition, AMI intends to acquire lead-free certifications for our properties.

ReAlpha Technology Mission and Summary

To date, we have developed, patented and trademarked 3 technologies. However, this is only part of our technology roadmap. We intend to continue to innovate for our Syndicate Members by providing them with better wealth-creation tools, as well as generating returns by leveraging new technologies to optimize Guest experience.

ReAlpha BRAINTM & ReAlpha Score*

*Patent pending

The ReAlpha BRAINTM brings machine learning (ML) and artificial intelligence to the world of short-term rental investment. This platform leverages natural language processing (NLP) program to scan through large quantities of data regarding properties and ML algorithms to choose the properties that have higher than expected industry standard return on investment. For this, it gathers and integrates a variety of data relevant to the properties from multiple sources including wholesalers, various MLS data sources, realtors, small Airbnb “mom and pop” operators, and other larger property owners. For instance, data on the properties’ price, house structure and sale history from different MLS listings in the U.S. This data, combined with the information about the neighborhood appeal, accessibility and safety of the neighborhood surrounding the properties enables the algorithm to learn the hidden patterns underlying high return STR investments. This allows ReAlpha to predict how likely a particular property will generate expected profitability. The platform conveys this knowledge to the investment committee by assigning each property with a “ReAlpha Score” ranging from 0-100. The higher the value, the more favorable a property is for investment.

Currently, the process of analyzing a property’s investment typically begins with an email received from real-estate agent’s distribution list to which ReAlpha has subscribed. However, we use multiple other sources outside of inbound emails to identify properties. In the email scenario, the ReAlpha BRAINTM has an intelligent email parser based on natural language processing (NLP) that looks for the property of concern within the unstructured email and extracts its street address. This address is then used to query various data providers for a detailed description of the property’s structure, neighborhood and finances. This machine learning model, which is built and hosted on the Amazon Sagemaker platform provided by AWS, then calculates the ReAlpha Score for that property. The model also adjusts its learnings over time. As the AAT makes its decision to invest in properties, the model checks the effectiveness of its recommendations to reduce false positives and false negatives.

Amazon Sagemaker

Amazon Sagemaker is a cloud computing service provided by Amazon Web Services (AWS) which enables developers to build, train and deploy machine learning models at scale. It is a one stop solution for all tasks relevant to a machine learning pipeline, from labeling data to create accurate training datasets, experimenting and exploring the datasets, training the machine learning models on high-performance machines in the cloud, to finally deploying the model to serve its results in a highly scalable manner. The use of Amazon Sagemaker facilitates building our AI that ReAlpha BRAINTM can handle scaling and performance issues with low engineering overhead. It also allows ReAlpha BRAINTM to leverage state-of-the-art-machine learning models, which facilitates the performance not to be compromised in the quest for accuracy. ReAlpha BRAINTM also makes use of Amazon Sagemaker Autopilot that automates much of the key tasks of the machine learning pipeline thereby allowing rapid experimentation to choose the best model for suggesting a ReAlpha Score for the property.

HUMINT: ReAlpha HUMINT stands for “Human Intelligence” and is a complementary product to the ReAlpha BRAINTM and ReAlpha Score. ReAlpha HUMINT utilizes captcha-like technologies typically intended to distinguish humans from machine input as a way of thwarting automated extraction of data from websites. However, ReAlpha HUMINT is used to enhance ReAlpha’s AI capabilities through the gamification of property appraisals. HUMINT leverages freelancers to rate properties that come through the ReAlpha property sourcing funnel. Users would be provided daily with a list of properties and relevant data fetched by the ReAlpha BRAINTM. The freelancers would rate the properties on a number of dimensions like the neighborhood, appeal, safety, financial history and current market trends and provide their own “ReAlpha Score.” In return, the freelancers will be able to earn in-app points, which can be redeemed for perks and rewards. These crowdsourced ReAlpha scores and ratings will be factored into the final decision made by the investment committee together with the prediction given by the BRAINTM. The data is also continuously input into the training of the ReAlpha BRAINTM.

M3 TM (Member Money Management) Platform: The M3 TM Platform is a digital marketplace, which is a web-based and mobile accessible investment platform. Syndicate Members sign up through the platform by providing their real estate experience and preferences. The M3 TM platform serves Syndicate Members to search, select, and decide whether to invest in a ReAlpha owned property or not. Just as you may monitor your stock portfolio and performance on an app like Robinhood, the M3 TM platform gives ReAlpha Syndicate Members real-time visibility into their property asset portfolio and performance. Viewing the ReAlpha Scores as well as the details on the property’s neighborhood and finances, the member may decide to join in an ownership of a ReAlpha property through the platform itself.

The ReAlpha M3 TM platform is built on the premise and supports our mission to make real estate ownership accessible and user friendly. Below is an example of the user experience (UX) design of a user’s watch list where he/she can save properties that he/she might want to become a partial owner of. The second image shows the property UX, where investment and financial information are displayed for the user to aid with their decision-making process.

The ReAlpha Hub: The ReAlpha HubTM is an aggregator of smart-home technologies (hardware and software) used to aid the management of STRs and enhance Guest experience by utilizing AI with an integrated digital lock, visitor identification, Guest counter, decibel detection, anti-theft, and other technologies continually being added. The ReAlpha HubTM integrates technologies intended to support STR hosts with noise and occupancy control, asset tracking, tenant verification and more.

ReAlpha Partnerships

To streamline the property acquisition, renovation, management and marketing process we have established partnerships with the following nationwide corporations in the real estate industry:

1.	Crawford Hoying: Crawford Hoying is our Central Ohio’s resource for real estate development, management, and sales. They support ReAlpha with knowledge and expertise for large scale real estate acquisitions, renovations, and management of acquired properties.
2.	Lending One: LendingOne is a national direct private non-bank lender founded in 2014. LendingOne serves large landlords, developers and real estate funds. They support ReAlpha with financing both short term and long-term debt for purchasing properties.
3.	Contractors Inc.: Contractors Inc. is part of Crane Renovation Group, providing property renovation and maintenance services. They support ReAlpha with renovation and maintenance projects for our properties.
4.	Haughn Insurance: Haughn & Associates (H&A) is an independent insurance agency, who offers customized client solutions. They support ReAlpha with insurance for our properties.
5.	Title First: Title First services realtors, lenders, builders, developers, buyers and sellers with residential and commercial title and settlement needs. They support ReAlpha with the title management for our properties.
6.	Naamche: Artificial Intelligence Development Partner: Naamche is a software development company established for building artificial intelligence and machine learning technologies. Naamche’s team is helping ReAlpha in developing our AI and other technologies.

TRADEMARKS

Intellectual Property

As of the date of this Offering Circular, ReAlpha has filed for 3 trademarks and one provisional patent. As of the date hereof, the Company has the following pending software applications for federal trademarks in the United States:

Mark Name	International Classes	Application Number	Filed Date

ReAlpha M3 TM	035	90670058	2021-04-25

ReAlpha HUMINTTM	035	90670061	2021-04-25

ReAlpha BRAINTM	035	90670577	2021-04-25

Our Corporate Structure

Our Manager is our parent company, ReAlpha Tech Corp, a Delaware corporation. Pursuant to the terms of our Master Services Agreement, the Manager will provide certain management and advisory services to ReAlpha Asset Management Inc., as well as the management team and appropriate support personnel.

Our corporate structure is defined by the image below:

1.	ReAlpha Tech Corp

ReAlpha Tech Corp is the Manager and parent company of ReAlpha Asset Management Inc. The executive team of ReAlpha Tech Corp is also responsible for the overall management of AMI.

2.	ReAlpha Asset Management Inc.

We intend AMIs core business will be the identification, acquisition, financing, marketing and management of short-term rental properties for the benefit of our Syndicate Members and shareholders.

We expect the Regulation A+ investors to benefit from ownership of a portfolio of the properties ReAlpha intends to purchase. Unlike a real estate investment trust (REIT) structure, which is a blind pool, the ReAlpha Reg A+ shareholders would be able to invest in a portfolio of properties and potentially benefit from use of the asset based on un-occupied days. Through our incentive program, shareholders will be allocated a certain amount of ReAlpha rewards (see Referral Program Section) in accordance with their total investment in the Reg A+ Offering.

3.	Property LLCs & Syndicate Members

AMI will select properties using the ReAlpha BRAINTM and purchase such properties. Syndicate Members who sign up through the M3 TM platform, view available AIM properties, and select which one they would like to invest in partial ownership. A new LLC will be formed along with the Syndicate Members and AMI. AMI will continue to own 51% of the properties and maintain management control of each of the LLCs. Syndicate Members may buy up to 49% of the newly formed LLC. Based on the ReAlpha BRAINTM methodology, if the property reaches its desired IRR expectation, ReAlpha would sell the property and may reinvest the potential profit in further properties, which will be added to the same LLC.

We believe confining real estate assets will be useful in limiting liability related to those assets, subject to applicable state laws. We intend for each LLC to elect and qualify to be taxed as a separate legal entity for U.S. federal income tax purposes, commencing with the taxable year ending after the completion of the creation of such LLC.

4.	ReAlpha Tech Corp Portfolio Companies
A.	ReAlpha Operations Company: Responsible for day-to-day operations of ReAlpha AMI.
B.	ReAlpha India Operations Company: Supports in back-office operations of ReAlpha AMI.

Investment Objectives

Our investment objectives are:

●	Consistent cash flow from short-term tenants;
●	Long-term capital appreciation with leverage through ARV;
●	Favorable tax treatment of long--term capital gains; and
●	Capital preservation.

Although we intend to benefit from AI, we cannot assure shareholders or Syndicate Members that we will attain these objectives or that the value of our assets will not decrease.

Our Investment Criteria

We plan to have property acquisition investments evaluated using ReAlpha algorithms and intend to target properties with the following primary characteristics (which are not exclusive):

●	Properties with an appropriate ReAlpha score are considered for acquisitions;
●	Properties with a minimum of three (3) bedroom and two (2) bathrooms;
●	Properties with a price range of $100,000 - $500,000 and a repair/improvement budget requirement of less than 20% of the home purchase price;

The management team intends to regularly consider acquiring properties outside of these ranges depending on market conditions, uniqueness of the property, condition.

Investment Strategy – Our Market Opportunity

Our investment strategy is to acquire, invest in, rent on the STR market, manage, operate, selectively leverage and sell single family homes located in vibrant, growing short-term rental cities across U.S.A. In the future AMI may consider expanding to other favorable global markets. We believe that these markets should offer investors a blend of attractive yields and a prospect for long-term property value appreciation.

Market Selection

We intend to focus our business efforts on the markets in which Airbnb operates which exhibit the following characteristics:

●	Sufficient inventory to make it feasible to achieve scale in the local market (100 – 500 homes);
●	Large universities and skilled workforce;
●	Popular with Airbnb travelers; and
●	Favorable competitive landscape with respect to other institutional single family residence buyers;
●	Hotel room capacity and occupancy rates in given destinations.

We have started to acquire properties in our initial geographic market of Dallas, Texas. We believe that this market offers strong growth in population, jobs, rental rates, and value appreciation.

Dallas Market Data

●	According to AirDNA, Dallas’ occupancy rate averages 65%, ReAlpha’s exact target.
●	According to Mashvisor, Dallas Monthly Airbnb Rental Income: $2,980
●	According to Mashvisor, over ~25 million visitors come to Dallas, pushing up the demand for Dallas short term rentals.
●	According to Mashvisor, the listing prices of homes for sale in Dallas, TX remain much below the values in other top-performing markets, which suggests potential for a high yield.
●	A study by real estate platform IPX1031 ranked Dallas fifth among major cities for growth in Airbnb’s listings since 2017 (95.2 percent)
●	According to USA Today the Dallas-Fort Worth airport is the fifth-busiest airport in the world (in terms of operations) and ranks 15th in terms of passengers. Dallas is centrally located and within a four-hour flight from most North American destinations.
●	According to Visit Dallas, the Dallas area is home to 21 Fortune 500 companies including Exxon Mobil, JCPenney, AT&T, Texas Instruments, and others.
●	According to Visit Dallas, Dallas is home to 7 professional sports teams: The Dallas Cowboys (NFL); Dallas Stars (NHL); Dallas Mavericks (NBA); Dallas Wings (WNBA); FC Dallas (MLS) and the Texas Rangers (MLB) plus NASCAR and Indy racing. The area is also home to more than 200 golf courses.
●	According to College Simply, there are 12 colleges in Dallas and 34 colleges within 50 miles enrolling a total of 353,723 students.

We focus on acquiring properties we believe (1) are likely to generate stable cash flows in the STR market and (2) have potential for long-term capital appreciation, such as those located in neighborhoods with what we see as high growth potential and those available from sellers who are distressed or face time-sensitive deadlines.

We expect to revisit market statistics and market selection criteria on a periodic basis. Selected markets may not necessarily meet every single criterion. In the future, we may choose to enter additional markets such as, by way of example only, Miami, Columbus, Indianapolis, Charlotte, and other cities within the U.S.A. We may also evaluate certain additional, smaller markets in the future.

Investment Decisions and Asset Management

With respect to AMI’s purchase and sale of properties, the Asset Acquisitions Team (AAT) will be responsible for final decisions. They will use ReAlpha BRAIN Methodology and bespoke technologies to reach buy or sell decisions. We have developed an investment approach that combines the experience of our AAT, ReAlpha Score and a structure that emphasizes market research, underwriting standards and down-side analysis of the risks of each investment.

To execute our disciplined investment approach, we plan to have the AAT take responsibility for the profit and loss of each investment.

Steps of the ReAlpha BRAIN Methodology for property acquisition:

The following practices largely, not fully summarize our intended investment approach.

●	Local Market Research – Our AAT will research the acquisition and underwriting of each transaction.
●	Underwriting Discipline – Our AAT will examine all elements of a potential investment, including, with respect to real property, its location, income-producing capacity, prospects for long-range appreciation, tax considerations and liquidity.
●	Risk Management – Operating or performance risks generally arise at the investment level and often require real estate operating experience to cure. Our AAT will review the operating performance of investments against projections and provide the oversight necessary to detect and resolve issues as they arise.
●	Asset Management – Prior to the purchase of a property, our AAT will develop a property business strategy, which will be customized based on the acquisition and underwriting data. This is a forecast of the action items to be taken and the capital needed to achieve the targeted returns. The Manager will review such strategies.

Investments in Real Estate

Our investments in real estate are expected to generally take the form of holding free title until we achieve our profitability expectations. We will acquire such interests either directly or indirectly through the LLCs.

We anticipate our obligation to purchase any property generally will be conditioned upon the delivery and verification of certain documents from the seller or developer, including, where appropriate:

●	plans and specifications;
●	evidence of marketable title, subject to such liens and encumbrances as are acceptable to the Manager;
●	auditable financial statements covering recent operations of properties having operating histories; and
●	title and liability insurance policies

In determining whether to purchase a particular property, we may obtain an option on such property. The amount paid for an option, if any, may be surrendered if the property is not purchased and or credited against the purchase price if the property is purchased.

The terms and conditions of STR tenant bookings are expected to be primarily dictated by whichever STR site we list on, such as Airbnb. We expect we may additionally impose further “house rules” that may vary by property; however, we expect that a majority of our bookings will be terms customarily used between “hosts” and Guests for STR properties.

In purchasing, renting and developing properties, we will be subject to risks generally incident to the ownership of real estate and STRs.

Investment Process

We plan for the AAT to have the authority to make all the decisions regarding our investments consistent with the investment objectives and leverage policies approved by the AAT and subject to the limitations in the master services agreement.

The AAT is intended to focus on the sourcing, acquisition and management of residential properties. It should source our investments from former and current financing and investment partners, third-party intermediaries, competitors looking to share risk and investment, and securitization or lending departments of major financial institutions.

In selecting investments for us, the AAT may utilize an investment and underwriting process, which focuses on ensuring that each prospective investment is being evaluated appropriately. In addition to the specific investment criteria listed above, our AAT will consider the following factors when evaluating prospective investment opportunities:

●	The ReAlpha BRAIN Methodology (as detailed above);
●	Macroeconomic conditions that may influence operating performance;
●	Real estate market factors that may influence real estate valuations, real estate financing or the economic performance of real estate generally;
●	Fundamental analysis of the real estate, lease terms, zoning, operating costs and the asset’s overall competitive position in its market;
●	Real estate and leasing market conditions affecting the real estate;
●	The cash flow in place and projected to be in place over the expected hold period of the real estate;
●	The appropriateness of estimated costs and timing associated with capital improvements of the real estate;
●	A valuation of the investment, investment basis relative to its value and the ability to liquidate an investment through a sale or refinancing of the real estate;
●	Review of third-party reports, including appraisals, engineering and environmental reports;
●	Physical inspections of the real estate and analysis of markets; and
●	The overall structure of the investment and rights in the transaction documentation.

If a potential investment meets the criteria set by AAT, ReAlpha may decide to buy or sell such properties.

Leverage Policy

We may employ leverage to enhance total returns to our investors through a combination of senior financing on our real estate acquisitions, secured facilities, and capital markets financing transactions. We will seek to secure conservatively structured leverage that is long-term, non-recourse, non-mark-to-market financing to the extent obtainable on a cost-effective basis. To the extent leverage is employed it may come either in the form of government-sponsored programs or other long-term, non-recourse, non-mark-to-market financing. The AAT may from time to time modify our leverage policy at its discretion.

ReAlpha Business Process

The following steps are executed during the business process:

1.	Once the property details are received from various sources as defined above and the ReAlpha Score is generated, the AAT will decide whether a property will be acquired or not.

2.	An earnest money deposit is sent to the seller from an AMI account.

3.	AMI buys this property with a short-term loan from our lending partner.

4.	After the property inspections, AMI buys the property by taking appropriate closing steps like any other real estate acquisition.

5.	AMI awards the contract for renovation of this property to one of the preselected national partners.

6.	After the renovation, this property will be readied for Airbnb’s listing.

7.	This property will now be listed on our M3 platform along with others to be viewed and potentially selected by our Syndicate Members.

8.	Once a property was selected by an adequate number of Syndicate Members, AMI forms an LLC with those Syndicate Members owning 49% and AMI owning the remaining 51% of that LLC.

9.	After the LLC is formed, the property selected by the Syndicate Members will be transferred to that LLC.

10.	This property will now be listed on Airbnb for short-term rental purposes.

11.	The AMI will continue to manage the property for a gross fee of 20% of Airbnb’s revenues.

12.	Our Syndicate Members will receive a quarterly dividend proportional with the ownership based on the net profits after taxes from the overall performance of the property on Airbnb.

13.	Within a period of 12-to-18-month AMI will refinance this property by swapping the short-term loan with a long-term loan from our lending partner.

14.	If the ARV is higher than the purchase price, then the remainder money from the equity shall be used for purchasing additional properties in the same LLC for all owners.

15.	After the property is ready to generate the expected profitability, the property shall be sold to book the profit for the LLC.

16.	This profit, if any, shall be used to purchase further properties in the same LLC for all owners.

Operating Policies

Credit Risk Management. We may be exposed to various levels of credit and special hazard risk depending on the nature of our assets. We expect the Manager will review and monitor credit risk and other risks of loss associated with each investment. The Manager will monitor the overall credit risk and levels of provision for loss.

Interest Rate Risk Management. We will follow an interest rate risk management policy intended to mitigate the negative effects of major interest rate changes. We intend to minimize our interest rate risk from borrowings by attempting to “match-fund,” which means the Manager will seek to structure the key terms of our borrowings to generally correspond with the expected holding period of our assets.

Disposition Policies

We intend to hold and manage the properties we acquire for a period of 1-5 years. As each of our properties reaches what we believe to be its appropriate disposition value, we will consider disposing of the property. The determination of when a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property is anticipated to appreciate or decline substantially, and how any existing leases on a property may impact the potential sales price. The AAT will utilize the ReAlpha Score to measure properties against set key performance indexes and determine when to objectively dispose of a property. The AAT may determine that it is in the best interests of shareholders to sell a property earlier than 1 year or to hold a property for more than 5 years.

When we determine to sell a particular property, we intend to seek to achieve a selling price that captures the capital appreciation for investors based on then-current market conditions. We cannot assure you that this objective will be realized.

Following the sale of a property, the AAT expects to re-invest the proceeds of such sale, net of the property disposition fee as described below, into more properties on behalf of all investing Syndicate Members in the corresponding property. ReAlpha reserves the right to compound the gains for 3 years, after the 3 years if a Syndicate Member wishes to liquidate, ReAlpha will facilitate the sale of membership interest on the M3 TM of the applicable LLC (after payment of any accrued liabilities or debt on the property at that time).

Property Disposition Fee

Upon the disposition and sale of an LLC property, each property will be charged a market rate property disposition fee that should cover property sale expenses such as brokerage commissions, and title, escrow and closing costs. It is expected that this disposition fee charged to an LLC will range from six to eight percent of the property sale price.

Description of the Property Management Agreement

The Company will appoint a manager or a third-party property management company to serve as property manager to manage the underlying property of each LLC pursuant to a specific property management agreement.

The services provided by the property manager will include:

●	Ensuring compliance with local landlord/tenant and other applicable laws;
●	Handling tenant access to properties; and
●	Investigating, selecting, and, on behalf of the applicable property, engaging and conducting business with such persons as the property manager deems necessary to ensure the proper performance of its obligations under the property management agreement, including but not limited to consultants, insurers, cleaning personnel, insurance agents, maintenance providers, bookkeepers and accountants and any and all persons acting in any other capacity deemed by the property manager necessary or desirable for the performance of any of the services under the property management agreement.

Each property management agreement will terminate on the earlier of: (i) the manager’s discretion to terminate a property management agreement at predetermined renewal periods or by paying a termination fee, (ii) after the date on which the relevant property has been liquidated and the obligations connected to the property (including, contingent obligations) have been terminated, (iii) upon notice by one party to the other party of a party’s material breach of a property management agreement or (iv) such other date as agreed between the parties to the property management agreement.

We expect to each LLC to indemnify the property manager out of its assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which it becomes subject by virtue of serving as property manager under the respective property management agreements with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Property Management Fee

As compensation for the management of the properties, ReAlpha will collect a property management fee equal to twenty percent (20%) of the STR gross revenue generated. If a STR property is vacant and not producing rental income, the property management fee will not be paid during any such period of vacancy.

Operating Expenses

Each LLC of our Company will be responsible for the following costs and expenses attributable to the activities of our Company related to such property (we refer to these as Operating Expenses):

●	Mortgage principal and interest;
●	Property Tax;
●	Homeowner insurance;
●	Utilities

AMI will share the expenses related to the STR properties with the Syndicate Member and will bear its own operating and management expenses in proportion to the ownership of the LLC.

Competition

There are a number of established and emerging competitors in the real estate investment platform market. The market is fragmented, rapidly evolving, competitive, and with relatively low barriers to entry. We consider our competitive differentiators in our market to be:

●	our focus on the short-term rental market;
●	the ability for users to select which rental properties they would like to invest in;
●	Syndicate Member rewards program that allows for utilization of properties when they are unoccupied;
●	Consistent short-term rental income with use of optimum amounts of leverage;
●	our use of technology to make objective and strategic investments in property and market selection;
●	lower minimum investment amounts; and
●	favorable tax treatment associated with long-term capital gains.

We face competition primarily from other real estate investment platform companies such as Roofstock, Inc., Fundrise LLC, Invitation Homes, Pacaso, as well as a range of emerging new entrants.

Employees

We do not currently have any employees.

Legal Proceedings

None of our Company, or any director or executive officer of our Company or the Manager is presently subject to any material legal proceedings.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our Common Stock on a fully-diluted basis as of April 22, 2021, and (i) each of our directors and executive officers; (ii) all our directors and executive officers as a group; and (iii) any other securityholder who beneficially owns more than 10% of any class of our voting securities. Unless otherwise specified, the address for each beneficial holder is 6515 Longshore Loop, Suite 100, Dublin, Ohio, 43017.

Title of Class	Name and Address of the Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class as of April 22, 2021	Percent of Class after the Offering
Common Stock	ReAlpha Tech Corp.	40,000,000	100%	80%
Common Stock	Reg A+ Investors	7,500,000	0	20%

1)	Upon closing the current financing transaction, the compensation committee of the Board (the “Compensation Committee”) will meet and decide on the creation of an employee stock option plan in line with the industry standards.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The following includes a summary of transactions since our formation in April of 2021, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 and one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Compensation of Directors and Executive Officers”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Property 1

On April 22, 2021, ReAlpha Asset Management Inc. (AMI) completed the acquisition of the ReAlpha Series 1 LLC from ReAlpha Tech Corp for a purchase price of $196,989.74.

On December 23, 2020, ReAlpha Series 1 LLC purchased the 825 Austrian Road, Grand Prairie, Texas, 75050 property from Kumara S. Marupudi, for a price of $168,005.28, including all fees, and commissions. To pay the $168,005.28 and renovation cost of the property, ReAlpha Series 1 LLC borrowed a total of $152,136.00 from LendingOne. The total project cost was $196,989.74 with Earnest Money Deposit (EMD) & Down payment of $44,853.74.

Property 2

On January 20, 2021, ReAlpha Series 2 LLC purchased the 1011 Gallagher Street, Dallas, Texas, 75212 property from Intelivest LLC, for a price of $190,652.69, including all fees, and commissions. To pay the $190,652.69 and renovation cost of the property, ReAlpha Series 2 LLC borrowed a total of $160,000.00 from LendingOne. The total project cost was $204,784.44 with EMD & Down payment of $44,784.44.

Property 3

On March 01, 2021, ReAlpha Tech Corp Series 2 LLC purchased the 4107 Ladale Drive, Dallas, Texas, 75212 property from Universal Outsourcing LLC, for a price of $124,137.16, including all fees, and commissions. To pay the $124,137.16 and renovation cost of the property, ReAlpha Tech Corp Series 2 borrowed a total of $126,000.00 from LendingOne. The total project cost was $173,541.51 with EMD & Down payment of $47,541.51.

Property 4

On March 11, 2021, ReAlpha Series 2 LLC purchased the 503 North Patton Avenue, Dallas, Texas, 75203 property from Phillipson Hancock & Miller, for a price of $198,536.66, including all fees, and commissions. To pay the $198,536.66 and renovation cost of the property, ReAlpha 503 North Patton LLC borrowed a total of $177,974.00 from LendingOne. The total project cost was $230,445.67 with EMD & Down payment of $52,471.67.

Property 5

On March 2, 2021, ReAlpha Tech Corp Series 2 LLC purchased the 606 W Acheson Street, Denison, Texas, 75020 property from Anthony K Cork, for a price of $98,865.72, including all fees, and commissions. To pay the $98,865.72 and renovation cost of the property, ReAlpha Tech Corp Series 2 borrowed a total of $98,000.00 from LendingOne. The total project cost was $126,342.88 with EMD & Down payment of $28,342.88.

Property 6

On April 7, 2021, ReAlpha Series 2 LLC purchased the 10337 Joaquin Drive, Dallas, Texas, 75228 property from Stephen T Raye, for a price of $207,793.51, including all fees, and commissions. To pay the $207,793.51 and renovation cost of the property, ReAlpha Series 2 LLC borrowed a total of $226,737.00 from LendingOne. The total project cost was $278,669.47 with EMD & Down payment of $51,932.47

Property 7

On April 29, 2021, ReAlpha 7 LLC purchased the 506 West Parnell Street, Denison, Texas, 75020 property from Universal Outsourcing LLC, for a price of $128,127.40, including all fees, and commissions. To pay the $128,127.40 and renovation cost of the property, ReAlpha 7 LLC borrowed a total of $98,000.00 from LendingOne. The total project cost was $131,409.08 with EMD & Down payment of $33,409.08.

It is intended that in the future some of the additional LLCs will acquire their properties directly from the Manager or from a Manager affiliate. Prior to a sale to an LLC, the Manager, or the Manager affiliate, will acquire a property, repair and improve the property, and onboard the property on digital hospitality platforms like Airbnb. After curating the property on Airbnb for 6 to 12 months AMI may choose to refinance the property and release the down payment, which was used as the equity in the property. Such released money can be used for purchasing additional properties in the same LLC.

It is expected that each promissory note issued to the Manager or its affiliate with respect to the acquisition of a specific property will be repaid through future closings of the respective property or through additional future common stock Offerings. In the event that a particular promissory note is not repaid in full prior to its maturity date, the outstanding principal balance of that promissory note will be converted into the related LLC´s interests under the same terms as provided to investors in that Offering.

The repayment to our lender of an outstanding promissory note does not include reimbursements made to the Manager for Offering expenses or acquisition expenses, which will be paid separately to our Manager.

DESCRIPTION OF SECURITIES

General

The following description summarizes important terms of the classes of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation and our bylaws, which have been filed as exhibits to the Offering statement of which this Offering Circular is a part.

Our authorized capital stock consists of 50,000,000 shares of Common Stock, par value $0.001 per share.

As of April 22, 2021, there were 28,125,000 shares of Common Stock issued and outstanding. No other shares of our capital stock were issued and outstanding as of such date.

Common Stock

Holders of our Common Stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of our Common Stockholders, they are entitled to any dividends that may be declared by our board. Holders of our Common Stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities. Holders of our Common Stock have no preemptive rights to purchase shares of our stock. The shares of our Common Stock are not subject to any redemption provisions. The rights, preferences and privileges of holders of our Common Stock will be subject to those of the holders of any shares of our Preferred Stock that we may issue in the future.

Preferred Stock

Our articles of incorporation further authorize the board of directors to issue, from time to time, without stockholder approval, up to 10,000,000 shares of Preferred Stock. Our board may, from time to time, authorize the issuance of one or more classes or series of Preferred Stock without stockholder approval. Subject to the provisions of our articles of incorporation and limitations prescribed by law, our board is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any LLC, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our Preferred Stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

One of the effects of undesignated Preferred Stock may be to enable our board to discourage an attempt to obtain control of our Company by means of a tender offer, proxy contest, merger or otherwise. The issuance of Preferred Stock may adversely affect the rights of our Common Stockholders by, among other things: restricting dividends on the Common Stock; diluting the voting power of the Common Stock; impairing the liquidation rights of the Common Stock; or delaying or preventing a change in control without further action by the stockholders.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan (or a plan), subject to the Employee Retirement Income Security Act of 1974, as amended (or ERISA), should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in our interests. Accordingly, among other things, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA and corresponding provisions of Section 4975 of the Internal Revenue Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of the Internal Revenue Code). A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the plan that engages in such a non-exempt prohibited transaction may be subject to penalties under ERISA and the Internal Revenue Code. Thus, a plan fiduciary considering an investment in our interests also should consider whether the acquisition or the continued holding of our interests might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor (or the DOL).

The DOL has issued final regulations (or the DOL Regulations) as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act, the plan’s assets would include, for example, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public Offering occurred). Our interests are being sold in an Offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public Offering as a result of events beyond the issuer’s control. We expect our interests to be “widely held” upon completion of the initial public Offering.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an Offering in which the minimum investment is $10,000 or less, as is the case with our Offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under the operating agreement on the transfer of our interests are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of our interests to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

Assuming that our interests will be “widely held” and “freely transferable,” we believe that our interests will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our interests.

Certain individuals, including us, the Manager and any of their respective affiliates may be parties in interest and disqualified persons with respect to plans subject to ERISA or the Internal Revenue Code. Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code may arise if interests are acquired or held by a plan with respect to which we, the Manager or any of their respective affiliates is a party in interest or a disqualified person. Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Internal Revenue Code may be applicable, however, in certain cases, depending in part on the type of plan fiduciary making the decision to acquire our interests and the circumstances under which such decision is made. Accordingly, each holder of our interests will be deemed to have represented and agreed that its purchase and holding of such interests will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code.

PLAN OF DISTRIBUTION

General

We are offering up to a maximum of 7,500,000 shares of our common stock. The Offering is made through The Dalmore Group, our dealer manager, on a “best efforts” basis, which means that the dealer manager is only required to use its good faith efforts and reasonable diligence to sell the shares and has no firm commitment or obligation to purchase any specific number or dollar amount of the shares.

The shares will be sold at a public Offering price of $10 per share. The minimum initial investment is at least $500 and any additional purchases must be investments of at least $10.

This Offering will terminate at the earlier of: (1) the date at which the maximum amount of offered Common Stock has been sold, (2) the date which is one year after the offering statement of which this Offering Circular forms a part is qualified by the SEC, subject to an extension of up to an additional one year at the discretion of our Company and the dealer manager, or (3) the date on which this Offering is earlier terminated by us in our sole discretion.

Perks

Part of this Offering Circular is an incentive structure that allocates shareholders a certain amount of ReAlpha rewards. This incentive structure is based on a four level Tier hierarchy:

a)	Tier 1: Any investor that invests $10,000, or more, will be given the option to stay sixteen (16) days in ReAlpha properties for free.

b)	Tier 2: Any investor that invests $5,000, and up to $9,999, will be given the option to stay eight (8) days in ReAlpha properties for free.

c)	Tier 3: Any investor that invests $2,500, and up to $4,999, will be given the option to stay four (4) days in ReAlpha properties for free.

d)	Tier 4: Any investor that invests $1,000, and up to $2,499, will be given the option to stay two (2) days in ReAlpha properties for free.

The free stays, also called ReAlpha Credit, will be usable at any ReAlpha property with the following exceptions:

●	The ReAlpha Credit cannot be used during weekends;
●	The ReAlpha Credit cannot be used in properties worth $1 million or more;
●	The ReAlpha Credit cannot be used during black-out times (maintenance, high demand days, and additional days that will be up to ReAlpha to evaluate);
●	ReAlpha recognizes that at the date of this Offering Circular, there will be no properties to satisfy the free stays, and hence, expects to have the satisfactory supply of properties by 2025. Therefore, the ReAlpha Credit will be usable on a limited basis until the supply is created; and
●	The ReAlpha Credit is not transferable.

Referral Program

Part of this Offering Circular is a referral program to attract additional investors to invest in our common stock. The referral incentive for the referrer will be for every referee as following:

a)	$50 and;

b)	$100 credit usable for stays at ReAlpha property for every $1,000 invested by the referee.

The referrer will qualify for the incentives after the investment of the referee in this Regulation A+ Offering.

The total credit earned will be capped at $1,000 credit for free stay for each referee.

All referral orders must be placed through an active referral link or must use an active referral code, the referral cannot be added after order. The Referral Program and its terms are subject to change.

The Dalmore Group is a securities broker-dealer registered with the SEC and a member firm of FINRA. Its principal business address is 1177 Avenue of The Americas, 7th floor, New York, NY 10036. The dealer manager will manage, direct and supervise its associated persons who will be wholesalers in connection with the Offering. We expect the dealer manager to authorize other broker-dealers that are members of FINRA, which we refer to as participating broker-dealers to sell our Common Stock in this Offering.

COMPENSATION OF DEALER MANAGER AND PARTICIPATING BROKER-DEALERS

We have agreed to pay to the dealer manager a selling commission of 1.00% of the gross Offering proceeds. The Company may decide to add additional co-managers along with the dealer manager and decide the appropriate fees not exceeding 3.00% of the gross Offering proceeds.

In addition to the selling commissions, we have agreed to pay the dealer manager a one-time set-up fee of $5,000 and a one-time consulting fee of $20,000 payable after the FINRA issues a no-objection letter.

We may incentivize our Reg A+ Investors, Syndicate Members, and other associates who may assist the Company in helping acquire new investors/members to our platform either in the form of cash or cash equivalent incentives. Such incentives shall be approved by the management team in consultation with the legal advisors, merchant bank, and accounting advisors.

The table below sets forth the nature and estimated amount of all items viewed as compensation by FINRA, assuming we sell all the shares offered hereby.

	Per Share	Maximum Offering
Public Offering Price	$10.00	$75,000,000
Sales Commission(2)	-	-
Dealer Manager Fee(2)	$0.10	$750,000
Proceeds to us before expenses(1)(2)	$9.90	$74,250,000

(1) In addition to the selling commissions, we have agreed to pay the dealer manager a one-time set-up fee of $5,000 and a one-time consulting fee of $20,000 payable after the FINRA issues a no-objection letter.

(2) The combined selling commissions, dealer manager fee and additional compensation paid to the dealer manager for this Offering will not exceed 1% of the aggregate gross proceeds of this Offering. There will be no additional sales commissions.

We will be responsible for all expenses related to the issuance and distribution of the Common Stock in this Offering, including all expenses incident to marketing the Offering and submitting filings with federal and state regulatory authorities, legal and accounting fees, and all costs of reproduction and distribution of this Offering Circular and any amendment or supplement thereto. We estimate that our total Offering expenses, excluding the selling commissions and dealer manager fees, are expected to be approximately $4,500,000 for the maximum raise of $75,000,000.

To the extent permitted by law and our articles of incorporation, we will indemnify the participating broker-dealers and the dealer manager against certain civil liabilities, including certain liabilities arising under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the dealer manager agreement. Nevertheless, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is not enforceable.

PURCHASE OF SECURITIES BY OUR OFFICERS AND DIRECTORS

Our officers and directors and affiliates of our officers and directors are permitted to purchase shares in this Offering. Any such purchases shall be conducted in compliance with the applicable provisions of Regulation M.

INVESTMENT PROCEDURES

Investors must complete and execute a subscription agreement for a specific number of shares and pay for the shares at the time of the subscription. Subscription agreements may be submitted in paper form, or electronically, if electronic subscription agreements and signature are made available to you by your broker-dealer or registered investment advisor. Generally, when submitting a subscription agreement electronically, a prospective investor will be required to agree to various terms and conditions by checking boxes and to review and electronically sign any necessary documents. You may pay the purchase price for your shares by check or wire transfer in accordance with the instructions contained in your subscription agreement. Completed subscription agreements will be sent by your broker-dealer or registered investment advisor, as applicable, to the dealer manager at the address set forth in the subscription agreement. Subscription payments should be delivered directly to the escrow agent, North Capital Private Securities Corporation, in accordance with the instructions contained in the subscription agreement. If you send your subscription payment to your broker or registered investment advisor, then your broker or registered investment advisor will immediately forward your subscription payment to the escrow agent. Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part.

You may not subscribe to this Offering prior to the date Offering statement of which this Offering Circular forms a part is qualified by the SEC. Before such date, you may only make non-binding indications of your interest to purchase securities in the Offering. For any subscription agreements received after such date, we have the right to review and accept or reject the subscription in whole or in part, for any reason or for no reason. If rejected, we will return all funds to the rejected investor within ten business days. If accepted, the funds will remain in the escrow account until all conditions to closing have been satisfied or waived, at which point we will have an initial closing of the Offering and the funds in escrow will then be transferred into our general account.

Following the initial closing of this Offering, we expect to have several subsequent closings of this Offering until the maximum Offering amount is raised or the Offering is terminated. We expect to have closings on a monthly basis and expect that we will accept all funds subscribed for each month subject to our working capital and other needs consistent with the use of proceeds described in this Offering Circular. Investors should expect to wait approximately one month and no longer than forty-five days before we accept their subscriptions and they receive the securities subscribed for. An investor’s subscription is binding and irrevocable and investors will not have the right to withdraw their subscription or receive a return of funds prior to the next closing unless we reject the investor’s subscription. You will receive a confirmation of your purchase promptly following the closing in which you participate.

Investment Amount Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

As a Tier 2, Regulation A Offering, investors must comply with the 10% limitation to investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D. If you meet one of the following tests you should qualify as an accredited investor:

●	A person who had individual income in excess of $200,000 in each of the two most recent years or joint income with their spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;
●	A person whose individual net worth, or joint net worth with their spouse or spousal equivalent, exceeds $1,000,000;
●	A director or executive officer of our Company;
●	A person holding one of the following licenses in good standing: General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), or the Investment Adviser Representative license (Series 65);
●	An entity all of whose beneficial equity owners meet one of the conditions in the first two bullets above;
●	An entity that has total assets in excess of $5,000,000, was not formed for the specific purpose of acquiring the securities offered and is one or more of the following (A) an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; (B) a corporation, (C) a Massachusetts or similar business trust, (D) a partnership, or (E) a limited liability company;
●	A trust with total assets exceeding $5,000,000, which was not formed for the specific purpose of acquiring the securities offered and whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the investment in the securities offered;

●	A bank, as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;
●	A broker or dealer registered pursuant to section 15 of the Exchange Act;
●	An investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state;
●	An investment adviser relying on the exemption from registering with the SEC under section 203(l) or (m) of the Investment Advisers Act of 1940, or the Investment Advisers Act;
●	An insurance company as defined in section 2(a)(13) of the Securities Act;
●	An investment company registered under the Investment Company Act of 1940, or the Investment Company Act, or a business development company as defined in section 2(a)(48) of the Investment Company Act;
●	A Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958;
●	A Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;
●	A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
●	An employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 and (A) the investment decision is made by a plan fiduciary, as defined therein, in Section 3(21), which is either a bank, savings and loan association, insurance company, or registered investment adviser; or (B) the employee benefit plan has total assets in excess of $5,000,000; or (C) the plan is a self-directed plan with investment decisions made solely by persons who are “accredited investors” as defined therein;
●	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act;
●	A “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act: (A) with assets under management in excess of $5,000,000, (B) that is not formed for the specific purpose of acquiring the securities offered, and (C) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;
●	A “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act, of a family office meeting the requirements in the bullet above and whose prospective investment in the issuer is directed by such family office pursuant to clause (C) of that bullet; and/or
●	An entity, of a type not listed in the bullets above for entities, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000.

For purposes of calculating net worth, a person’s primary residence is not included as an asset; indebtedness that is secured by a primary residence, up to the estimated fair market value of the primary residence at the time of the purchase of securities, is not included as a liability (except that if the amount of such indebtedness outstanding at the time of the purchase of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess is included as a liability); and indebtedness that is secured by a primary residence in excess of the estimated fair market value of the primary residence at the time of the purchase of securities is included as a liability.

In determining income, an investor should add to the investor’s adjusted gross income any amounts attributable to tax-exempt income received, losses claimed as a limited partner in any limited partnership, deduction claimed for depletion, contribution to an IRA or Keogh plan, alimony payments, and any amount by which income for long-term capital gains has been reduced in arriving at adjusted gross income.

OFFER RESTRICTIONS OUTSIDE THE UNITED STATES

Other than in the United States, no action has been taken by us or the dealer manager that would permit a public Offering of the securities offered by this Offering Circular in any jurisdiction where action for that purpose is required. The securities offered by this Offering Circular may not be offered or sold, directly or indirectly, nor may this Offering Circular or any other Offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this Offering Circular comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this Offering Circular. This Offering Circular does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this Offering Circular in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business; however, no such claims have been identified as of April 30, 2021 that would have a material adverse effect on the Company’s financial position, results of operations or cash flows

The Company from time to time enters into contracts that contingently require the Company to indemnify parties against third claims. These contracts primarily relate to: (i) arrangements with customers which generally include certain provisions for indemnifying customers against liabilities if the services infringe a third party’s intellectual property rights, (ii) the Regulation A Issuer Agreement where the Company may be required to indemnify the placement agent for any loss, damage, expense or liability incurred by the other party in any claim arising out of a material breach (or alleged breach) as a result of any potential violation of any law or regulation, or any third party claim arising out of any investment or potential investment in the offering, and (iii) agreements with the Company’s officers and directors, under which the Company may be required to indemnify such persons from certain liabilities arising out of such persons’ relationships with the Company. The Company has not incurred any material costs as a result of such obligations and has not accrued any liabilities related to such obligations in the financial statement at April 30, 2021.

ACCOUNTING EXPERTS

The consolidated financial statements of our company for the fiscal year ended April 30, 2021 have been audited by GBQ Partners LLC, an independent auditor, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Offering statement, and are included in reliance on such reports, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an Offering statement with the SEC on Form 1-A under the Securities Act with respect to the shares offered in this Offering. This Offering Circular does not contain all of the information set forth in the Offering statement. For further information with respect to the offered in this Offering and our Company, we refer you to the Offering statement and to the attached exhibits. With respect to each such document filed as an exhibit to the Offering statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our Offering Circular and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

Our SEC filings, including the Offering statement and the exhibits filed with the Offering statement, are also available on the SEC’s website at sec.report, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Additionally, we will make these filings available, free of charge, on our website at www.mhproperties.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this Offering Circular and is not incorporated by reference into this document.

REALPHA ASSET MANAGEMENT INC.

AND

SUBSIDIARIES

A DELAWARE CORPORATION

CONSOLIDATED FINANCIAL STATEMENT AND
INDEPENDENT AUDITOR’S REPORT

APRIL 30, 2021

To the Board of Directors and Shareholders

ReAlpha Asset Management, Inc. and Subsidiaries

Dublin, Ohio

Independent Auditor’s Report

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of ReAlpha Asset Management, Inc. and Subsidiaries (the “Company”), which comprise the consolidated balance sheet as of April 30, 2021, and the related consolidated statements of operations, shareholders’ equity, and of cash flows for the period from April 22, 2021 (inception) to April 30, 2021, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ReAlpha Asset Management, Inc. and Subsidiaries as of April 30, 2021, and the results of its operations and its cash flows for the period from April 22, 2021 (inception) through April 30, 2021, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company is newly formed and incurred operating losses and needs to raise additional funds to meet its obligations and sustain its operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/S/ GBQ Partners LLC
Columbus, Ohio
May 4, 2021

Consolidated Balance Sheet

April 30, 2021

2021
ASSETS
Investments in real estate, net	$1,137,616
Cash	108,172
Restricted cash	225,048
Related party receivables	4,718
Prepaid expenses	5,670

TOTAL ASSETS	$1,481,224

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Long-term debt, net	$1,007,994
Accrued expenses	1,643
Total liabilities	1,009,637

Equity
Common stock	40,000
Additional paid-in capital	410,000
Accumulated deficit	(3,342)
Total shareholders’ equity of ReAlpha Asset Management, Inc.	446,658

Non-controlling interests members’ equity	24,929
Total shareholders’ equity	471,587

TOTAL LIABILITIES AND EQUITY	$1,481,224

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statement of Operations

For the Period from April 22, 2021 (inception) to April 30, 2021

For the Period from April 22, 2021 (inception) to April 30, 2021
Rental Income	$784

Expenses
Real estate taxes and insurance	556
General and administrative expenses	1,500
Depreciation and amortization	832
Interest expense, net	1,309
Total expenses	4,197

Net Loss	(3,413)

Less: Net Loss Attributable to Non-Controlling Interests	(71)

Net Loss Attributable to ReAlpha Asset Management, Inc.	$(3,342)

The accompanying notes are an integral part of the consolidated financial statements.

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	ReAlpha Asset Management, Inc. and Subsidiaries Equity	Non- Controlling Interest Members’ Equity	Total Shareholders’ Equity
Balance at April 22, 2021 (Inception)	$-	$-	$-	$-	$-	$-
Net loss	-	-	(3,342)	(3,342)	(71)	(3,413)
Contributions	40,000	410,000	-	450,000	25,000	475,000
Balance at April 30, 2021	$40,000	410,000	$(3,342)	$446,658	$24,929	$471,587

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statement of Cash Flows

For the Period from April 22, 2021 (inception) to April 30, 2021

For the Period from April 22, 2021 (inception) to April 30, 2021
Cash Flows from Operating Activities
Net loss	$(3,413)
Adjustments to reconcile net loss to net cash and restricted cash used in operating activities:
Depreciation and amortization	832
Changes in operating assets and liabilities:
Related party receivables	(4,718)
Other assets	(5,670)
Accrued expenses	1,643
Total adjustments	(7,913)

Net cash and restricted cash used in operating activities	(11,326)

Cash Flows from Investing Activities
Acquisition of real estate investments
Additions to real estate investments	(98,189)

Net cash and restricted cash used in investing activities	(98,189)

Cash Flows from Financing Activities
Proceeds from issuance of on long-term debt	98,000
Contributions	344,735

Net cash and restricted cash provided by financing activities	442,735

Net increase in cash and restricted cash	333,220

Cash and Restricted Cash - Beginning of Year	-
Cash and Restricted Cash - End of Year	$333,220

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$23

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Contributions of property and equipment, net	$1,039,591
Assumption of Long-term debt	930,847
Contributions of non-cash assets and liabilities, net	105,265
Transfer of capital injection from non-controlling interests of consolidated subsidiaries	25,000

Reconciliation of Cash and Restricted Cash
Cash	$108,172
Restricted cash	225,048
Total cash and restricted cash	$333,220

The accompanying notes are an integral part of the consolidated financial statements.

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Contributions of property and equipment, net	$1,039,591
Assumption of long-term debt	930,847
Contributions of non-cash assets and liabilities, net	105,265
Transfer of capital from non-controlling interests of consolidated subsidiaries	25,000

Reconciliation of Cash and Restricted Cash:
Cash	$108,172
Restricted cash	225,048
Total cash and restricted cash	$333,220

The accompanying notes are an integral part of the consolidated financial statements.

NOTE 1: Nature of Operations

ReAlpha Asset Management, Inc. (ReAlpha AMI), incorporated in Delaware on April 22, 2021, together with its subsidiaries described below are collectively referred to as “the Company”. The Company is primarily engaged in the business of the identification, acquisition, financing, marketing and management of short-term rental properties for the benefit of the Company’s members and shareholders.

The Company’s majority shareholder, ReAlpha Tech Corp., purchased part of the Company’s investment in real estate prior to the Company’s inception for $1,040,454. During the period ended April 30, 2021, the Company recognized $1,039,591 in contributions of assets from the majority shareholder and assumption of long term debt of $930,847.

As of April 30, 2021, the Company has the following subsidiaries:

Company Name	Date of Incorporation	% of Ownership held by the Company	Relationship with the Company

ReAlpha LLC Series 1	December 18, 2020	75%	Subsidiary
ReAlpha LLC Series 2	December 24, 2020	75%	Subsidiary
ReAlpha 503 North Patton LLC	February 18, 2021	100%	Subsidiary
ReAlpha 7 LLC	March 31, 2021	100%	Subsidiary

NOTE 2: Going Concern

The Company’s consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company commenced operations as of April 22, 2021, and has not yet realized its planned operations. The Company is dependent upon additional capital resources for full commencement of its planned operations and is subject to significant risks and uncertainties, including failing to secure funding to commence the Company’s planned operations or failing to profitably operate the business.

Management believes that the Company will continue to incur losses for the foreseeable future and will need equity or debt financing or will need to generate additional revenues from the property rental activity to sustain its operations until it can achieve profitability and positive cash flows. The Company intends to raise funds through various potential sources, such as equity or debt financings; however, the Company can provide no assurance that such financing will be available on acceptable terms, or at all. If adequate financing is not available, the Company may be required to significantly curtail or cease its operations, and its business would be jeopardized.

Management has determined that these matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a period of at least one year from the date these consolidated financial statements are issued. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3: Summary of Significant Accounting Policies

Basis of Presentation

The Company prepares its consolidated financial statements under the accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and Article 8 of Regulation S-X of the rules and regulations of the SEC.

Principles of Consolidation

The Company consolidates entities when the Company owns, directly or indirectly, a majority interest in the entity or are otherwise able to control the entity. The Company consolidates variable interest entities (“VIEs”) in accordance with Accounting Standards Codification (“ASC”) 810, Consolidation, if the Company is the primary beneficiary of the VIE as determined by the power to direct the VIE’s activities and the obligation to absorb its losses or the right to receive its benefits, which are potentially significant to the VIE. A VIE is broadly defined as an entity with one or more of the following characteristics: (a) the total equity investment at risk is insufficient to finance the entity’s activities without additional subordinated financial support; (b) as a group, the holders of the equity investment at risk lack (i) the ability to make decisions about the entity’s activities through voting or similar rights, (ii) the obligation to absorb the expected losses of the entity, or (iii) the right to receive the expected residual returns of the entity; or (c) the equity investors have voting rights that are not proportional to their economic interests, and substantially all of the entity’s activities either involve, or are conducted on behalf of, an investor that has disproportionately few voting rights.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment in Real Estate and Depreciation and Amortization

Real estate assets are carried at cost. Depreciation is calculated on the straight-line method over the estimated lives of the assets (27.5 years for residential rental property and 5 years for furniture and fixtures). Major additions and betterments are capitalized and depreciated. Maintenance and repairs, which do not improve or extend the estimated useful lives, are expensed as incurred. Upon disposal of assets, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss resulting from the disposal is recorded in the period of disposition in the accompanying consolidated statement of operations.

NOTE 3: Summary of Significant Accounting Policies (continued)

Impairment Policy

The Company applies FASB ASC 360-10, “Property, Plant & Equipment,” to measure impairment in real estate investments. Rental properties are individually evaluated for impairment when conditions exist which may indicate that it is probable that the sum of expected future cash flows (on an undiscounted basis without interest) from a rental property is less than the carrying value under its historical net cost basis. These expected future cash flows consider factors such as future operating income, trends and prospects as well as the effects of leasing demand, competition and other factors. Upon determination that a permanent impairment has occurred, rental properties are reduced to their fair value. For properties to be disposed of, an impairment loss is recognized when the fair value of the property, less the estimated cost to sell, is less than the carrying amount of the property measured at the time there is a commitment to sell the property and/or it is actively being marketed for sale. A property to be disposed of is reported at the lower of its carrying amount or its estimated fair value, less its cost to sell. Subsequent to the date that a property is held for disposition, depreciation expense is not recorded. There were no such impairment adjustments during the period ended April 30, 2021.

Revenue Recognition

Revenues are recognized in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 606 for revenue recognition. The Company recognizes revenues in a manner to depict the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services. The Company considers revenue realized or realizable and earned when all the five following criteria are met: (1) identification of the contract with a customer, (2) identification of the performance obligations in the contract, (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligations in the contract, and (5) recognition of revenue when (or as) performance obligations are satisfied.

Revenues primarily consist of short-term rental revenues, fee and other income and gains generated by the sale of properties. The Company has the following revenue sources and revenue recognition policies:

●	Short-term rental revenues include revenues from the rental of properties via Airbnb and such digital hospitality platforms.

●	Fee and other income include late fees, violation fees and other revenue arising from contractual agreements with third parties. This revenue is recognized as the services are transferred in accordance with ASC 606

NOTE 3: Summary of Significant Accounting Policies (continued)

Deferred Financing Costs

Deferred financing costs represent loan fees, legal fees and other third-party costs associated with obtaining financing and are presented on the balance sheet as a direct deduction from the carrying value of the associated debt. These costs are amortized to interest expense over the terms of the respective financing agreements using the interest method. Unamortized deferred financing costs are generally expensed when the associated debt is refinanced or repaid before maturity unless specific rules are met that would allow for the carryover of such costs. Costs incurred in seeking financing transactions that do not close are expensed in the period in which it is determined that the financing will not close.

Recent Accounting Pronouncements

Consistent with the treatment for emerging growth companies under the Jumpstart Our Business Startups (JOBS) Act, the Company has elected to delay the implementation of new accounting standards to the extent such standards provide for delayed implementation by non-public business entities.

New Accounting Standards Issued and Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 requires that entities use a new forward looking “expected loss” model that generally will result in the earlier recognition of allowance for credit losses. The measurement of expected credit losses is based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. ASU No. 2016-13 is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2022. The Company is currently evaluating the potential impact this standard may have on the consolidated financial statements.

In March 2019, the FASB issued ASU No. 2019-01, “Leases (Topic 842): Codification Improvements.” ASU 2019-01 aligns the guidance for fair value of the underlying asset by lessors with existing guidance in Topic 842. The ASU requires that the fair value of the underlying asset at lease commencement is its cost reflecting in volume or trade discounts that may apply. However, if there has been a significant lapse of time between the date the asset was acquired and the lease commencement date, the definition of fair value as outlined in Topic 820 should be applied. In addition, the ASU exempts both lessees and lessors from having to provide certain interim disclosures in the fiscal year in which a company adopts the new leases standard. The update is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. The Company is currently evaluating the potential impact this standard may have on the consolidated financial statements.

NOTE 3: Summary of Significant Accounting Policies (continued)

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The Company recognizes deferred tax assets to the extent that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations.

If it is determined that the Company would be able to realize the deferred tax assets in the future in excess of their net recorded amount, an adjustment would be made to the deferred tax asset valuation allowance, which would reduce the provision for income taxes. The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) it is determined whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes and interest and penalties, if any, with income tax expense in the accompanying consolidated statement of operations.

Statements of Cash Flows

For the purpose of reporting cash flows, cash and restricted cash includes cash on hand and cash on deposit with financial institutions.

NOTE 4: Investment in Real Estate

Investment in real estate consisted of the following as of April 30, 2021:

	Cost	Accumulated Depreciation and Amortization	Net Investment

Land	$106,166	$-	$106,166
Buildings and building improvements	955,493	(855)	954,638
Furniture and fixtures	12,367	(172)	12,195
Construction in-progress	64,617	-	64,617

Total investment in real estate	$1,138,643	$(1,027)	$1,137,616

Depreciation and amortization expense was $164 for the period from April 22, 2021 (inception) to April 30, 2021.

All investments in real estate as of April 30, 2021 were pledged as collateral for the Company’s secured long-term debt.

NOTE 5: Cash and Restricted Cash

The Company maintains its cash in one account with one financial institution, and cash balances may, at times, exceed federally insured limits.

During the closing on an investment in rental real estate property or real estate held for improvement transaction, the Company may place a cash deposit on the property being acquired or fund amounts into escrow. These deposits are placed before the closing process of the property is complete.

NOTE 6: Long-Term Debt

The Company has issued promissory notes payable to lenders related to the acquisition of properties. These promissory notes range from 8.49% to 12.0%, with 6 months to 1 year, as detailed below.

Long-term debt consisted of the following as of April 30, 2021:

Mortgage note with a bank. The note bears interest at a rate of 8.49% and provides for monthly interest only payments. The note matures on February 1, 2022, at which time there is a balloon payment of remaining principal and interest due, and is secured by the property as well as guaranteed by a shareholder of the Company.	$150,000

Mortgage note with a bank. The note bears interest at a rate of 8.49% and provides for monthly interest only payments. The note matures on May 1, 2022, at which time there is a balloon payment of remaining principal and interest due, and is secured by the property as well as guaranteed by a shareholder of the Company.	226,737

Mortgage note with a bank. The note bears interest at a rate of 8.49% and provides for monthly interest only payments. The note matures on April 1, 2022, at which time there is a balloon payment of remaining principal and interest due, and is secured by the property as well as guaranteed by a shareholder of the Company.	177,974

Mortgage note with a bank. The note bears interest at a rate of 8.49% and provides for monthly interest only payments. The note matures on May 1, 2022, at which time there is a balloon payment of remaining principal and interest due, and is secured by the property as well as guaranteed by a shareholder of the Company.	98,000

NOTE 6: Long-Term Debt (continued)

Mortgage note with a bank. The note bears interest at a rate of 8.49% and provides for monthly interest only payments. The note matures on January 1, 2022, at which time there is a balloon payment of remaining principal and interest due, and is secured by the property as well as guaranteed by a shareholder of the Company.	152,136

Mortgage note with a bank. The note bears interest at a rate of 12.00% and provides for monthly interest only payments. The note matures on September 1, 2021, at which time there is a balloon payment of remaining principal and interest due, and is guaranteed by a shareholder of the Company.	126,000

Mortgage note with a bank. The note bears interest at a rate of 12.00% and provides for monthly interest only payments. The note matures on September 1, 2021, at which time there is a balloon payment of remaining principal and interest due, and is guaranteed by a shareholder of the Company.	98,000
1,028,847
Less: deferred financing costs, net	(20,853)

Total long-term debt, net	$1,007,994

Maturities of long-term debt as of April 30, 2021 are as follows:

2022	$704,110
2023	324,737
Less: unamortized loan costs	(20,853)

Total long-term debt, net	$1,007,994

NOTE 7: Shareholders’ Equity

Common Stock

The Company is authorized to issue up to 50,000,000 shares of Common Stock, par value $0.001 per share. As of April 30, 2021, there were 40,000,000 shares of Common Stock issued and outstanding.

NOTE 8: Related Party Transactions

ReAlpha AMI has a Master Service Agreement with ReAlpha Tech Corp. for their patented technologies and platforms and will pay ReAlpha Tech Corp. a management fee of 20% of rental income.

ReAlpha AMI has a receivable from ReAlpha Tech Corp. for services rendered totaling $4,718 as of April 30, 2021. The receivable does not accrue interest. The Company anticipates collecting this amount in the following 12 months.

NOTE 9: Risks and Uncertainties

In March 2020, the World Health Organization declared the global novel coronavirus disease (COVID-19) outbreak a pandemic. As of the date the consolidated financial statements were available to be issued, the Company’s operations have not been significantly impacted by the COVID-19 outbreak. However, the Company cannot reasonably estimate at this time the specific extent, duration, or full impact that the COVID-19 pandemic will have on its financial condition and operations.

NOTE 10: Subsequent Events

Management has evaluated subsequent events through the date of the Independent Auditor’s Report, the date on which the financial statements were available to be issued.

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditors Report dated May 4, 2021 relating to consolidated financial statements of ReAlpha Asset Management, Inc. and Subsidiaries, which comprise the consolidated balance sheet as of April 30, 2021 and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the period from April 22, 2021 (inception date) to April 30 30, 2021, and the related notes to the consolidated financial statements. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We further consent to the reference to us under the caption “Experts” in the Offering Circular.

/S/ GBQ Partners LLC

Columbus, Ohio
May 7, 2021

Exhibit 1: Master Service Agreement between ReAlpha Tech Corp and ReAlpha Asset Management Inc.

MASTER SERVICES AGREEMENT

ReAlpha Asset Management, Inc. with offices located at 6515 Longshore Loop Suite 100 Dublin, OH 43017 (“AMI”) and ReAlpha Tech Corp. with its principal offices located at 6515 Longshore Loop Suite 100 Dublin, OH 43017 (“Manager”) (each a “Party” or in the aggregate “Parties”) hereby enter into this Master Services Agreement (“MSA”) effective 04/28/2021 (“Effective Date”).

NOW, THEREFORE, Manager and AMI, for good and valuable mutual consideration, hereby agree as follows:

1. Structure of the Agreement. Manager or its designated affiliate shall provide the services (“Services”) specified in service schedules (“Schedules”) to, and its subsidiaries as may exist from time to time, referencing this MSA and executed by the Parties. Each Schedule may have attached one or more statements of work (“SOWs”) and exhibits. Each such Schedule, SOW, and exhibit is an “Incorporated Document.” This MSA and the Incorporated Documents are collectively referred to herein as the “Agreement.” In the event of a conflict between the terms of this MSA and the terms of any Incorporated Document, the terms ~~of~~ this MSA shall control; provided however, the Parties may expressly or specifically authorize in writing that a particular term or terms of an Incorporated Document shall control over a particular term of this MSA and then only to the extent provided in such Incorporated Document. Any Manager subsidiary may issue a Schedule, and such issuance will be deemed to be that subsidiary’s agreement to be bound by this Agreement. Unless the Manager otherwise agrees in writing, AMI shall guarantee payment of all Services for any Schedules under this Agreement.

2. Term and Termination.

2.1 Term. The term of this MSA begins on the Effective Date and continues until the earlier of: (a) the expiration or termination of all Incorporated Documents in accordance with their terms, or (b) the termination of this MSA in accordance with its terms, in which case all Incorporated Documents will also terminate, subject to their respective termination provisions.

2.2 Termination. This MSA or any Schedule or SOW may be terminated by either Party: (a) without cause upon one hundred eighty (180) days prior written notice; (b) with cause upon the commission of a material breach of this Agreement which is not cured within sixty (60) days after the breaching Party receives notice (except for default in payment which is addressed below); or (c) if the other Party becomes insolvent or bankrupt. The Manager may also, at its option, terminate this MSA or any Schedule or SOW or suspend the Services or any part thereof upon any failure of AMI to pay when due any amounts due hereunder, which failure remains uncured for a period of thirty (30) days after written notice of intent to terminate or suspend such services or agreements.

3. Fees, Charges and Expenses.

3.1 Fees, Charges and Expenses. AMI shall pay to the Manager all fees, charges and expenses (“Fees”) as specified in this Agreement with no right of set-off for any claim filed against the Manager. Manager shall invoice AMI in accordance with the terms set forth in the applicable Schedule or SOW. If AMI in good faith disputes an amount set forth on an invoice, AMI shall pay the undisputed amount and shall promptly notify the Manager of such dispute and work in good faith with the Manager to promptly resolve the disputed amount. All Fees will be billed and paid in U. S. dollars, unless otherwise provided in a Schedule. Except as otherwise set forth in an Incorporated Document, the Fees set forth therein may be adjusted at any time by the mutual written agreement of the Parties.

3.2 Surcharges. AMI shall pay all fuel, security or other surcharges (“Surcharges”) that may be imposed on the Manager by law or by governmental agencies. AMI also agrees to pay Surcharges imposed on the Manager by its providers, including its affiliates, provided that the Manager uses commercially reasonable efforts to minimize Surcharges and the Manager generally applies the Surcharges across its base.

3.3 Late Payments. If AMI fails to make a payment of the Fees when due, AMI shall pay to the Manager a late payment charge which shall be equal to 5% of the unpaid amount of such Fees. Such late payment fee shall be charged for any month where AMI fails to make a payment of the Fees when due.

3.4 Taxes. AMI agrees to pay, indemnify and hold the Manager and its affiliates harmless from and against all sales, use, personal property, gross receipts, excise, franchise and business taxes (including any penalties, fines or interest thereon), except for taxes on revenue earned by the Manager, imposed by any federal, state or local government or taxing authority with respect to the Services performed by the Manager under this Agreement.

4. Indemnification.

4.1 General Indemnification. Each Party (“Indemnitor”) shall indemnify, defend and hold harmless the other Party and any affiliated and controlling entities of such Party, and the directors, employees, officers, agents, subcontractors, licensors and suppliers of each of them (in each case “Indemnitee”) from and against all third party liabilities, claims, suits, demands, actions, fines, damages, losses, costs and expenses (including reasonable attorneys’ fees) (“Claims”) for injury to or death of any person or damage to or loss of improvements to real property or tangible personal property to the extent caused by or resulting from such Party’s negligent acts or omissions or willful misconduct, except to the extent caused by the Indemnitee.

4.2 Third Party Claims. AMI shall indemnify, defend and hold harmless the Manager and its Indemnitees from and against any third-party Claim (including any Claim brought by Manager’s employees) arising out of or in connection with the design, manufacture, packaging, marketing, use or sale of the Goods or Services or Manager’s instructions regarding such Goods or Services.

4.3 Indemnification Procedures. With respect to a Claim for which indemnification is sought under this Section 4, the Indemnitee shall provide Indemnitor with a) prompt written notice, b) tender of the defense or settlement, and c) full cooperation in the defense. Failure to give prompt written notice of a Claim shall not affect the Indemnitee’s right to indemnification unless the failure materially and adversely affects the rights, remedies or liability of the Indemnitor. If the Indemnitor fails to honor a timely request for indemnification and has a binding legal obligation to do so, the Indemnitee shall be entitled to all costs (including reasonable attorneys’ fees) incurred in the enforcement of its indemnification rights. The Indemnitor shall not make a compromise or settlement of a Claim without the Indemnitee’s consent unless all of the following apply: (i) there is no finding or admission of any violation of law or any violation of any person’s rights by Indemnitee, (ii) there is no effect on any other Claim by or against Indemnitee, (iii) the sole relief is monetary damages that are paid by the Indemnitor, and (iv) the compromise or settlement contains an unconditional requirement to provide by the claimant or the plaintiff to the Indemnitee a release from all liability in respect of such Claim. The Indemnitee shall have no liability for any compromise or settlement made without its consent.

5. Title to Goods. Unless otherwise specified in a Schedule, title to Goods shall remain with AMI. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to waive or otherwise limit any lien rights that AMI may have under applicable law with respect to the Goods.

6. Limitation of Liability.

The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by AMI in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Manager in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

7. Exclusions. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY PURELY ECONOMIC LOSSES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, USE, INCOME, BUSINESS OPPORTUNITIES, COSTS OF ALTERNATIVE MEANS OF TRANSPORT, MERCHANTABILITY, OR MANAGER’s GOODWILL, OR FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL OR INDIRECT DAMAGES, IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER WHETHER PLED UNDER TORT, CONTRACT OR ANY OTHER LEGAL THEORY. AMI SHALL HAVE NO LIABILITY TO MANAGER IN CONNECTION WITH THIS AGREEMENT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT TOGETHER WITH ALL EXHIBITS, SCHEDULES AND SOW’S. THIS EXCLUSION APPLIES TO DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO, PERSONAL INJURY AND PROPERTY DAMAGE, WHETHER OR NOT RELATED TO THE GOODS BEING TRANSPORTED.

8. Confidentiality. As used herein, the term “Confidential Information” shall mean confidential information relating to the business, technology, operations and financial condition of a Party. For AMI from the date of disclosure by a Party of any of its Confidential Information, and in the case of Confidential Information that constitutes a trade secret under applicable law for so long as such Confidential Information remains a trade secret, the Party receiving such Confidential Information will not disclose such Confidential Information except as permitted herein and shall exercise the same degree of care to avoid disclosure of such Confidential Information as it employs with respect to its own Confidential Information, but not less than reasonable care.

9. Force Majeure. If and to the extent that either Party may be precluded or delayed from performance hereunder by (a) acts of war, acts of public enemies, terrorist attacks, insurrections, riots, sabotage, earthquakes, floods, acts of God, embargoes, authority of laws, labor disputes (including strikes, lockouts job actions, or boycotts) or (b) fires, air conditions, explosives, failure of electrical power, heat, light, air conditioning or communications equipment (provided that the events described in clause (b) are not due to such Party’s fault or negligence of the Party claiming relief under this Section 9) or (c) other events beyond its control (each a “Force Majeure Event”), such performance shall be excused to the extent and for the time necessitated by such Force Majeure Event. This provision shall not apply to monetary amounts owed by either Party to the other. The Manager is not liable for any loss or damage to Goods caused by a Force Majeure Event, and AMI shall have the risk of loss for such loss or damage and the responsibility to insure against the same.

10. Insurance. Each Party shall maintain commercial general liability insurance including premises or operations, broad form property damage, independent contractors, and contractual liability covering its obligations hereunder for bodily injury and property damage, with a combined single limit of not less than $1,000,000 each occurrence. In addition, AMI shall maintain workers’ compensation insurance in statutory amounts covering AMI and its employees, and employer’s liability insurance, and Manager shall maintain, during the term of this Agreement and for 12 months after the termination or expiration of the Agreement, product liability insurance in an amount not less than $1,000,000 on a per occurrence basis. All insurance required herein shall be carried with insurance companies licensed to do business in the state(s) where operations are maintained. All policies shall provide that such coverage under these policies shall not be canceled or materially changed without at least 30 days prior written notice to the other Party.

11. Independent Contractor. The Manager is an independent contractor under this Agreement. Each Party shall comply with all payroll tax withholdings, social security, unemployment and related employer obligations applicable to it. Except as set forth in a duly authorized Power of Attorney, neither Party shall hold itself out as an agent of or in a joint venture with the other Party, and neither Party shall have authority to act on behalf of the other Party.

12. Subcontractors. The Manager may subcontract all or portions of the Services to its parent, affiliates or third-party service providers. Each party may disclose to its parent, or affiliates or third-party service providers any Confidential Information but only to the extent necessary to perform the Services and as permitted by the Privacy Policy in effect at the time of performance.

13. Dispute Resolution Process. The Parties agree to utilize the dispute resolution process to resolve any disputes, claim or question between them with respect to this Agreement (“Dispute”) as expeditiously as possible. The Parties shall keep confidential, and shall not disclose to any person except as may be required by law, all aspects of the Dispute and the Dispute resolution process. One Party shall give written notice to the other Party of the Dispute and request commencement of the Dispute resolution process. Then, the project managers from each Party shall meet within 30 days to negotiate and use commercially reasonable efforts to promptly reach a resolution of the Dispute. If the Dispute is not resolved by the project managers within such a 90days period, either Party may give notice to the other Party that the Dispute must be escalated to the senior officers of each Party, who will meet within 15 days to negotiate and use commercially reasonable efforts to resolve the Dispute. In the event the senior officers are unable to resolve the Dispute within 30 days unless the Parties mutually agree to extend their discussions either Party shall be free to pursue any remedies that may be available at law or in equity.

14. Warranties. ANY WARRANTIES OF THE PARTIES EXPRESSLY SET FORTH IN THIS AGREEMENT ARE THE SOLE WARRANTIES MADE BY THE PARTIES AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, OF TITLE OR NONINFRINGEMENT, OF FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE. IN ANY JURISDICTION WHICH DOES NOT ALLOW THE EXCLUSION OR LIMITATION OF IMPLIED WARRANTIES, ANY IMPLIED WARRANTIES, TO THE MAXIMUM EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, SHALL BE LIMITED TO THE TERM OF THIS AGREEMENT. EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THE APPLICABLE SCHEDULE, MANAGER’S SOLE REMEDY FOR BREACH OF ANY SUCH WARRANTY SHALL BE LIMITED TO THE REPERFORMANCE OF THE SERVICE AT ISSUE.

15. General Provisions.

15.1 Assignment; Third Party Beneficiaries. The rights and obligations under this Agreement may not be transferred or assigned to a third party by either Party without the prior written consent of the other Party; provided however, either party may transfer or assign all or part of its rights and/or obligations of this Agreement to one or more of its parent or affiliates. Under no circumstances may AMI resell any of the Services to any third party without the express written consent of the Manager. There are no third-party beneficiaries under this Agreement, except that the Manager’s affiliates that perform Services are third-party beneficiaries of the Manager’s rights, remedies and benefits under this Agreement.

15.2 Amendments; Waiver; Severability. This Agreement can only be modified or amended by a written instrument signed by the Parties. A waiver of any right by either Party will not constitute a waiver of such right on any subsequent occasion. Acceptance of the amounts (or lesser amounts) payable under this Agreement shall not be deemed a waiver of any default. If any provision of this Agreement is determined to be invalid, such invalidity will not affect the validity of the remaining portions of this Agreement.

15.3 Survival. The rights and obligations of this Agreement which by their nature are intended to survive expiration or termination shall so survive, including but not limited to: Sections 3, 4, 5, 6, 7, 8, 13, 14, and 15.

15.4 Controlling Law. This Agreement shall be governed by the laws of the Delaware without regard to conflicts of law’s provisions.

15.5 No Use of Trademarks. Neither Party shall use the other Party’s or its affiliates’ name, logo, trademarks, service marks or trade names without the other Party’s prior written consent.

15.6 Non-Solicitation of Personnel. During the term of this Agreement and for 12 months after its expiration or termination, neither Party shall actively solicit the employment of any employee of the other Party, which employee was engaged in the performance of this Agreement. Notwithstanding the foregoing, neither Party shall be precluded from conducting general recruiting activities, such as participating in job fairs or publishing advertisements for general circulation.

15.7 Intellectual Property Rights. Manager and AMI acknowledge that the other has certain intellectual property rights that may be revealed or provided to the other Party in accordance with this Agreement. Each Party acknowledges that this Agreement does not grant any right or title of ownership in their respective intellectual property rights to the other unless specifically provided in this Agreement. Any intellectual property shall remain the originator’s property unless otherwise provided herein.

15.8 No Breach of Other Agreements. Manager and AMI each respectively represent and warrant that its execution of this Agreement does not violate any applicable law or breach any other agreement to which it is a Party or is otherwise bound.

15.9 Notice. Any notice required or permitted to be given shall, except where specifically provided otherwise, be given in writing to the person and at the address listed below by personal delivery, or certified mail, return receipt requested. The date of notice shall be as follows: the date upon which such notice is so personally delivered; if by certified mail, the date of receipt at the designated address; or if by certified mail, the date of delivery.

15.10 Record Retention. AMI shall retain all applicable books and records for 12 months subsequent to the expiration or termination of this Agreement or such longer period as may be required by any applicable regulatory requirements.

15.11 Entire Agreement. This Agreement sets forth the full and complete understanding of the Parties with respect to the matters herein and supersedes any and all agreements and representations between the Parties made or dated prior to the Effective Date, including any agreements regarding confidentiality.

15.12 Counterparts. This MSA may be executed in several counterparts, each of which shall be considered an original but all of which taken together shall constitute but one and the same agreement. The Parties acknowledge and agree that signatures sent by facsimile shall be deemed and accepted by the Parties as originals.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representative as of the Effective Date.

Manager		AMI

Name:	Giri Devanur	Name:	Mike Logozzo
Title:	Chief Executive Officer	Title:	Chief Financial Officer

SUBSCRIPTION AGREEMENT

This subscription agreement (this “Subscription Agreement” or the “Agreement”) is entered into by and between ReAlpha Asset Management Inc., a Delaware corporation (hereinafter the “Company”) and the undersigned (hereinafter the “Investor”) as of the date set forth on the signature page hereto. Any term used but not defined herein shall have the meaning set forth in the Offering Circular (as defined below).

RECITALS

WHEREAS, the Company desires to offer shares of its common stock, par value $0.001 per share (the “Common Stock”) on a “best efforts” basis pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Tier 2 Offering (the “Offering”), at a purchase price of $10.00 per share (the “Per Share Purchase Price”), for total gross proceeds of up to $75,000,000 (the “Maximum Offering”); and

WHEREAS, the Investor desires to acquire that number of shares of Common Stock (the “Shares”) as set forth on the signature page hereto at the purchase price set forth herein; and

WHEREAS, the Offering will terminate on the first to occur of: (i) one year from the date of the Offering Circular as filed with the US Securities and Exchange Commission; or (ii) the date on which the Maximum Offering is sold (in either case, the “Termination Date”).

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

1. Subscription.

(a) The Investor hereby irrevocably subscribes for and agrees to purchase the number of Shares set forth on the signature page hereto at the Per Share Purchase Price, upon the terms and conditions set forth herein. The aggregate purchase price for the Shares with respect to each Investor (the “Purchase Price”) is payable in the manner provided in Section 2(a) below.

(b) Investor understands that the Shares are being offered pursuant to the Form 1-A Regulation A Offering Circular dated May 6, 2021 and its exhibits as filed with and qualified by the Securities and Exchange Commission (the “SEC”) on ________________, 2021 (collectively, the “Offering Circular”). The Company will accept tenders of funds to purchase the Shares. The Company will close on investments on a “rolling basis,” pursuant to the terms of the Offering Circular. As a result, not all investors will receive their Shares on the same date.

(c) This subscription may be accepted or rejected in whole or in part, for any reason or for no reason, at any time prior to the Termination Date, by the Company at its sole and absolute discretion. In addition, the Company, at its sole and absolute discretion, may allocate to Investor only a portion of the number of the Shares that Investor has subscribed for hereunder. The Company will notify Investor whether this subscription is accepted (whether in whole or in part) or rejected. If Investor’s subscription is rejected, Investor’s payment (or portion thereof if partially rejected) will be returned to Investor without interest and all of Investor’s obligations hereunder shall terminate. In the event of rejection of this subscription in its entirety, or in the event the sale of the Shares (or any portion thereof) to an Investor is not consummated for any reason, this Subscription Agreement shall have no force or effect, except for Section 5 hereof, which shall remain in full force and effect.

(d) The terms of this Subscription Agreement shall be binding upon Investor and its permitted transferees, heirs, successors and assigns (collectively, the “Transferees”); provided, however, that for any such transfer to be deemed effective, the Transferee shall have executed and delivered to the Company in advance an instrument in form acceptable to the Company in its sole discretion, pursuant to which the proposed Transferee shall acknowledge and agree to be bound by the representations and warranties of Investor and the terms of this Subscription Agreement. No transfer of this Agreement may be made without the consent of the Company, which may be withheld in its sole and absolute discretion.

2. Payment and Purchase Procedure. The Purchase Price shall be paid simultaneously with Investor’s subscription. Investor shall deliver payment for the aggregate purchase price of the Shares by check, credit card, ACH deposit or by wire transfer to an account designated by the Company in Section 8 below. The Investor acknowledges that, in order to subscribe for Shares, he must fully comply with the purchase procedure requirements set forth in Section 8 below.

3. Representations and Warranties of the Company. The Company represents and warrants to Investor that the following representations and warranties are true and complete in all material respects as of the date of each Closing: (a) the Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own and operate its properties and assets, to execute and deliver this Subscription Agreement, the Shares and any other agreements or instruments required hereunder. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business; (b) The issuance, sale and delivery of the Shares in accordance with this Subscription Agreement have been duly authorized by all necessary corporate action on the part of the Company. The Shares, when issued, sold and delivered against payment therefor in accordance with the provisions of this Subscription Agreement, will be duly and validly issued, fully paid and non-assessable; (c) the acceptance by the Company of this Subscription Agreement and the consummation of the transactions contemplated hereby are within the Company’s powers and have been duly authorized by all necessary corporate action on the part of the Company. Upon the Company’s acceptance of this Subscription Agreement, this Subscription Agreement shall constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (iii) with respect to provisions relating to indemnification and contribution, as limited by the Company’s certificate of incorporation, bylaws and the Delaware General Corporation Law.

4. Representations and Warranties of Investor. By subscribing to the Offering, Investor (and, if Investor is purchasing the Shares subscribed for hereby in a fiduciary capacity, the person or persons for whom Investor is so purchasing) represents and warrants, which representations and warranties are true and complete in all material respects, as of the date of each Closing:

(a) Requisite Power and Authority. Investor has all necessary power and authority under all applicable provisions of law to subscribe to the Offering, to execute and deliver this Subscription Agreement and to carry out the provisions thereof. All actions on Investor’s part required for the lawful subscription to the Offering have been or will be effectively taken prior to the Closing. Upon subscribing to the Offering, this Subscription Agreement will be a valid and binding obligation of Investor, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) as limited by general principles of equity that restrict the availability of equitable remedies.

(b) Company Offering Circular. Investor acknowledges the public availability of the Company’s Offering Circular which can be viewed on the SEC Edgar Database, under the CIK number 0001859199. This Offering Circular is made available in the Company’s qualified Offering statement on SEC Form 1-A, as amended, and was qualified by the SEC on ________ _____, 2021. In the Company’s Offering Circular, it makes clear the terms and conditions of the Offering of Shares and the risks associated therewith are described. Investor has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. Investor has also had the opportunity to ask questions of and receive answers from the Company and its management regarding the terms and conditions of this investment. Investor acknowledges that except as set forth herein, no representations or warranties have been made to Investor, or to Investor’s advisors or representative, by the Company or others with respect to the business or prospects of the Company or its financial condition.

(c) Investment Experience; Investor Determination of Suitability. Investor has sufficient experience in financial and business matters to be capable of utilizing such information to evaluate the merits and risks of Investor’s investment in the Shares, and to make an informed decision relating thereto. Alternatively, the Investor has utilized the services of a purchaser representative and together they have sufficient experience in financial and business matters that they are capable of utilizing such information to evaluate the merits and risks of Investor’s investment in the Shares, and to make an informed decision relating thereto. Investor has evaluated the risks of an investment in the Shares, including those described in the section of the Offering Circular entitled “Risk Factors,” and has determined that the investment is suitable for Investor. Investor has adequate financial resources for an investment of this character. Investor could bear a complete loss of Investor’s investment in the Company.

(d) No Registration. Investor understands that the Shares are not being registered under the Securities Act on the ground that the issuance is exempt under Regulation A of Section 3(b) of the Securities Act, and that reliance on such exemption is predicated in part on the truth and accuracy of Investor’s representations and warranties, and those of the other purchasers of the Shares, in the Offering. Investor further understands that, at present, the Company is Offering the Shares solely by members of its management. However, the Company reserves the right to engage the services of a broker/dealer who is registered with the Financial Industry Regulatory Authority (“FINRA”). Accordingly, until such FINRA registered broker/dealer has been engaged as a placement or selling agent, the Shares may not be “covered securities” under the National Securities Market Improvement Act of 1996, and the Company may be required to register or qualify the Shares under the securities laws of those states in which the Company intends to offer the Shares. In the event that Shares are so registered or qualified, the Company will notify the Investor and all prospective purchasers of the Shares as to those states in which the Company is permitted to offer and sell the Shares. In the event that the Company engages a FINRA registered broker/dealer as placement or selling agent, and FINRA approves the compensation of such broker/dealer, then the Shares will no longer be required to be registered under state securities laws on the basis that the issuance thereof is exempt as an offer and sale not involving a registrable public Offering in such state, as the Shares will be “covered securities” under the National Securities Market Improvement Act of 1996. The Investor covenants not to sell, transfer or otherwise dispose of any Shares unless such Shares have been registered under the applicable state securities laws in which the Shares are sold, or unless exemptions from such registration requirements are otherwise available.

(e) Illiquidity and Continued Economic Risk. Investor acknowledges and agrees that there is no ready public market for the Shares and that there is no guarantee that a market for their resale will ever exist. The Company has no obligation to list any of the Shares on any market or take any steps (including registration under the Securities Act or the Securities Exchange Act of 1934, as amended) with respect to facilitating trading or resale of the Shares. Investor must bear the economic risk of this investment indefinitely and Investor acknowledges that Investor is able to bear the economic risk of losing Investor’s entire investment in the Shares.

(f) Accredited Investor Status or Investment Limits. Investor represents that either:

(i)	that Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Shares Act; or

(ii)	that the Purchase Price, together with any other amounts previously used to purchase Shares in this Offering, does not exceed Ten Percent (10%) of the greater of Investor’s annual income or net worth (or in the case where Investor is a non-natural person, their revenue or net assets for such Investor’s most recently completed fiscal year end).

Investor represents that to the extent it has any questions with respect to its status as an accredited investor, or the application of the investment limits, it has sought professional advice.

(g) Stockholder Information. Within five (5) days after receipt of a request from the Company, Investor hereby agrees to provide such information with respect to its status as a stockholder (or potential stockholder) and to execute and deliver such documents as may reasonably be necessary to comply with any and all laws and regulations to which the Company is or may become subject, including, without limitation, the need to determine the accredited investor status of the Company’s stockholders. Investor further agrees that in the event it transfers any Shares, it will require the transferee of such Shares to agree to provide such information to the Company as a condition of such transfer.

(h) Valuation; Arbitrary Determination of Per Share Purchase Price by the Company. Investor acknowledges that the Per Share Purchase Price of the Shares to be sold in this Offering was set by the Company on the basis of the Company’s internal valuation and no warranties are made as to value. Investor further acknowledges that future Offerings of securities of the Company may be made at lower valuations, with the result that Investor’s investment will bear a lower valuation.

(i) Domicile. Investor maintains Investor’s domicile (and is not a transient or temporary resident) at the address provided with Investor’s subscription.

(j) Foreign Investors. If Investor is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), Investor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Subscription Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. Investor’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of Investor’s jurisdiction.

(k) Fiduciary Capacity. If Investor is purchasing the Shares in a fiduciary capacity for another person or entity, including without limitation a corporation, partnership, trust or any other entity, the Investor has been duly authorized and empowered to execute this Agreement and all other subscription documents. Upon request of the Company, Investor will provide true, complete and current copies of all relevant documents creating the Investor, authorizing its investment in the Company and/or evidencing the satisfaction of the foregoing.

5. Indemnity. The representations, warranties and covenants made by Investor herein shall survive the closing of this Subscription Agreement. Investor agrees to indemnify and hold harmless the Company and its respective officers, directors and affiliates, and each other person, if any, who controls the Company within the meaning of Section 15 of the Securities Act against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all reasonable attorneys’ fees, including attorneys’ fees on appeal) and expenses reasonably incurred in investigating, preparing or defending against any false representation or warranty or breach of failure by Investor to comply with any covenant or agreement made by Investor herein or in any other document furnished by Investor to any of the foregoing in connection with this transaction.

6. Governing Law; Jurisdiction; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of the Offering Circular, including, without limitation, this Subscription Agreement, shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Subscription Agreement and any documents included within the Offering Circular (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in New Castle County, Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New Castle County, Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the documents included within the Offering Circular), and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Subscription Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party hereto shall commence an action or proceeding to enforce any provisions of the documents included within the Offering Circular, then the prevailing party in such action or proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. Notwithstanding the forgoing, this choice of forum provision does not preclude or contract the scope of exclusive federal or concurrent jurisdiction for any actions brought under the Securities Act or the Exchange Act and does not apply to claims arising under the federal securities laws. Accordingly, our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and you cannot waive our compliance with these laws, rules, and regulations. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY. This Waiver of Jury Trial does not waive compliance with federal securities laws and the rules and regulations promulgated thereunder. Accordingly, this Jury Trial Waiver provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and you cannot waive our compliance with these laws, rules, and regulations.

7. Notices. Notice, requests, demands and other communications relating to this Subscription Agreement and the transactions contemplated herein shall be in writing and shall be deemed to have been duly given if and when (a) delivered personally, on the date of such delivery; or (b) mailed by registered or certified mail, postage prepaid, return receipt requested, in the third day after the posting thereof; or (c) emailed on the date of such delivery to the address of the respective parties as follows, if to the Company, to ReAlpha Asset Management Inc., 6515 Longshore Loop, Suite 100, Dublin, Ohio, 43017, Attention: Giri Devanur, Chief Executive Officer. If to Investor, at Investor’s address supplied in connection with this subscription, or to such other address as may be specified by written notice from time to time by the party entitled to receive such notice. Any notices, requests, demands or other communications by email shall be confirmed by letter given in accordance with (a) or (b) above.

8. Purchase Procedure. The Investor acknowledges that, in order to subscribe for Shares, he must, and he does hereby, deliver to the Company: (a) a fully completed and executed counterpart of the Signature Page attached to this Subscription Agreement; and (b) payment for the aggregate Purchase Price in the amount set forth on the Signature Page attached to this Agreement. Payment may be made by either check, wire, credit card or ACH deposits.

Please send checks to the Company.

ReAlpha Asset Management Inc.

6515 Longshore Loop, Suite 100,

Dublin, Ohio, 43017

Wire instructions:

Name and Address of Bank:

ABA #

Account#

For the benefit of: ReAlpha Asset Management Inc.

9. Miscellaneous. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons or entity or entities may require. Other than as set forth herein, this Subscription Agreement is not transferable or assignable by Investor. The representations, warranties and agreements contained herein shall be deemed to be made by and be binding upon Investor and its heirs, executors, administrators and successors and shall inure to the benefit of the Company and its successors and assigns. None of the provisions of this Subscription Agreement may be waived, changed or terminated orally or otherwise, except as specifically set forth herein or except by a writing signed by the Company and Investor. In the event any part of this Subscription Agreement is found to be void or unenforceable, the remaining provisions are intended to be separable and binding with the same effect as if the void or unenforceable part were never the subject of agreement. The invalidity, illegality or unenforceability of one or more of the provisions of this Subscription Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Subscription Agreement in such jurisdiction or the validity, legality or enforceability of this Subscription Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law. This Subscription Agreement supersedes all prior discussions and agreements between the parties, if any, with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof. The terms and provisions of this Subscription Agreement are intended solely for the benefit of each party hereto and their respective successors and assigns, and it is not the intention of the parties to confer, and no provision hereof shall confer, third-party beneficiary rights upon any other person. The headings used in this Subscription Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. In the event that either party hereto shall commence any suit, action or other proceeding to interpret this Subscription Agreement, or determine to enforce any right or obligation created hereby, then such party, if it prevails in such action, shall recover its reasonable costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any. All notices and communications to be given or otherwise made to Investor shall be deemed to be sufficient if sent by e-mail to such address provided by Investor on the signature page of this Subscription Agreement. Unless otherwise specified in this Subscription Agreement, Investor shall send all notices or other communications required to be given hereunder to the Company by email to info@realpha.com followed by a copy via FedEx or other national overnight courier service. Any such notice or communication shall be deemed to have been delivered and received on the first business day following that on which the e-mail has been sent (assuming that there is no error in delivery). As used in this Section 9, the term “business day” shall mean any day other than a day on which banking institutions in the State of Ohio are legally closed for business. This Subscription Agreement may be executed in one or more counterparts. No failure or delay by any party in exercising any right, power or privilege under this Subscription Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

10. Consent to Electronic Delivery of Notices, Disclosures and Forms. Investor understands that, to the fullest extent permitted by law, any notices, disclosures, forms, privacy statements, reports or other communications (collectively, “Communications”) regarding the Company, the Investor’s investment in the Company and the shares of Common Stock (including annual and other updates and tax documents) may be delivered by electronic means, such as by e-mail. Investor hereby consents to electronic delivery as described in the preceding sentence. In so consenting, Investor acknowledges that e-mail messages are not secure and may contain computer viruses or other defects, may not be accurately replicated on other systems or may be intercepted, deleted or interfered with, with or without the knowledge of the sender or the intended recipient. The Investor also acknowledges that an e-mail from the Company may be accessed by recipients other than the Investor and may be interfered with, may contain computer viruses or other defects and may not be successfully replicated on other systems. Neither the Company, nor any of its respective officers, directors and affiliates, and each other person, if any, who controls the Company within the meaning of Section 15 of the Securities Act (collectively, the “Company Parties”), gives any warranties in relation to these matters. Investor further understands and agrees to each of the following: (a) other than with respect to tax documents in the case of an election to receive paper versions, none of the Company Parties will be under any obligation to provide Investor with paper versions of any Communications; (b) electronic Communications may be provided to Investor via e-mail or a website of a Company Party upon written notice of such website’s internet address to such Investor. In order to view and retain the Communications, the Investor’s computer hardware and software must, at a minimum, be capable of accessing the Internet, with connectivity to an internet service provider or any other capable communications medium, and with software capable of viewing and printing a portable document format (“PDF”) file created by Adobe Acrobat. Further, the Investor must have a personal e-mail address capable of sending and receiving e-mail messages to and from the Company Parties. To print the documents, the Investor will need access to a printer compatible with his or her hardware and the required software; (c) if these software or hardware requirements change in the future, a Company Party will notify the Investor through written notification. To facilitate these services, the Investor must provide the Company with his or her current e-mail address and update that information as necessary. Unless otherwise required by law, the Investor will be deemed to have received any electronic Communications that are sent to the most current e-mail address that the Investor has provided to the Company in writing; (d) none of the Company Parties will assume liability for non-receipt of notification of the availability of electronic Communications in the event the Investor’s e-mail address on file is invalid; the Investor’s e-mail or Internet service provider filters the notification as “spam” or “junk mail”; there is a malfunction in the Investor’s computer, browser, internet service or software; or for other reasons beyond the control of the Company Parties; and (e) solely with respect to the provision of tax documents by a Company Party, the Investor agrees to each of the following: (i) if the Investor does not consent to receive tax documents electronically, a paper copy will be provided, and (ii) the Investor’s consent to receive tax documents electronically continues for every tax year of the Company until the Investor withdraws its consent by notifying the Company in writing.

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INVESTOR CERTIFIES THAT HE HAS READ THIS ENTIRE SUBSCRIPTION AGREEMENT AND THAT EVERY STATEMENT MADE BY THE INVESTOR HEREIN IS TRUE AND COMPLETE.

THE COMPANY MAY NOT BE OFFERING THE SECURITIES IN EVERY STATE. THE OFFERING MATERIALS DO NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OR JURISDICTION IN WHICH THE SECURITIES ARE NOT BEING OFFERED. THE INFORMATION PRESENTED IN THE OFFERING MATERIALS WAS PREPARED BY THE COMPANY SOLELY FOR THE USE BY PROSPECTIVE INVESTORS IN CONNECTION WITH THIS OFFERING. NO REPRESENTATIONS OR WARRANTIES ARE MADE AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN ANY OFFERING MATERIALS, AND NOTHING CONTAINED IN THE OFFERING MATERIALS IS OR SHOULD BE RELIED UPON AS A PROMISE OR REPRESENTATION AS TO THE FUTURE PERFORMANCE OF THE COMPANY.

THE COMPANY RESERVES THE RIGHT IN ITS SOLE DISCRETION AND FOR ANY REASON WHATSOEVER TO MODIFY, AMEND AND/OR WITHDRAW ALL OR A PORTION OF THE OFFERING AND/OR ACCEPT OR REJECT, IN WHOLE OR IN PART, FOR ANY REASON OR FOR NO REASON, ANY PROSPECTIVE INVESTMENT IN THE SECURITIES OR TO ALLOT TO ANY PROSPECTIVE INVESTOR LESS THAN THE DOLLAR AMOUNT OF SECURITIES SUCH INVESTOR DESIRES TO PURCHASE. EXCEPT AS OTHERWISE INDICATED, THE OFFERING MATERIALS SPEAK AS OF THEIR DATE. NEITHER THE DELIVERY NOR THE PURCHASE OF THE SECURITIES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THAT DATE.

IN WITNESS WHEREOF, this Subscription Agreement is executed as of the ______ day of _________, 2021.

Number of Shares Subscribed For:

Total Purchase Price:	$

Signature of Investor:

Name of Investor:

Address of Investor:

Electronic Mail Address:

Investor’s SS# or Tax ID#:

ACCEPTED BY: ReAlpha Asset Management Inc.

Signature of Authorized Signatory: __________________________________

Name of Authorized Signatory: ___________________________, CEO

Date of Acceptance: _________________, 2021.

4821-2528-7400, v. 2

[Signature Page to Subscription Agreement]